   As filed with the Securities and Exchange Commission on September 29, 1998

                           Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                 PNC BANK CORP.
               (Exact name of registrant as specified in charter)

Pennsylvania                                6712                                   25-1435979
(State or other                     (Primary Standard                           (I.R.S. Employer
jurisdiction of                 Industrial Classification                       Identification No.)
incorporation or                         Code Number)
organization)

                                  One PNC Plaza
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2707
                                 (412) 762-1553
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                           Walter E. Gregg, Jr., Esq.
                         Senior Executive Vice President
                                 PNC Bank Corp.
                                  One PNC Plaza
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2707
                                 (412) 762-2281
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

Steven L. Kaplan, Esq.                         Floyd I. Wittlin, Esq.
Arnold & Porter                                Richards & O'Neil, LLP
555 12th Street, N.W.                                885 Third Avenue
Washington, D.C. 20004-1206                  New York, New York 10022
(202) 942-5998                                         (212) 207-1766

                             ----------------------


            Approximate date of commencement of proposed sale to the
               public: As soon as practicable after the effective
                       date of the Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
                                                       Proposed           Proposed
Title of each                                          maximum            maximum                   Amount
class of securities            Amount to be            offering           aggregate                 of regis-
to be registered               registered              price per          offering                  tration
                                                       unit               price                     fee
--------------------------------------------------------------------------------------------------------------
Common Stock
($5.00 Par Value)              4,000,000               $8.17(1)           $32,680,000              $9,640.60
                               ---------
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(2) under the Securities Act of 1933 on the basis of the book value per share of Hilliard Lyons common stock as of August 31, 1998 ($32.17), and reduced by $23.04, the amount of cash to be paid by PNC per share of Hilliard Lyons common stock pursuant to Rule 457(f)(3), divided by 1.117, the maximum number of shares of PNC common stock to be exchanged for each share of Hilliard Lyons common stock in the proposed Merger to which this Registration Statement relates.


           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              Hilliard-Lyons, Inc.
                              Hilliard Lyons Center
                             501 South Fourth Street
                           Louisville, Kentucky 40202


                                             October __, 1998



Dear Hilliard-Lyons, Inc. Shareholder:

           You are cordially invited to attend a Special Meeting of shareholders of Hilliard-Lyons, Inc. (the "Company") to be held on November __, 1998 at 5:00 p.m., at the Hilliard Lyons Center, 501 South Fourth Street, Louisville, Kentucky. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 20, 1998 (the "Agreement"), which provides for the merger (the "Merger") of the Company with and into PNC Bank Corp. ("PNC").

           Upon consummation of the Merger, you will receive a combination of shares of PNC common stock and cash for each share of the Company's common stock that you own. Together, the PNC common stock and cash will total approximately $76.79 for each share of the Company's common stock that you own. This amount is expected to consist of no more than 70% stock and no less than 30% cash. If the average closing price of PNC common stock for the five trading days preceding the effective date of the Merger is below $52.00 per share, however, PNC may reduce the stock consideration below 70% and increase the cash consideration above 30% of the total consideration so that no more than 3.7 million shares of PNC common stock will be issued in the Merger. In this event, you will receive the same total amount of consideration, but more of that consideration may consist of cash and less of it may consist of PNC common stock. In certain circumstances, the cash consideration may be reduced, and the stock consideration may be increased beyond 3.7 million, as necessary to receive an opinion of counsel regarding the federal income tax consequences of the Merger. In addition to the consideration described above, you will receive a cash payment in lieu of any fractional shares of PNC common stock that you otherwise would be entitled to receive. The closing price of PNC common stock on _______ __, 1998, was $____ per share. The price of PNC common stock may change prior to and following consummation of the Merger.

           The proposed Merger has been approved by the Board of Directors of each company. Your Board of Directors has determined that the Merger is in the best interests of the Company and its shareholders and recommends that you vote for approval of the Agreement. The Merger presents a unique opportunity to combine the Company's resources and expertise with a company that has a long-standing commitment to the investment management and brokerage business, and it will position the Company to capitalize on opportunities for aggressive growth in existing and new markets. The investment banking firm of Berkshire Capital Corp. has issued a written opinion to your Board of Directors that the consideration to be received by the

Company's shareholders pursuant to the Agreement for each share of the Company's common stock is fair to the Company's shareholders from a financial point of view.

           Consummation of the Merger is subject to certain conditions, including the approval of the Agreement by the requisite vote of the Company's shareholders at the Special Meeting and the approval of the Merger by various regulatory agencies.

           Specific information regarding the Special Meeting and the Merger is contained in the enclosed Notice of Special Meeting and Proxy
Statement/Prospectus. Please read these materials carefully.

           It is very important that your shares be represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve the Merger. Therefore, I urge you to execute, date and return the enclosed proxy appointment card in the enclosed postage paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting.

           On behalf of the Board of Directors, I thank you for your support and urge you to vote for approval of the Agreement.

                                       Sincerely,



                                       James W. Stuckert
                                       Chairman and Chief  Executive Officer

                              Hilliard-Lyons, Inc.
                             501 South Fourth Street
                              Hilliard Lyons Center
                           Louisville, Kentucky 40202


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER ___, 1998


TO THE SHAREHOLDERS OF HILLIARD-LYONS, INC.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Hilliard- Lyons, Inc., a Kentucky corporation ("Hilliard Lyons") will be held at the Hilliard Lyons Center, 501 South Fourth Street, Louisville, Kentucky, on November __, 1998 at 5:00 p.m. local time, for the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 20, 1998 (the "Agreement") between Hilliard Lyons and PNC Bank Corp., a Pennsylvania corporation ("PNC"), a copy of which Agreement is included as Appendix A to the accompanying Proxy Statement/Prospectus, pursuant to which, among other things, (i) Hilliard Lyons would be merged with and into PNC (the "Merger"), and (ii) the outstanding shares (other than dissenting shares) of common stock of Hilliard Lyons, no par value would be converted into a certain combination of shares of the common stock of PNC, par value $5.00 per share, and the right to receive cash, together having an aggregate value for all outstanding shares of $275 million; and

         2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         The Board of Directors of Hilliard Lyons has fixed October __, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof.

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

         You may be entitled to assert dissenters' rights under Subtitle 13 of the Kentucky Business Corporation Act in connection with the proposed Merger. Such dissenters' rights may give you the opportunity to receive the fair value of your shares of Hilliard Lyons common stock in cash instead of having your shares converted in the Merger into a combination of PNC common stock and the right to receive cash. In order to perfect dissenters' rights, certain procedures under Subtitle 13 of the Kentucky Business Corporation Act, included as Appendix C to the enclosed Proxy Statement/Prospectus, must be strictly followed.

By Order of the Board of
Directors,


Kenneth L. Wagner
Senior Vice President and Secretary
Louisville, Kentucky
October __, 1998

                                    IMPORTANT

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER.

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                                TABLE OF CONTENTS

                                                                                                   Page(s)
                                                                                                   -------
INTRODUCTION...........................................................................................
AVAILABLE INFORMATION; DOCUMENTS INCORPORATED
      BY REFERENCE.....................................................................................
CAUTIONARY STATEMENT CONCERNING
      FORWARD-LOOKING INFORMATION......................................................................
THE COMPANIES..........................................................................................
SUMMARY................................................................................................
MEETING INFORMATION....................................................................................
      Date, Place and Time.............................................................................
      Record Date; Voting Rights.......................................................................
      Voting and Revocation of Proxies.................................................................
      Solicitation of Proxies..........................................................................
PROPOSED MERGER........................................................................................
      Background of and Reasons for the Merger; Recommendation
             of the Hilliard Lyons Board...............................................................
      Terms of the Merger..............................................................................
      Surrender of Certificates........................................................................
      Opinion of Financial Advisor.....................................................................
      Representations and Warranties; Conditions to the Merger; Waiver.................................
      Regulatory and Other Approvals...................................................................
      Business Pending the Merger......................................................................
      Effective Date of the Merger; Termination........................................................
      Management and Operations After the Merger.......................................................
      Certain U.S. Federal Income Tax Consequences.....................................................
      Resale of PNC Common Stock.......................................................................
      Dividend Reinvestment and Stock Purchase Plan....................................................
      Accounting Treatment.............................................................................
      Certain Differences in Rights of Shareholders....................................................
      Dissenters' Rights...............................................................................
INFORMATION ABOUT HILLIARD LYONS.......................................................................
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS..............................................................
EXPERTS................................................................................................
LEGAL OPINION..........................................................................................
HILLIARD LYONS CONSOLIDATED FINANCIAL INFORMATION......................................................
       APPENDIX A -- AGREEMENT AND PLAN OF MERGER
       APPENDIX B -- OPINION OF BERKSHIRE CAPITAL CORP.
       APPENDIX C -- SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT

                                 PROXY STATEMENT
                              HILLIARD-LYONS, INC.
                             ----------------------
                                   PROSPECTUS
                                 PNC BANK CORP.


                                  INTRODUCTION

        This Proxy Statement/Prospectus is being furnished to shareholders of Hilliard-Lyons, Inc. ("Hilliard Lyons") in connection with the solicitation of proxies by the Board of Directors of Hilliard Lyons (the "Hilliard Lyons Board") for their use at Hilliard Lyons' special meeting of shareholders, and any adjournments or postponements thereof (the "Special Meeting"), to be held at the time and place set forth in the accompanying Notice of Special Meeting.

        The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated August 20, 1998 (the "Agreement") and a copy of which is attached hereto as Appendix A, between Hilliard Lyons and PNC Bank Corp., a Pennsylvania corporation ("PNC"), pursuant to which, among other things, Hilliard Lyons will be merged with and into PNC on and subject to the terms and conditions contained therein (the "Merger"). Upon the Effective Date (as defined in the Agreement) of the Merger, except as otherwise provided in the Agreement, the outstanding shares of the common stock of Hilliard Lyons, no par value (the "Hilliard Lyons Common Stock"), will be converted into a combination of shares of PNC common stock, par value $5.00 per share (the "PNC Common Stock"), and the right to receive cash, together having an aggregate value of $275 million. For a more complete description of the Agreement and the terms of the Merger, see "PROPOSED MERGER -- Terms of the Merger."

        The total amount of consideration to be received per share of Hilliard Lyons Common Stock is expected to be approximately $76.79, of which about 70% will be in the form of PNC Common Stock and about 30% will be in the form of the right to receive cash. However, if the average closing price of PNC Common Stock for the five trading days preceding the effective date of the Merger is below $52.00 per share, PNC may increase the amount of consideration paid in cash and decrease the amount of consideration paid in PNC Common Stock so that no more than 3.7 million shares of PNC Common Stock will be issued in connection with the Merger. In certain circumstances, the cash consideration may be reduced, and the stock consideration may be increased beyond 3.7 million shares, as necessary to receive the closing tax opinion described under "PROPOSED MERGER -- Certain U.S. Federal Income Tax Consequences."

        It is anticipated that the mailing of this Proxy Statement/Prospectus, the Notice of Special Meeting and the accompanying proxy card to the shareholders of Hilliard Lyons will commence on or about October __, 1998.

        This Proxy Statement/Prospectus is also being furnished by PNC as a prospectus with respect to up to 4 million shares of PNC Common Stock that are issuable upon consummation of the Merger. PNC Common Stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "PNC." No active market exists for Hilliard Lyons Common Stock, and it is not traded on any exchange. The closing price of PNC Common Stock on the NYSE Composite Transactions List on _____ ___, 1998 (the latest practicable trading day before the printing of this Proxy Statement/Prospectus) was $___ per share. See "SUMMARY -- Market Prices and Dividend Data." The market price of PNC Common Stock may change prior to and following consummation of the Merger.

        All information concerning PNC contained in this Proxy
Statement/Prospectus has been furnished by PNC, and all information contained herein concerning Hilliard Lyons has been furnished by Hilliard Lyons.

        THE SHARES OF PNC COMMON STOCK OFFERED HEREBY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENTAL AGENCY, AND ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK SUBSIDIARY OF PNC.

        THE PNC COMMON STOCK TO BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY, NOR HAS THE COMMISSION, ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PNC OR HILLIARD LYONS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

        The date of this Proxy Statement/Prospectus is October __, 1998. This Proxy Statement/Prospectus does not cover any resales of PNC Common Stock received by shareholders of Hilliard Lyons upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

        ALL SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY.


AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

        PNC (Commission File No. 1-9718) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by PNC can be inspected and copied at the Commission's Public Reference Room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at 7 World Trade Center (13th floor), New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of such material can also be obtained upon payment of prescribed fees by writing to the Commission, Public Reference Section, Washington, D.C. 20549. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, and the address of that site is http://www.sec.gov. PNC's web site address is http://www.pncbank.com.

        Reports, proxy statements and other information filed by PNC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange PNC Common Stock and certain series of PNC's preferred stock are listed.

        PNC has filed with the Commission a registration statement (No. 333-____) on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of PNC Common Stock that may be issued in connection with the Merger (the "Registration Statement"). This Proxy Statement/Prospectus also constitutes the prospectus of PNC filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any documents referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits thereto may be inspected and copied, upon payment of prescribed fees, at the public reference facilities maintained by the Commission at the addresses set forth above.

        THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO LYNN F. EVANS, DIRECTOR - FINANCIAL REPORTING, PNC BANK CORP., ONE PNC PLAZA, 249 FIFTH AVE., PITTSBURGH, PENNSYLVANIA 15222-2707. TELEPHONE REQUESTS MAY BE DIRECTED TO (412) 762-1553. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER __, 1998.

        The following documents filed with the Commission are incorporated herein by reference: (i) Annual Report on Form 10-K of PNC for the year ended December 31, 1997, as amended on June 24, 1998; (ii) Quarterly Reports on Form 10-Q of PNC for the quarters ended March 31 and June 30, 1998; (iii) Current Reports on Form 8-K of PNC dated as of January 15, April 14 and July 16, 1998; and (iv) the description of PNC Common Stock set forth in response to Item 1 of the Registration Statement on Form 8-A of PNC filed September 24, 1987 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

        All documents filed by PNC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of PNC and Hilliard Lyons. These forward-looking statements involve certain risks and uncertainties. In addition to those identified in PNC's filings with the Commission incorporated herein by reference, the following factors may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (i) expected cost savings from the Merger may not be fully realized or realized within the expected time frame;
(ii) revenues following the Merger may be lower than expected, or operating costs or customer loss and business disruption following the Merger may be greater than expected; (iii) competitive pressures may increase significantly;
(iv) costs or difficulties related to the integration of the business of PNC and Hilliard Lyons may be greater than expected; and (v) changes may occur in the securities markets.

                                  THE COMPANIES

        PNC. PNC is a Pennsylvania corporation registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). PNC is one of the largest diversified financial services companies in the United States and operates eight lines of business: Regional Community Banking, Corporate Banking, National Consumer Banking, Private Banking, Mortgage Banking, Secured Lending, Asset Management and Mutual Fund Servicing. Financial products and services are tailored to specific customer segments and offered nationally and in PNC's primary geographic markets in Pennsylvania, New Jersey, Delaware, Ohio and Kentucky. As of June 30, 1998, PNC was ranked, on the basis of total assets, as the fourteenth largest bank holding company in the United States and the largest headquartered in Pennsylvania.

        From time to time, PNC investigates and holds discussions and negotiations in connection with possible transactions with other banks and financial service entities. At the date hereof, PNC has not entered into any agreements or understandings with respect to any significant transactions of the type referred to above except for the transactions described herein and in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE." If required under applicable law, or NYSE policy, any such transactions would be subject to regulatory approval and the approval of shareholders.

         The principal executive offices of PNC are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707. Its telephone number is
(412) 762-1553. For additional information concerning the business of PNC and its financial condition, reference should be made to the PNC documents incorporated herein by reference. See "AVAILABLE INFORMATION."

        HILLIARD LYONS. Hilliard Lyons is a privately owned Kentucky corporation that is the successor to a partnership established in 1854. Hilliard Lyons operates principally through J.J.B. Hilliard, W.L. Lyons, Inc. (the "Broker Subsidiary"), a wholly-owned subsidiary that acts as a full-service regional brokerage, investment advisor and investment banking firm. Hilliard Lyons and its subsidiaries have focused their business on delivering brokerage services and investment management expertise to affluent clients. As of August 31, 1998, the firm had approximately 1,325 employees serving over 200,000 clients.

        The Broker Subsidiary is registered under the Exchange Act and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), is licensed as a broker-dealer in every state except Maine, and is a member of the NYSE, the American, Boston and Chicago Stock Exchanges, the Chicago Board Options Exchange and the National Association of Securities Dealers, Inc. (the "NASD"). The Broker Subsidiary is the largest broker-dealer headquartered in Kentucky, with approximately 90 branch offices in Arkansas, Georgia, Illinois, Indiana, Kentucky, Michigan, Mississippi, Missouri, North Carolina, Ohio, South Carolina, Tennessee and West Virginia. The significant activities of the Broker Subsidiary and other Hilliard Lyons subsidiaries include dealing; trading; providing retail brokerage, investment banking, and insurance agency and brokerage services; marketing and selling shares of open- and closed-end investment companies; providing private placements and public offerings of securities; and underwriting equity and corporate and government debt (including state and local municipal securities). The Broker Subsidiary also provides investment advisory services to individuals and their estates and trusts, corporations, charitable and educational foundations and employee benefit plans. In addition, the Broker Subsidiary provides administrative services to open- and closed-end investment companies.

        Hilliard Lyons also operates Hilliard Lyons Trust Company (the "Trust Company"), a Kentucky corporation organized in 1983, which had assets under management as of August 31, 1998 of approximately $2.3 billion. The Trust Company conducts fiduciary and trust-related business. Hilliard Lyons also operates various other subsidiaries engaging in, among other things, real estate and insurance agency activities. For additional information regarding the business of Hilliard Lyons and its financial condition, see "INFORMATION ABOUT HILLIARD LYONS" and "HILLIARD LYONS CONSOLIDATED FINANCIAL INFORMATION."

        The principal executive offices of Hilliard Lyons are located at Hilliard Lyons Center, 501 South Fourth Street, Louisville, Kentucky 40202. Its telephone number is (502) 588-8400.

                                     SUMMARY

        This summary is necessarily general and abbreviated and has been prepared to assist shareholders in their review of this Proxy Statement/Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement/Prospectus and is qualified in all respects by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE SPECIAL MEETING

        The Special Meeting to consider and vote upon the Merger will be held on November __, 1998 at 5:00 p.m. local time, at the Hilliard Lyons Center, 501 South Fourth Street, Louisville, Kentucky. The Record Date with respect to the Special Meeting is October __, 1998. Only holders of record of Hilliard Lyons Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at such Special Meeting and any adjournments or postponements thereof. At such date, there were outstanding and entitled to vote 3,581,400 shares of Hilliard Lyons Common Stock.

        For additional information with respect to the Special Meeting and the voting rights of shareholders, see "MEETING INFORMATION."

THE PROPOSED MERGER

        In accordance with the terms of the Agreement, on the Effective Date (as hereinafter defined), Hilliard Lyons will be merged with and into PNC. Also on the Effective Date, the separate existence of Hilliard Lyons will cease and PNC, as the surviving entity, will continue unimpaired by the Merger. Except as described in "PROPOSED MERGER -- Management and Operations After the Merger -- Operations," the subsidiaries of Hilliard Lyons will continue operations after the Effective Date as subsidiaries of PNC.

        On the Effective Date, each outstanding share of Hilliard Lyons Common Stock (other than shares held by dissenting shareholders) will be converted into a combination of shares of PNC Common Stock and cash. The total of the aggregate stock consideration and cash consideration provided in the Merger will be $275 million, or, based on the number of shares of Hilliard Lyons Common Stock issued and outstanding on August 20, 1998, $76.79 per share. Subject to the possible adjustment described in the next succeeding paragraph, this amount is expected to consist of approximately 70% stock and 30% cash. The holder of each share of Hilliard Lyons Common Stock will receive (i) the number of shares of PNC Common Stock equal to $192.5 million divided by the product of the Average Closing Price (as hereinafter defined) and the number of shares of Hilliard Lyons Common Stock issued and outstanding immediately prior to the Effective Date ("Stock Consideration"); and (ii) cash in the amount of $82.5 million divided by the number of shares of Hilliard Lyons Common Stock issued and outstanding immediately prior to the Effective Date ("Cash Consideration," and collectively with the Stock Consideration, "Merger Consideration"). The "Average Closing Price" is defined in the Agreement as the average of the closing prices per share of PNC Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or other authoritative source) for the five NYSE trading days immediately prior to the Effective Date.

         If the Average Closing Price is below $52.00, PNC may reduce the Stock Consideration and increase the Cash Consideration (provided the aggregate Merger Consideration remains $275 million) so that no more than 3.7 million shares of PNC Common Stock are issued. In certain circumstances, the Cash Consideration may be reduced, and the Stock Consideration may be increased beyond 3.7 million, as necessary to receive the closing tax opinion described under "PROPOSED MERGER -- Certain U.S. Federal Income Tax Consequences." In addition to the consideration described above, holders of Hilliard Lyons Common Stock will receive cash in lieu of any fractional shares of PNC Common Stock to which they would otherwise be entitled. See "PROPOSED MERGER -- Terms of the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER



         Immediately following consummation of the Merger, the Broker Subsidiary will be a wholly-owned subsidiary of PNC and will retain generally the same management team that is in place at Hilliard Lyons prior to the Merger. Except as described in "PROPOSED MERGER -- Management and Operations After the Merger -- Operations," the Broker Subsidiary generally will continue to carry on the business, including but not limited to investment advisory services and securities underwriting, dealing and brokerage, that it had conducted prior to the Merger.

        On the Effective Date, all employees of Hilliard Lyons or its subsidiaries will become employees of a PNC subsidiary. In order to induce certain Hilliard Lyons personnel to remain in the employ of PNC following consummation of the Merger, the Agreement provides that PNC will establish a retention pool of funds (the "Retention Pool") that will be used to retain "Designated Managers" and "Key Brokers" of Hilliard Lyons and its subsidiaries. The Retention Pool will be funded with approximately $40 million, of which approximately $29 million will be set aside for Key Brokers and approximately $11 million for Designated Managers. In connection with the Merger, the Broker Subsidiary has entered into three-year employment agreements (the "Employment Agreements") with certain senior executive officers of Hilliard Lyons.

        See "PROPOSED MERGER -- Management and Operations After the Merger."

RECOMMENDATION OF THE HILLIARD LYONS BOARD

        The Hilliard Lyons Board has approved the Agreement, believes that the Merger is in the best interests of the Hilliard Lyons shareholders and recommends that the shareholders vote FOR the Merger. See "PROPOSED MERGER -- Background of and Reasons for the Merger; Recommendation of the Hilliard Lyons Board."

OPINION OF FINANCIAL ADVISOR

        Berkshire Capital Corp. ("Berkshire Capital"), Hilliard Lyons' financial advisor in connection with the Merger, has rendered its opinion dated the date of this Proxy Statement/Prospectus, that the Merger Consideration is fair, as of the date of the opinion, from a financial point of view, to the Hilliard Lyons shareholders. The summary of such opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. A copy of the opinion of Berkshire Capital is attached to this Proxy Statement/Prospectus as Appendix B, and should be read in its entirety with respect to the procedures followed, assumptions made and other matters considered. Hilliard Lyons has agreed to pay a fee to Berkshire Capital for its services in connection with the Merger, a substantial portion of which fee is contingent upon consummation of the Merger or a similar transaction. See "PROPOSED MERGER -- Opinion of Financial Advisor."

VOTE REQUIRED

        Under applicable Kentucky law and the Articles of Incorporation of Hilliard Lyons, approval of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Hilliard Lyons Common Stock. Approval of the Merger by the requisite vote of the holders of Hilliard Lyons Common Stock is a condition to, and required for, consummation of the Merger. See "MEETING INFORMATION -- Record Date; Voting Rights." No approval of the Merger by the holders of the PNC Common Stock is required.

         As of the Record Date, directors and executive officers of Hilliard Lyons and their affiliates had voting power with respect to 745,627 shares of Hilliard Lyons Common Stock, representing approximately 20.82% of the shares of Hilliard Lyons Common Stock then outstanding. Each such director or executive officer has indicated his or her intention to vote for the Merger.

CONDITIONS; AMENDMENT; TERMINATION

        Consummation of the Merger is subject to satisfaction of certain conditions including, but not limited to, approval of the Merger by the requisite vote of the shareholders of Hilliard Lyons, receipt by the parties of the opinion described in "PROPOSED MERGER -- Certain U.S. Federal Income Tax Consequences" below, and the receipt of all regulatory approvals required by law or deemed necessary by the parties to be obtained prior to the Merger, which approvals shall be without any condition that, in the reasonable opinion of the Board of Directors of PNC (the "PNC Board"), materially and adversely affects the anticipated economic and business benefits to PNC of the Merger.

         Except for required shareholder and regulatory approvals, each of the conditions to consummation of the Merger may be waived at any time by the party whose further obligation is subject to its occurrence. Moreover, to the extent permitted under applicable state law, the Agreement may be amended or supplemented at any time by mutual agreement of the parties in writing and approved by their respective Boards of Directors. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver"; " -- Effective Date of the Merger; Termination;" and " -- Certain U.S. Federal Income Tax Consequences."

REGULATORY AND OTHER APPROVALS

        Consummation of the Merger is conditioned on the receipt by PNC and Hilliard Lyons of all necessary approvals by governmental regulatory agencies. The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under Section 4 of the Bank Holding Company Act and the Federal Reserve's implementing regulation thereunder, Regulation Y. Furthermore, under the Investment Company Act of 1940, as amended (the "Investment Company Act") and the Investment Advisers Act, certain consents and approvals from third parties must be obtained, although the receipt of certain of such consents and approvals are not conditions precedent to consummation of the Merger. In addition, various other approvals and consents are required to be obtained from state and federal agencies and self-regulatory organizations, including without limitation the NYSE and the NASD, in connection with the Merger. It is expected that the regulatory approvals described herein will be obtained in time to allow for consummation of the Merger on or about November 30, 1998, but there is no assurance that such regulatory approvals will be obtained so as to permit consummation of the Merger, or that such approvals will not impose conditions that would materially and adversely affect the anticipated economic and business benefits to PNC of the Merger and therefore permit PNC to abandon the Merger. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and " -- Regulatory and Other Approvals."

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         PNC and Hilliard Lyons have received a legal opinion with respect to the anticipated material U.S. federal income tax consequences of the Merger to a nondissenting holder of Hilliard Lyons Common Stock, to the effect that the holder will recognize gain equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of PNC Common Stock received over the holder's adjusted tax basis in the surrendered shares) and (ii) the amount of cash received (exclusive of any cash received in lieu of a fractional share of PNC Common Stock). Such gain generally will be capital gain.

Receipt of cash in lieu of a fractional share of PNC Common Stock will generally result in recognition of capital gain or loss measured by the difference between the amount of such cash and the portion of the holder's adjusted tax basis in the surrendered shares of Hilliard Lyons Common Stock allocable to such fractional share. Certain exceptions or other considerations may apply. Each holder of Hilliard Lyons Common Stock is urged to consult his or her tax advisor with respect to the U.S. federal income tax and other tax consequences of the Merger and to read in full the more detailed description of the anticipated material U.S. federal income tax consequences under "PROPOSED MERGER -- Certain U.S. Federal Income Tax Consequences."

ACCOUNTING TREATMENT

        The Merger is intended to be accounted for as a purchase transaction under generally accepted accounting principles for accounting and financial reporting purposes. See "PROPOSED MERGER -- Accounting Treatment."

DISSENTERS' RIGHTS

         Holders of Hilliard Lyons Common Stock will be entitled to statutory dissenters' rights under Kentucky law in connection with the Merger. Under the Kentucky Business Corporation Act, as amended (the "Kentucky Business Corporation Act"), holders of Hilliard Lyons Common Stock who do not vote in favor of the Agreement and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares. Such "fair value" as determined using procedures provided for by Kentucky law may be more or less than the consideration to be received by other shareholders of Hilliard Lyons under the terms of the Agreement. The procedures required to be followed by dissenting shareholders are explained elsewhere in this Proxy Statement/Prospectus, and are set forth in full in the text of Subtitle 13 of the Kentucky Business Corporation Act, attached to this Proxy Statement/Prospectus as Appendix C. Failure to follow these procedures strictly may result in the loss of dissenters' rights. Dissenting shareholders who receive cash for their shares of Hilliard Lyons Common Stock will recognize gain or loss, as the case may be, for U.S. federal income tax purposes. See "PROPOSED MERGER -- Dissenters' Rights" and " -- Certain U.S. Federal Income Tax Consequences."

EFFECTIVE DATE OF THE MERGER

        The Effective Date shall be the date and time as set forth in the articles of merger to be delivered to and filed with the Kentucky Secretary of State and the Pennsylvania Department of State in accordance with Kentucky and Pennsylvania law, respectively. PNC and Hilliard Lyons each anticipate that the Effective Date will occur and the Merger will be consummated by November 30, 1998. However, consummation of the Merger could be delayed and there can be no assurances as to if or when the Merger will be consummated. See "PROPOSED MERGER -- Effective Date of the Merger; Termination."

HILLIARD LYONS STOCK CERTIFICATES

         If the Merger is approved and consummated, PNC's stock transfer agent will send each Hilliard Lyons shareholder instructions on how to obtain the Stock Consideration and Cash Consideration to which he or she is entitled. See "PROPOSED MERGER -- Surrender of Certificates."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

        On the Effective Date, shareholders of Hilliard Lyons (other than dissenting shareholders) will automatically become shareholders of PNC and their rights as shareholders of PNC will be governed by PNC's Articles of Incorporation and By-Laws, and by Pennsylvania law. The rights of Hilliard Lyons shareholders currently are governed by Hilliard Lyons' Articles of Incorporation and By-Laws, and by applicable Kentucky Law. The rights of shareholders of PNC are different in certain respects from the rights of shareholders of Hilliard Lyons. See "PROPOSED MERGER -- Certain Differences in Rights of Shareholders."

MARKET PRICES AND DIVIDEND DATA

        PNC Common Stock is listed and traded on the NYSE under the symbol "PNC." No active trading market exists for Hilliard Lyons Common Stock.

        The table below sets forth the high and low closing prices for PNC Common Stock on the NYSE Composite Transactions List for the quarterly periods indicated. The table also shows cash dividends declared per share of PNC Common Stock for the same periods. No assurance can be given that equivalent dividends will be paid in the future. The amount of future dividends payable by PNC will depend upon the earnings and financial condition of PNC and other factors, including, but not limited to, applicable governmental regulations and policies.

                          PNC Common
                          Stock

                          High                     Low                      Cash Dividend
                                                                            Declared
1998 Quarter

First                     $61.625                  $49.500                  $0.39
Second                    $66.750                  $53.813                  $0.39
Third

1997 Quarter

First                     $45.000                  $36.500                  $0.37
Second                    $44.750                  $37.375                  $0.37

Third                     $49.750                  $41.125                  $0.37
Fourth                    $58.750                  $42.875                  $0.39

1996 Quarter

First                     $32.625                  $28.375                  $0.35
Second                    $31.500                  $28.375                  $0.35
Third                     $33.875                  $27.500                  $0.35
Fourth                    $39.750                  $33.125                  $0.37

        Hilliard Lyons is a privately-held company and as such, its Common Stock is not listed or traded on any securities exchange. Hilliard Lyons has an employee Stock Purchase Plan (the "Plan") for its eligible employees and officers. The aggregate number of shares available for purchase under the plan each year is determined by the Hilliard Lyons Board. The Hilliard Lyons Articles of Incorporation impose certain restrictions on the sale of Hilliard Lyons Common Stock by shareholders. The purchase price of the shares each year is their adjusted book value (as defined by the Plan) as of November 30 of the previous year. The following table shows the aggregate purchases and sales, adjusted book value and dividends paid for the past three fiscal years.

     Fiscal Year
        Ended                Shares         Shares                Adjusted             Dividends
     November 30             Issued        Redeemed              Book Value              Paid
         1997                133,600       156,100                 $29.03                $0.22
         1996                154,300       325,200                 $25.38                $0.20
         1995                135,100       136,800                 $21.69                $0.05


        The information presented in the following table reflects the closing share price of PNC Common Stock on August 20, 1998, the last trading day preceding public announcement of the Merger, and on October __, 1998 (the latest practicable trading day before the printing of this Proxy Statement/Prospectus), on the NYSE Composite Transactions list, and the per share price of Hilliard Lyons Common Stock on the same dates. The Hilliard Lyons Equivalent is derived by multiplying the price per share of PNC Common Stock on those dates by the applicable common stock exchange ratio and adding the amount of Cash Consideration to be received per share of Hilliard Lyons Common Stock.

                                        PNC                    Hilliard Lyons                Hilliard Lyons
                                        Common Stock           Common Stock                  Equivalent
Market value per share as of:
     August 20, 1998                    $48.9375                       *                     $76.79
     ______ __, 1998                    $_________                     *                     $76.79

*There is no public market for the stock, as described immediately above.

        No assurance can be given as to what the market price of PNC Common Stock will be if and when the Merger is consummated. Hilliard Lyons shareholders are advised to obtain current market quotations for PNC Common Stock.


COMPARATIVE PER SHARE DATA

        The following table presents, at the dates and for the periods indicated, (i) historical consolidated per share data for PNC Common Stock and
(ii) historical and equivalent historical per share data for Hilliard Lyons Common Stock. The PNC data presented is with respect to its fiscal year ended December 31, 1997 and the six-month period ended June 30, 1998. The Hilliard Lyons data presented is with respect to its fiscal year ended November 30, 1997 and the six-month period ended May 31, 1998.

         The equivalent per share data for Hilliard Lyons Common Stock were computed by multiplying the historical data for PNC Common Stock by the number of shares of PNC Common Stock into which each share of Hilliard Lyons will be converted in the Merger; for purposes of this table it was assumed that the Average Closing Price was the same as the closing price of PNC Common Stock on August 20, 1998, or $48.9375, and that PNC elected to exercise its option to reduce the Stock Consideration and increase the Cash Consideration to the fullest extent permitted under the Agreement. Under these assumptions, each share of Hilliard Lyons Common Stock would be converted into 1.033 shares of PNC Common Stock.

        In addition to Stock Consideration, Hilliard Lyons shareholders also will receive Cash Consideration in the Merger. Under the assumptions utilized in preparing this table, the amount of Cash Consideration would be $26.23 per share of Hilliard Lyons Common Stock. The actual amount of Stock Consideration and Cash Consideration will be determined at the Effective Date as described under "PROPOSED MERGER - Terms of the Merger."

        Pro forma financial information giving effect to the Merger is not presented herein since Hilliard Lyons would not constitute a "significant subsidiary" of PNC as such term is defined in the Commission's rules. The information is based upon and should be read in conjunction with the historical financial statements of PNC incorporated by reference in this Proxy Statement/Prospectus and the historical financial statements of Hilliard Lyons appearing elsewhere herein.

                                                                               Hilliard Lyons
Per Common Share                                       PNC Historical      Historical    Equivalent+
----------------                                       --------------      ----------    ----------
Book value:
         December 31, 1997*                               $   16.87       $  29.03       $   17.43
         June 30, 1998**                                      17.64          31.55           18.22

Cash Dividends Declared:
         Year Ended December 31, 1997*                         1.50           0.22            1.55
         Six Months Ended June 30, 1998**                      0.78             --            0.81

Diluted Earnings
         Year Ended December 31, 1997*                         3.28           3.15            3.39
         Six Months Ended June 30, 1998**                      1.77           2.50            1.83

 *November 30, 1997 Year End for Hilliard Lyons
**May 31, 1998 Six Month Period for Hilliard Lyons
 +Does not include the impact of the Cash Consideration.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables set forth certain unaudited historical consolidated financial data ("selected financial data") for PNC and Hilliard Lyons. Certain of the historical selected consolidated financial data for the five years in the period ended December 31, 1997 are derived from the audited consolidated financial statements of PNC. Certain of the historical selected financial data for the five years in the period ended November 30, 1997 are derived from the audited consolidated financial statements of Hilliard Lyons. The selected financial data for the six month periods ended June 30, 1998 and 1997 for PNC, and for the nine month periods ended August 31, 1998 and 1997 for Hilliard Lyons, are derived from unaudited consolidated interim financial statements and are not necessarily indicative of the results for the remainder of the year or any future period. In both PNC's and Hilliard Lyons' management's opinion, their respective consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. This summary should be read in connection with the financial statements and other financial information included in documents incorporated herein by reference or presented elsewhere herein. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "HILLIARD LYONS CONSOLIDATED FINANCIAL INFORMATION."

         PNC


                                           Six Months
                                         Ended June 30,                                Year Ended December 31,
                            --------------------------------------      ---------------------------------------------------
Dollars in millions,
except per share data
                                1998          1997          1997           1996          1995          1994          1993
--------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS

Interest income              $  2,605      $  2,499      $  5,051       $  4,938      $  5,149      $  4,724      $  4,023

Interest expense                1,337         1,256         2,556          2,494         3,007         2,232         1,683
--------------------------------------------------------------------------------------------------------------------------
Net interest income             1,268         1,243         2,495          2,444         2,142         2,492         2,340

Provision for credit               65            25            70                            6            84           350
losses

Noninterest income              1,150           877         1,808          1,395           960         1,039         1,136

Noninterest expense             1,522         1,294         2,615          2,312         2,469         2,238         1,985
--------------------------------------------------------------------------------------------------------------------------
Income before income
taxes and cumulative
effect of changes in              831           801         1,618          1,527           627         1,209         1,141
accounting principles

Income taxes                      281           276           566            535           219           318           262
--------------------------------------------------------------------------------------------------------------------------
Income before                     550           525         1,052            992           408           891           879
cumulative effect of
changes in accounting
principles

Cumulative effect of               --            --                                                       (7)           20
changes in accounting
principles, net of tax
benefits of $5 in 1994
and $5 in 1993
--------------------------------------------------------------------------------------------------------------------------
Net income                   $    550      $    525      $  1,052       $    992      $    408      $    884      $    899
--------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Book value                   $  17.64      $  16.51       $  16.87      $  17.13      $  16.87      $  16.59      $  15.61

Cash dividends declared           .78           .74           1.50          1.42          1.40          1.31         1.175

Earnings
  Basic before
cumulative effect of         $   1.80      $   1.63       $   3.33      $   2.91      $   1.20      $   2.58      $   2.59
changes in accounting
principles

Cumulative effect of               --            --                                                     (.02)          .06
changes in accounting
principles
--------------------------------------------------------------------------------------------------------------------------
Basic                        $   1.80      $   1.63       $   3.33      $   2.91      $   1.20      $   2.56      $   2.65
--------------------------------------------------------------------------------------------------------------------------

Diluted before               $   1.77      $   1.61       $   3.28      $   2.88      $   1.19      $   2.54      $   2.54
cumulative effect of
changes in accounting
principles

Cumulative effect of               --            --                                                     (.02)          .06
changes in accounting
principles
--------------------------------------------------------------------------------------------------------------------------
Diluted                      $   1.77      $   1.61       $   3.28      $   2.88      $   1.19      $   2.52      $   2.60
--------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET
HIGHLIGHTS
(At December 31)

Total assets                 $ 75,873      $ 71,973      $ 75,120       $ 73,260      $ 73,404      $ 77,461      $ 76,012

Securities                      7,540         8,396         8,522         11,917        15,839        23,670        25,496

Loans, net of unearned         56,237        53,497        54,245         51,798        48,653        44,043        42,113
income

Deposits                       47,096        45,216        47,649         45,676        46,899        45,818        44,703

Borrowed funds                 20,488        19,066        19,622         19,604        19,063        24,320        22,308

Shareholders' equity            5,633         5,384         5,384          5,869         5,768         5,727         5,404

SELECTED RATIOS
Return on
  Average common
shareholders'
  equity                        21.26%        19.84%        20.01%         17.18%         7.05%        16.09%        18.55%

  Average assets                 1.52          1.50          1.49           1.40           .54          1.19          1.40

Average common                   7.03          7.43          7.31           8.11          7.64          7.34          7.52
shareholders' equity
to average assets

Dividend payout                 43.34         45.79         45.39          48.89         94.76         37.42         30.79

Efficency (excludes             61.48         59.81         59.36          59.64         78.42         62.69         56.28
distributions on
capital securities)
--------------------------------------------------------------------------------------------------------------------------

        Hilliard Lyons


Dollars in thousands, except per         (Unaudited)
share data                             Nine Months Ended
                                          August 31,                                Year Ended November 30,
                                    -----------------------    ------------------------------------------------------------------
REVENUES                               1998          1997         1997          1996           1995          1994          1993
                                   ------------------------    ------------------------------------------------------------------
   Commissions                     $   69,569    $   50,500    $   70,831    $   58,555    $   47,330    $   41,922    $   48,083
   Principal transactions              16,216        20,802        28,284        24,745        22,762        21,959        19,503
   Investment banking                  11,242         4,911         8,230        10,097         8,638        11,901        18,091
   Investment management               19,552        14,739        20,072        16,592        13,860        13,215        13,191
   Interest and dividends              13,105         9,308        12,879        10,491         9,845         7,019         5,582
   Insurance products                  13,234        11,050        15,308        12,058         9,087         7,014         6,691
   Gain on sale of building             3,442            --            --            --            --            --            --
   Other                                5,797         3,712         4,448         4,704         4,028         5,530         4,742
                                   ------------------------    ------------------------------------------------------------------
                                      152,157       115,022       160,052       137,242       115,550       108,560       115,883
                                   ------------------------    ------------------------------------------------------------------
EXPENSES

   Employee compensation and
    benefits                           84,767        65,984        89,760        79,695        66,256        62,851        68,834
   Clearing and floor
    commissions                         1,680         1,681         2,222         2,049         2,213         1,970         2,080
   Payroll and other taxes              5,668         4,376         5,613         4,856         4,704         4,108         3,713
   Promotion and development            3,638         2,890         4,005         3,514         3,138         3,030         3,073
   Occupancy and equipment
    rental                             10,304         8,727        11,826         8,735         8,113         7,268         6,774
   Communications                      10,569         8,081        10,670         9,141         7,829         6,983         6,204
   Interest                             4,988         2,896         3,906         3,371         3,166         2,217         1,889
   Other                               10,634         7,888        13,325         5,274         4,110         3,733         4,427
                                   ------------------------    ------------------------------------------------------------------
                                      132,248       102,523       141,327       116,635        99,529        92,160        96,994
                                   ------------------------    ------------------------------------------------------------------
 Income before taxes                   19,909        12,499        18,725        20,607        16,021        16,400        18,889
 Income taxes                           7,724         4,785         7,092         7,866         6,268         6,055         7,063
                                   ------------------------    ------------------------------------------------------------------
 Net Income                        $   12,185    $    7,714    $   11,633    $   12,741    $    9,753    $   10,345    $   11,826
                                   ========================    ==================================================================

   Net Income per share *          $     3.40    $     2.07    $     3.15    $     3.37    $     2.58    $     2.72    $     3.13
   Cash dividends per share *      $     0.00 +  $     0.00+   $     0.22    $     0.20    $     0.05    $     0.04    $     0.04

   Weighted average shares            3,584,782     3,727,330     3,697,995     3,775,260     3,782,901     3,805,458     3,775,774
   outstanding
   Total Assets                      $  316,024    $  227,298    $  249,788    $  202,825    $  179,583    $  158,596    $  156,174
   Average assets                    $  296,650    $  222,720    $  226,910    $  192,080    $  169,090    $  155,690    $  148,720
   Total Liabilities                 $  204,736    $  131,471    $  150,399    $  110,788    $  100,040    $   88,919    $   96,939
   Total Shareholders EquitY         $  111,288    $   95,827    $   99,389    $   92,037    $   79,543    $   69,677    $   59,235
   Average shareholders'
    equity                           $  106,570    $   95,210    $   96,110    $   86,130    $   74,280    $   65,170    $   53,590
   Adjusted book value per
    share                            $    32.17    $    27.94    $    29.03    $    25.38    $    21.69    $    19.02    $    16.25

SELECTED RATIOS
Return on:
Average shareholders' equity            15.25%        10.80%        12.10%        14.79%        13.13%        15.87%        22.07%
Average assets                           5.48%         4.62%         5.13%         6.63%         5.77%         6.64%         7.95%

Average shareholders' equity to         35.92%        42.75%        42.36%        44.84%        43.93%        41.86%        36.03%
average assets

*   Amounts adjusted to reflect the 2-for-1 stock split effective September
    1995.
+ Hilliard Lyons historically has declared an annual cash dividend in November. No dividend has been declared with respect to fiscal year 1998. The Agreement permits Hilliard Lyons to dividend adjusted post-June 30, 1998 earnings immediately prior to the Closing Date.

                               MEETING INFORMATION

DATE, PLACE AND TIME

           The Special Meeting will be held at 5:00 p.m. local time on November __, 1998 at the Hilliard Lyons Center, 501 South Fourth Street, Louisville, Kentucky.

RECORD DATE; VOTING RIGHTS

           The close of business on October __, 1998 has been fixed as the Record Date for purposes of determining shareholders entitled to notice of, and to vote at, the Special Meeting. The holders of each of the 3,581,400 shares of Hilliard Lyons Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Hilliard Lyons Common Stock is required to approve the Merger under Kentucky law.

           Hilliard Lyons intends to count shares of Hilliard Lyons Common Stock present in person at the Special Meeting but not voting, and shares of Hilliard Lyons Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Because Kentucky law requires that the majority of the outstanding shares of Hilliard Lyons Common Stock vote in favor of the Merger in order for the Merger to be approved, nonvoting shares and abstentions will have the effect of votes against the Merger.

VOTING AND REVOCATION OF PROXIES

           Shares of Hilliard Lyons Common Stock represented by a proxy properly signed and returned at or prior to the Special Meeting and not subsequently revoked prior to the vote will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares of Hilliard Lyons Common Stock represented by such proxy will be voted FOR approval of the Merger. Shares with respect to which the proxies have been marked as abstentions will be counted as shares present for determining whether a quorum is present.

           Any shareholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the shareholder must either give written notice of such revocation to the Secretary of Hilliard Lyons or to the Secretary of the Special Meeting, as appropriate, or vote the shares of Hilliard Lyons Common Stock subject to the proxy by a later dated proxy or by written ballot at the Special Meeting. The presence at the Special Meeting of any shareholder who has given a proxy will not, in and of itself, revoke the proxy. Any shareholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given. The death or incapacity of the shareholder appointing a proxy will not affect the right of Hilliard Lyons to accept the proxy's authority unless notice of the death or incapacity is received by the Secretary of Hilliard Lyons before the proxy exercises his authority under the appointment.

           The Hilliard Lyons Board is not aware of any other business to be acted upon at the Special Meeting other than as described herein. It is not anticipated that other matters will be brought before the Special Meeting. If, however, other matters are duly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the Special Meeting to permit another solicitation of proxies in favor of the Merger; provided, however, that no proxy which is voted against the Merger will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

     PNC and Hilliard Lyons will each bear and pay 50% of the printing and mailing costs and filing fees associated with this Proxy Statement/Prospectus, and Hilliard Lyons will bear all other costs, if any, of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of Hilliard Lyons, who will not be specially compensated for such solicitation activities. Hilliard Lyons does not presently intend to utilize the services of a proxy solicitation firm in connection with the solicitation of proxies in connection with the Special Meeting.

                                 PROPOSED MERGER

           This section of the Proxy Statement/Prospectus describes material aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE HILLIARD LYONS BOARD

                                   BACKGROUND

         Hilliard Lyons' strategy and intention had historically been to remain an independent financial services firm. The Hilliard Lyons Board had become aware, however, of recent regulatory and competitive changes in the securities industry that may have an impact on Hilliard Lyons' ability, as an independent regional brokerage firm, to compete effectively. By combining with larger financial institutions, regional brokerage firms gain access to additional capital and markets. Since 1997, a number of privately and publicly held brokerage firms, some of which operate in the same geographic markets as Hilliard Lyons, have been acquired by large financial institutions. The Hilliard Lyons Board sought to investigate all possible alternatives to ensure that Hilliard Lyons could effectively compete with firms that, by virtue of merger, had become larger and better capitalized than when they were not affiliated with a larger financial institution. Further, since 1972 Hilliard Lyons has been an employee-owned closely held corporation whose stock is bought and sold at adjusted book value. The Hilliard Lyons Board concluded that, in light of the multiples over book value for which brokerage firms have been acquired or at which publicly held brokerage firms trade, adjusted book value was no longer an accurate valuation method for the transfer of its stock. A strategic merger, as distinct from an initial public offering or other alternative courses of action, was considered by the Hilliard Lyons Board as the best means by which to address strategic and valuation challenges.

         In March 1998, in light of these competitive and internal valuation issues, the Hilliard Lyons Board decided to explore the possibility of merger with a strategic partner that would preserve the culture and values of Hilliard Lyons to the greatest extent possible and permit the Hilliard Lyons shareholders to realize the value of their shares of Hilliard Lyons stock. To assist in that process, in April 1998 Hilliard Lyons retained Berkshire Capital, an investment banking firm located in New York City. In May 1998, Berkshire Capital contacted a number of financial institutions, including PNC, offering to provide them with descriptive materials regarding Hilliard Lyons upon their execution of a confidentiality agreement. PNC executed a confidentiality agreement on May 22, 1998.

         PNC is one the nation's largest diversified financial services companies, providing a broad range of services including consumer and commercial banking, asset management, treasury management, secured lending, mortgage banking, private banking, capital markets and mutual fund servicing. In recent years, PNC has made substantial investments in growing its investment advisory, mutual fund, investment product distribution and capital markets capabilities to enhance its capabilities to meet the sophisticated investment needs of affluent customers. As a result of the Federal Reserve's removal in 1996 and 1997 of a number of regulatory barriers to ownership and operation of full service securities firms by bank holding companies and the trend of consolidation between banking and securities firms, PNC has been interested in acquiring a full service brokerage, investment advisory and investment banking business. PNC chose to pursue a business combination with Hilliard Lyons based on, among other factors, Hilliard Lyons' depth of management, retail distribution capabilities, technology resources, breadth of services and general philosophy of customer service. PNC saw the Kentucky-based Hilliard Lyons as providing opportunities to expand the retail distribution of capital markets products and to enhance its brokerage services and investment management activities with respect to affluent clients. Another attractive facet of a PNC/Hillard Lyons business combination was a shared philosophy of commitment to client service and employee satisfaction.

         On June 22, 1998, representatives of Hilliard Lyons, PNC and Berkshire Capital met in Cincinnati, Ohio for an introductory meeting. Similar meetings were held with seven other interested parties during June and July of 1998. The parties with which Hilliard Lyons met were thereafter invited to submit nonbinding merger/acquisition proposals. Six proposals were received and reviewed by the Hilliard Lyons Board. After reviewing those proposals, Hilliard Lyons decided to continue substantive discussions with PNC to pursue a possible combination. Additional meetings with PNC were held the week of July 6 and PNC conducted due diligence between July 13 and July 16. The Hilliard Lyons Board pursued the PNC proposal because the consideration offered by PNC had the potential to deliver the greatest value to the shareholders, and because the Hilliard Lyons Board considered the other terms of the PNC proposal superior for the reasons described below.

         On August 12, 1998, the Hilliard Lyons Board voted to proceed with a merger with PNC on the economic terms stated in PNC's proposal of June 29, subject to negotiation of a satisfactory agreement and plan of merger. Negotiations were held in New York City at the offices of Arnold & Porter, counsel to PNC, during the week of August 16, at which both counsel and principals of each of PNC and Hilliard Lyons were present. Detailed information describing the definitive Agreement was presented at the Hilliard Lyons Board meetings held on August 19 and 20. At the August 20, 1998 Hilliard Lyons Board meeting, the Hilliard Lyons Directors present during the vote (one director was absent at the time of the vote) voted unanimously to approve the execution of the Agreement between Hilliard Lyons and PNC.

                             REASONS FOR THE MERGER

         In reaching its decision to approve the Agreement, the Hilliard Lyons Board consulted with Hilliard Lyons management and with financial and legal advisors, and considered a variety of factors, including the following principal factors:

         THE COMPLEMENTARY NATURE OF HILLIARD LYONS AND PNC'S BUSINESS AND CULTURES. The Hilliard Lyons Board believes that Hilliard Lyons and PNC share common fundamental values and a strong commitment to placing the client's needs first. PNC has demonstrated a commitment to developing its financial services products through investments in mutual fund and investment advisory and management companies. Additionally, PNC is a well-known and respected provider of trust and fiduciary services. The Hilliard Lyons Board believes that PNC is committed to the expansion of brokerage and investment products and services to consumers throughout the U.S. The Hilliard Lyons Board also believes that PNC offers a strong base of clients and services against which Hilliard Lyons can leverage its brand value, sales culture and efficient operating platform into geographic markets where PNC operates but Hilliard Lyons currently does not. This affords Hilliard Lyons the opportunity of gaining prompt name recognition in geographic areas such as the mid-Atlantic states where it is not currently known.

         Hilliard Lyons will also have the opportunity to gain access to PNC's financial product offerings for its existing client base. Similarly, Hilliard Lyons will be able to offer its products and services across PNC's large customer base. It is anticipated that the merger will serve to enhance both Hilliard Lyons' capital markets capabilities and its retail sales efforts.

         SHAREHOLDER CONSIDERATION. The Hilliard Lyons Board carefully evaluated the consideration that Hilliard Lyons' shareholders will receive in the Merger. The presentation Berkshire Capital made to the Hilliard Lyons Board on August 20, 1998 included, among other things, Berkshire Capital's opinion that the Merger Consideration is fair to Hilliard Lyons shareholders from a financial point of view. The Hilliard Lyons Board took into account the fact that the Agreement contains few conditions precedent to consummation of the Merger, which enhances the certainty that the Merger will be completed. The Hilliard Lyons Board carefully considered the Agreement's specific provisions for converting and exchanging Hilliard Lyons common stock for the Stock Consideration and Cash Consideration. The Hilliard Lyons Board assessed the advantages of the fixed price of the Merger Consideration and the currently tax-free nature of the stock portion of the Merger Consideration. The Hilliard Lyons Board also took into account the fact that Hilliard Lyons will be able to dividend adjusted earnings post June 30, 1998 until the consummation of the Merger. The Hilliard Lyons Board also considered what it believes to be PNC's favorable prospects and the liquidity of the trading market for PNC Common Stock.

         AGREEMENT AND PLAN OF MERGER. Hilliard Lyons' financial and legal advisors fully discussed with the Hilliard Lyons Board the terms and conditions of the Agreement, including the amount and form of consideration, the parties' representations, warranties, covenants and agreements, and the conditions to the respective obligations set forth in the Agreement.

         HILLIARD LYONS' FUTURE AS AN INDEPENDENT FIRM. The Hilliard Lyons Board carefully considered the advantages and disadvantages of Hilliard Lyons' remaining independent in the current competitive environment. The Hilliard Lyons Board believes that rapidly increasing consolidation in the financial services industry will create pressures on profits and will result in strong competition for market share and quality talent. Independent firms will likely have difficulty competing against well-capitalized competitors such as commercial banks that generally have much larger market capitalizations than independent brokerage firms. The Hilliard Lyons Board also considered the potential negative effects that uncertainty over Hilliard Lyons' future growth as an independent firm might have on the Hilliard Lyons organization as a whole. Any of these factors could potentially result in lower returns for Hilliard Lyons' shareholders.

         RESPECT FOR HILLIARD LYONS' SECURITIES EXPERTISE. The Hilliard Lyons Board considered PNC to be a partner that would respect the securities expertise and dedication of Hilliard Lyons' approximately 1,325 employees and the importance of ensuring that the best interests of clients be served. Like Hilliard Lyons, PNC appreciates the unique nature of client relationships in the securities industry. The Hilliard Lyons Board believes that the merger will allow Hilliard Lyons to maintain and enhance the level of service it provides to its brokers and clients.

         CONTINUED OPERATIONS IN LOUISVILLE AND RETENTION OF KEY EMPLOYEES. After the Merger, the Broker Subsidiary will continue to provide brokerage services from its Louisville headquarters, maintaining the same name by which it has been known since 1972 - J.J.B. Hilliard, W.L. Lyons, Inc. The Hilliard Lyons management structure will continue, with James W. Stuckert, James M. Rogers, James R. Allen, and E. Neal Cory in key leadership positions, as each such manager has entered into an employment agreement with the Broker Subsidiary. See " -- Management and Operations After the Merger."

           The foregoing discussion of the information and factors considered by the Hilliard Lyons Board is not intended to be exhaustive but includes all material factors considered by the Hilliard Lyons Board. In reaching its determination to approve and recommend the Merger, the Hilliard Lyons Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, considering, among other things, the matters discussed above and the opinion of Berkshire Capital referred to above, the Hilliard Lyons Board approved and adopted the Agreement and the Merger contemplated thereby as being in the best interests of Hilliard Lyons and its shareholders.

           BASED ON THE FOREGOING, THE HILLIARD LYONS BOARD CONCLUDED THAT THE PROPOSED MERGER WOULD BE IN THE BEST INTERESTS OF HILLIARD LYONS' SHAREHOLDERS. ACCORDINGLY, THE HILLIARD LYONS BOARD VOTED TO RECOMMEND THAT THE HILLIARD LYONS SHAREHOLDERS VOTE "FOR" THE MERGER.

                   RECOMMENDATION OF THE HILLIARD LYONS BOARD

         THE HILLIARD LYONS BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, HILLIARD LYONS AND THE HILLIARD LYONS SHAREHOLDERS. ACCORDINGLY, THE HILLIARD LYONS BOARD HAS APPROVED AND ADOPTED THE AGREEMENT AND RECOMMENDS THAT THE HILLIARD LYONS SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

           For information regarding certain interests of directors and executive officers of Hilliard Lyons in the Merger, see "PROPOSED MERGER -- Management and Operations after the Merger -- Management" and " -- Employees."

TERMS OF THE MERGER

           On the Effective Date, Hilliard Lyons will be merged with and into PNC and the separate existence of Hilliard Lyons will cease. PNC, as the surviving entity, will continue its corporate existence. Also on the Effective Date, except as otherwise provided in the Agreement and as described below, each outstanding share of Hilliard Lyons Common Stock will be converted into a combination of PNC Common Stock and cash as described below. The sum of the aggregate Stock Consideration and Cash Consideration provided in the Merger will be $275 million, or, based on the number of shares of Hilliard Lyons Common Stock issued and outstanding at the time of the signing of the Agreement, $76.79 per share of Hilliard Lyons Common Stock.

           In the Merger, each share of Hilliard Lyons Common Stock held by a nondissenting shareholder will be converted into (i) the number of shares of PNC Common Stock equal to $192.5 million divided by the product of the Average Closing Price and the number of shares of Hilliard Lyons Common Stock issued and outstanding immediately prior to the Effective Date; and (ii) the right to receive cash in the amount of $82.5 million divided by the number of shares of Hilliard Lyons Common Stock issued and outstanding immediately prior to the Effective Date. However, if the Average Closing Price is below $52.00, PNC may reduce the Stock Consideration and increase the Cash Consideration (provided the aggregate Merger Consideration remains $275 million) so that no more than 3.7 million shares of PNC Common Stock are issued. In certain circumstances, the Cash Consideration may be reduced, and the Stock Consideration may be increased beyond 3.7 million shares of PNC Common Stock, as necessary to receive the closing tax opinion described under " -- Certain U.S. Federal Income Tax Consequences." The range of possible adjustments to the relative proportion of Stock Consideration and Cash Consideration is shown in the following table.

              THE MERGER CONSIDERATION: RANGE OF ALLOCATION BETWEEN
                   STOCK CONSIDERATION AND CASH CONSIDERATION



AVERAGE   NUMBER OF PNC      VALUE OF PNC     NUMBER OF      VALUE OF PNC          CASH IN          CASH PER HL       TOTAL MERGER
CLOSING  SHARES ISSUED IN   SHARES ISSUED       PNC             SHARES            AGGREGATE            SHARE         CONSIDERATION
 PRICE    AGGREGATE (2)      IN AGGREGATE      SHARES         ISSUED PER            (2)(3)          (PERCENTAGE          PER HL
                                 (2)           ISSUED          HL SHARE                              THAT CASH            SHARE
                                               PER HL        (PERCENTAGE                           COMPRISES OF
                                               SHARE           THAT PNC                                TOTAL
                                               (1)(2)           SHARES                             CONSIDERATION
                                                              COMPRISE OF                          PER HL SHARE)
                                                                 TOTAL                                 (2)(3)
                                                          CONSIDERATION PER HL
                                                               SHARE) (2)
  $60       3,208,333        $192,500,000      0.896          $53.75 (70%)          $82,500,000      $23.04 (30%)         $76.79
  $56       3,437,500        $192,500,000      0.960          $53.75 (70%)          $82,500,000      $23.04 (30%)         $76.79
  $52       3,700,000        $192,500,000      1.033          $53.75 (70%)          $82,500,000      $23.04 (30%)         $76.79
  $48       3,700,000        $177,600,000      1.033          $49.59 (65%)          $97,400,000      $27.20 (35%)         $76.79
  $44       3,700,000        $162,800,000      1.033          $45.46 (59%)         $112,200,000      $31.33 (41%)         $76.79
  $40       3,700,000        $148,000,000      1.033          $41.32 (54%)         $127,000,000      $35.46 (46%)         $76.79
  $36       3,700,000        $133,200,000      1.033          $37.19 (48%)         $141,800,000      $39.59 (52%)         $76.79


(1) Assumes that the number of issued and outstanding shares of Hilliard Lyons Common Stock is 3,581,400.

(2) Assumes that in the event the Average Closing Price is below $52.00, (i) PNC elects to exercise its option to increase the Cash Consideration and reduce the Stock Consideration to the fullest extent permitted under the Agreement, and (ii) it is not necessary to reduce the Cash Consideration and increase the Stock Consideration in order to receive the closing tax opinion described in " -- Certain U.S. Federal Income Tax Consequences." Rather than electing to increase the Cash Consideration and reduce the Stock Consideration, PNC may issue more shares of PNC Common Stock so that the Merger Consideration consists of up to 70% Stock Consideration and not less than 30% Cash Consideration even though the Average Closing Price is below $52.00.

(3) Excludes all effects of cash in lieu of fractional shares and cash paid to dissenting shareholders, if any, pursuant to Kentucky law.

           Additionally, each holder of Hilliard Lyons Common Stock will receive cash in lieu of any fractional share of PNC Common Stock that such shareholder otherwise would receive. Any such cash payment shall be in an amount equal to such fraction multiplied by the Average Closing Price.

           In the event that prior to the Effective Date the outstanding shares of PNC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in PNC's capitalization, all without PNC receiving adequate consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of PNC Common Stock to be thereafter delivered pursuant to the Agreement.

SURRENDER OF CERTIFICATES

           As soon as practicable after the Effective Date, the stock transfer agent of PNC (currently, The Chase Manhattan Bank), acting in the capacity of exchange agent (the "Exchange Agent"), will mail to all holders of Hilliard Lyons Common Stock a letter of transmittal, together with instructions for the exchange of their Hilliard Lyons Common Stock certificates for (i) certificates representing the number of shares of PNC Common Stock into which such shares of Hilliard Lyons Common Stock have been converted, and (ii) a check in the amount equal to the sum of (x) the total Cash Consideration to which such holder is entitled, and (y) any cash to which such holder is entitled in lieu of fractional shares of PNC Common Stock. Until so exchanged, each certificate representing Hilliard Lyons Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of PNC Common Stock into which such shares have been converted; provided, however, that no dividends or other distributions declared after the Effective Date with respect to PNC Common Stock shall be paid to the holder of any unsurrendered certificate until the holder surrenders that certificate. No interest will be paid on any Cash Consideration or cash in lieu of fractional shares to which a holder of Hilliard Lyons Common Stock is entitled. HILLIARD LYONS SHAREHOLDERS SHOULD NOT REQUEST HILLIARD LYONS TO SEND THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

OPINION OF FINANCIAL ADVISOR

         Hilliard Lyons retained Berkshire Capital to act as its financial advisor in connection with the Merger and to render an opinion to the Hilliard Lyons Board as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Hilliard Lyons Common Stock. Berkshire Capital is a nationally recognized investment banking firm regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for estate, corporate and other purposes, and acting as financial advisor in connection with other forms of strategic transactions. The Hilliard Lyons Board selected Berkshire Capital to serve as its financial advisor in connection with the Merger on the basis of such expertise of the firm.

         The full text of Berkshire Capital's written opinion which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as APPENDIX B to this Proxy Statement/Prospectus, is incorporated herein by reference and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Berkshire Capital set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. Berkshire Capital's opinion is directed only to the fairness of the Merger Consideration, from a financial point of view, to the holders of Hilliard Lyons Common Stock. Berkshire Capital's opinion was provided to the Hilliard Lyons Board to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Hilliard Lyons as to how such shareholder should vote on the Agreement.

         In arriving at its opinion, Berkshire Capital reviewed certain publicly available business and financial information relating to Hilliard Lyons and PNC and certain other information provided to it, including the following: (i) certain internal financial reports provided by the management of Hilliard Lyons;
(ii) PNC's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three years ended December 31, 1997; (iii) PNC's Quarterly Reports on Form 10-Q and related financial information for the periods ended June 30, 1998 and March 31, 1998; (iv) certain publicly available information with respect to historical market prices and trading activities for PNC Common Stock and for certain publicly traded financial institutions which Berkshire Capital deemed relevant; (v) certain publicly available information with respect to securities firms and the financial terms of certain other mergers and acquisitions which Berkshire Capital deemed relevant; (vi) the Agreement; (vii) other financial information concerning the businesses and operations of Hilliard Lyons, including certain audited financial information and certain financial analyses and forecasts for Hilliard Lyons prepared by senior management; and (viii) such financial studies, analyses, inquiries and other matters as Berkshire Capital deemed necessary. In addition, Berkshire Capital discussed the business and prospects of Hilliard Lyons and PNC with members of senior management of each company.

         In connection with its review, Berkshire Capital relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including the representations and warranties of Hilliard Lyons and PNC included in the Agreement, and Berkshire Capital has not assumed any responsibility for independent verification of such information. Berkshire Capital relied upon the management of Hilliard Lyons as to the reasonableness and achieveability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Berkshire Capital, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Berkshire Capital also assumed, without independent verification, that the aggregate reserves for loan losses, litigation and other contingencies for Hilliard Lyons and PNC are adequate to cover such losses. Berkshire Capital did not review any individual credit files of PNC or make an independent evaluation or appraisal of the assets or liabilities of Hilliard Lyons or PNC.

         In connection with rendering its opinion, Berkshire Capital performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness of the Merger Consideration, from a financial point of view, to holders of Hilliard Lyons Common Stock was to some extent a subjective one based on the experience and judgment of Berkshire Capital and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Berkshire Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Berkshire Capital's view of the actual value of Hilliard Lyons or PNC.

         In performing its analyses, Berkshire Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Hilliard Lyons or PNC. The analyses performed by Berkshire Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than that suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Berkshire Capital assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to PNC.

         Berkshire Capital's opinion is just one of the many factors taken into consideration by the Hilliard Lyons Board in determining to approve the Agreement. Berkshire Capital's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Hilliard Lyons, nor does it address the effect of any other business combination in which Hilliard Lyons might engage.

         The following is a summary of the analyses performed by Berkshire Capital in connection with its opinion delivered to the Hilliard Lyons Board on August 20, 1998. Berkshire Capital employed three different valuation methodologies to determine the value of each of (i) Hilliard Lyons in its entirety, (ii) the Investment Management Segment of Hilliard Lyons and (iii) the Non-Investment Management Segment of Hilliard Lyons. The valuation methodologies were (i) comparison of publicly traded securities and investment management firms, (ii) comparable acquisitions of securities and investment management firms and (iii) discounted cash flows. The following three paragraphs provide additional detail regarding the publicly traded securities firms and comparable acquisition transactions utilized in Berkshire Capital's valuation of Hilliard Lyons in its entirety.

         COMPARISON OF PUBLICLY TRADED SECURITIES FIRMS. Berkshire Capital compared the financial performance of Hilliard Lyons to that of a certain group of securities firms (the "Group") by comparing the multiples of book value, total revenues, pre-tax income and earnings of the Group's members to the stock prices of the Group's members. This Group included A.G. Edwards, Inc.; Legg Mason, Inc.; Raymond James Financial, Inc.; EVEREN Capital Corporation; Morgan Keegan, Inc.; Dain Rauscher Corporation; Freedom Securities Corporation; The Advest Group, Inc.; and Interstate/Johnson Lane, Inc.

         Berkshire Capital compared selected financial and market statistics and ratios using financial data for the latest twelve months ended June 30, 1998 for Hilliard Lyons and the Group and market data as of September 14, 1998 for the Group. This analysis showed (i) the Group had mean and median ratios of price to latest twelve months revenues of 0.93x and 0.77x respectively, compared to 1.44x in the proposed Merger, (ii) the Group had mean and median ratios of price to latest twelve months pre-tax earnings of 7.0x and 6.7x respectively, compared to 10.31x in the proposed Merger, (iii) the Group had mean and median ratios of price to latest twelve months earnings of 12.0x and 11.2x respectively, compared to 16.8x in the proposed Merger, (iv) the Group had mean and median ratios of price to book value of 1.82x and 1.79x respectively, compared to 2.49x in the proposed Merger; (v) the Group had mean and median return on average equity ratios of 18.2% and 17.5% respectively, compared to 15.6% of Hilliard Lyons; and
(vi) the Group had mean and median latest twelve months pre-tax earnings/revenues ratios of 13.5% and 12.1% respectively, compared to 14.0% of Hilliard Lyons.

         COMPARABLE ACQUISITIONS. Berkshire Capital performed an analysis of consideration paid in nine acquisitions of brokerage firms completed in 1997 and 1998 (the "Selected Transactions"). Using this calculation, multiples of book value, total revenues and pre-tax income in the Selected Transactions were compared to the multiples and premiums implied by the consideration offered by PNC in the Merger. The Selected Transactions included the following transactions: Scott & Stringfellow Financial, Inc./BB&T Corporation; McDonald & Company Investments, Inc./KeyCorp.; Principal Financial Securities Inc./EVEREN Capital Corp.; Ohio Company/Fifth Third Bancorp.; Wheat First Securities/First Union; Piper Jaffray Companies, Inc./U.S. Bancorp; Roney & Co./First Chicago NBD Corp.; Oppenheimer Holdings, Inc./CIBC Wood Gundy Securities Corp.; Alex. Brown Incorporated/Bankers Trust Corporation.

         Berkshire Capital compared the transaction value as a multiple of (i) latest twelve months revenues; (ii) latest twelve months earnings; and (iii) book value, for the proposed Merger to the mean and median ratios for the Selected Transactions. This analysis showed that (i) the transaction value/revenues paid in the proposed Merger was 1.44x compared to a mean of 1.11x and a median of 1.22x for the Selected Transactions; (ii) the transaction value/earnings paid in the proposed Merger was 16.8x compared to a mean of 16.2x and a median of 16.9x for the Selected Transactions and (iii) the transaction value/book value paid in the proposed Merger was 2.49x compared to a mean of 2.75x and a median of 2.73x for the Selected Transactions. Given the importance of Hilliard Lyons' senior management and sales force to its core revenue streams, Berkshire Capital also examined the Merger's value plus the present value of the proposed retention payments (the "Aggregate Transaction Value") to a selected group of Hilliard Lyons' management and financial consultants. This analysis showed that (i) the Aggregate Transaction Value/revenues paid in the proposed Merger was 1.59x compared to a mean of 1.25x and a median of 1.18x for the Selected Transactions; (ii) the Aggregate Transaction Value/earnings paid in the proposed Merger was 18.5x compared to a mean of 17.7x and a median of 19.1x for the Selected Transactions; and (iii) the Transaction Value/book value paid in the proposed Merger was 2.75x compared to a mean of 2.93x and a median of 3.07x for the Selected Transactions.

         No company or transaction used as a comparison in the above analyses is identical to Hilliard Lyons, PNC or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading and/or transaction value of the companies used for comparison in the above analyses.

         DISCOUNTED CASH FLOW. Using a blend of the discounted dividends analyses, the capital asset pricing model and the Fisher model, Berkshire Capital estimated the discounted present value of the future stream of dividends that the Group could produce over the next five years, under various circumstances, assuming the Group performed in accordance with the earnings forecasts of management.

         Berkshire Capital performed discounted cash flow analyses assuming five year compound annual revenue growth rates ranging from 8% to 10% and discount rates ranging from 15% to 17%. This analysis showed a range of value of Hilliard Lyons Common Stock of $70.03 to $81.93 per share. Berkshire Capital noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, terminal values and discount rates.

         Berkshire Capital's opinion is dated as of the date of this Proxy Statement/Prospectus, and is based solely upon the information available to Berkshire Capital and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Berkshire Capital's opinion. Berkshire Capital has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after that date.

         Hilliard Lyons and Berkshire Capital have entered into a letter agreement relating to the services to be provided by Berkshire Capital in connection with the Merger. Hilliard Lyons has agreed to pay Berkshire Capital fees as follows: (i) a cash fee of $80,000, which was paid during the course of Berkshire Capital's assignment; (ii) an additional cash fee of $250,000, which was paid upon execution of the Agreement; and (iii) an additional cash fee equal to $3,050,000 payable upon closing of the Merger. In such letter, Hilliard Lyons also agreed to reimburse Berkshire Capital for its reasonable and necessary out-of-pocket expenses and to indemnify Berkshire Capital against certain liabilities, including liabilities under the federal securities laws.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

         The Agreement contains representations and warranties by Hilliard Lyons regarding, among other things, (i) its capitalization; (ii) the ownership and capitalization of its subsidiaries; (iii) its organization, standing and authority; (iv) the lack of engagement in certain activities; (v) authority to enter into the Agreement and the effectiveness of the Agreement; (vi) the filing of certain documents with regulatory authorities; (vii) financial statements;
(viii) the absence of any material adverse change; (ix) the absence of undisclosed liabilities; (x) good title to real and personal property; (xi) tax matters; (xii) employee benefit plans; (xiii) certain contracts; (xiv) the lack of material legal proceedings; (xv) compliance with laws; (xvi) labor matters;
(xvii) retention of financial advisors; (xviii) insurance; (xix) title to intellectual property; (xx) environmental liability; (xxi) fiduciary activities;
(xxii) compliance with certain securities laws; (xxiii) derivatives; (xxiv) accounting controls; (xxv) year 2000 issues; (xxvi) the ability to obtain necessary regulatory approvals; and (xxvii) the accuracy of the Registration Statement. These representations and warranties will not survive the Effective Date.

           The Agreement contains representations and warranties by PNC regarding, among other things, (i) its capitalization; (ii) its organization, standing and authority; (iii) its authority to enter into the Agreement and the effectiveness of the Agreement; (iv) compliance with certain securities and banking laws; (v) financial statements; (vi) the absence of undisclosed liabilities; (vii) the lack of material legal proceedings; (viii) compliance with certain laws; (ix) retention of financial advisors; (x) the accuracy of the Registration Statement; (xi) year 2000 issues; (xii) compliance with certain Federal Reserve capital requirements; and (xii) the ability to obtain necessary regulatory approvals. These representations and warranties will not survive the Effective Date.

           The respective obligations of PNC and Hilliard Lyons to consummate the Merger are subject to the fulfillment, on or prior to the Effective Date, of the following conditions: (i) the taking of all corporate action necessary to authorize the execution, delivery and performance of the Agreement; (ii) receipt of all requisite regulatory approvals, the expiration of all waiting periods and the satisfaction of all pre-consummation conditions for any such approval, without any condition which, in the reasonable opinion of the PNC Board, materially and adversely affects the anticipated economic and business benefits to PNC of the Merger (see " -- Regulatory and Other Approvals"); (iii) that at least 75% of the members of the board of directors of each Hilliard Lyons investment company which has approved a new investment advisory contract are not "interested persons" within the meaning of the Investment Company Act and have been elected in accordance with the Investment Company Act; (iv) receipt of consents as required by certain of Hilliard Lyons' contracts; (v) the effectiveness of the Registration Statement and the absence of any "stop order" proceeding related thereto; (vi) the consent or waiver of certain parties who have entered into agreements with Hilliard Lyons; (vii) the absence of any order, decree or injunction enjoining or prohibiting the consummation of the Merger; (viii) approval of the listing of the shares of PNC Common Stock to be issued for listing on the NYSE; and (ix) the receipt by both parties of the closing tax opinion described under " -- Certain U.S. Federal Income Tax Consequences." The obligations of Hilliard Lyons and PNC to effect the Merger also are subject to additional customary closing conditions.

           Except with respect to any required shareholder or regulatory approval, all of the conditions to consummation of the Merger may be waived at any time by the party whose further obligations to effect the Merger are conditioned thereupon. Moreover, to the extent permitted under applicable state law, the Agreement may be amended or supplemented at any time by written agreement of the parties approved by their respective boards of directors and/or officers authorized thereby.

           The Merger will be consummated at a closing at the executive offices of PNC on the first business day following satisfaction of the conditions described above, or on such later date within 30 days thereafter as may be specified by PNC (the "Closing Date").

REGULATORY AND OTHER APPROVALS

           Consummation of the Merger is conditioned on the receipt by PNC and Hilliard Lyons of all necessary approvals by governmental regulatory agencies and certain approvals and consents of third parties. It is anticipated that the regulatory and other approvals described herein will be obtained in time to allow for consummation of the Merger on or about November 30, 1998, but there is no assurance that such regulatory approvals will be obtained so as to permit consummation of the Merger or that such approvals will not impose conditions that would materially and adversely affect the anticipated economic and business benefits to PNC of the Merger and therefore cause PNC to abandon the Merger.

         Under Section 4 of the Bank Holding Company Act and Regulation Y, the Federal Reserve's implementing regulation thereunder, PNC is obligated to provide the Federal Reserve with written notice before acquiring ownership or control of the shares of a company, such as Hilliard Lyons, that is engaged in nonbanking activities. Such notice filed under Section 4 is deemed approved by the Federal Reserve 60 days after the filing unless the Federal Reserve issues an order disapproving the transaction or extends the time for consideration. Among the statutory criteria which the Federal Reserve considers in connection with such notice is whether performance of the nonbanking activity by a bank holding company or subsidiary thereof can reasonably be expected to produce benefits to the public such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. In addition, because a transaction such as the Merger involves the acquisition of a nonbanking firm by a bank holding company, Regulation Y requires that additional information be included in the notice, including evidence that the proposed activity is so closely related to banking or managing or controlling banks as to be a proper incident thereto, or, if the Federal Reserve previously determined by order that the activity is permissible for a bank holding company to conduct, a commitment to comply with all the conditions and limitations established by the Federal Reserve governing the activity. Further, because a transaction such as the Merger involves a bank holding company subsidiary that will be engaged in certain securities underwriting and dealing activities, the Federal Reserve requires that additional information, including information on revenues derived from such securities activities, be provided in the notice in order to determine whether, following consummation of the transaction, the subsidiary will be in compliance with Section 20 of the Glass-Steagall Act. Under the Federal Reserve's application of Section 20 of the Glass-Steagall Act, no more than 25% of the gross revenues of the subsidiary may be derived from underwriting or dealing in securities that member banks may not underwrite or deal in. On September 24, 1998, PNC filed a notice with the Federal Reserve seeking approval of the Merger.

           Hilliard Lyons and certain of its subsidiaries are associated with two mutual funds registered with the Commission pursuant to the Investment Company Act: the Hilliard Lyons Government Fund, Inc. and the Hilliard Lyons Growth Fund, Inc. Hilliard Lyons or certain of its subsidiaries have been retained by these mutual funds as their investment advisors and principal underwriter/distributor. Under Section 15 of the Investment Company Act, the consummation of the Merger will be deemed to effect an assignment of the investment advisory contracts held by Hilliard Lyons or its subsidiaries. Such advisory contracts terminate automatically upon assignment under the Investment Company Act. New advisory contracts must be approved by the board of trustees and shareholders of each mutual fund. Under the Agreement, Hilliard Lyons is obligated to use all commercially reasonable efforts to obtain all necessary consents and approvals in order that new investment advisory contracts may be duly approved on substantially the same terms as the corresponding existing contracts. In addition, it is a condition to PNC's obligation to effect the Merger that the board of trustees of each mutual fund shall have approved, and shall have recommended that the shareholders of such mutual fund approve, new investment advisory contracts in substantially the form of existing contracts. Hilliard Lyons or its subsidiaries also act as investment advisors to certain clients that are not investment companies or pooled investment vehicles. Hilliard Lyons has agreed to seek consents from such clients using a "negative consent" letter process permitted under applicable law, and it is a condition to PNC's obligation to effect the Merger that such consents shall have been obtained with respect to clients accounting for at least 75% of annualized fees from clients that are not investment companies or pooled investment vehicles.

           Furthermore, certain self-regulatory organizations of which Hilliard Lyons or its subsidiaries are members, including without limitation the NASD and the NYSE, may require notices, approvals or consents before the Merger may be consummated.

           Certain subsidiaries of Hilliard Lyons are engaged in insurance agency activities in several states. Notices of the change in control of Hilliard Lyons may be required to be filed in certain states where Hilliard Lyons insurance agencies are licensed. A notice must also be filed with the Delaware State Banking Commission regarding the planned acquisition of certain of these insurance agencies by PNC Bank, Delaware, an indirect wholly-owned banking subsidiary of PNC. The Trust Company, also a subsidiary of Hilliard Lyons, will be transferred to PNC pursuant to the Merger. Notice of the change of control of the Trust Company was filed with the Department of Financial Institutions of Kentucky on September 25, 1998.

           There can be no assurance that the various state and federal regulatory authorities, investment advisory clients, and self-regulatory organizations will approve the Merger and related transactions as described above, and if approved, there can be no assurance as to the date of such approval or the absence of litigation challenging the approvals. Further, there can be no assurance that such approvals will not impose conditions that the PNC Board reasonably determines materially and adversely affect the anticipated economic and business benefits to PNC of the Merger, in which event PNC would have the right not to proceed with the Merger. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and " -- Effective Date of the Merger; Termination."

           PNC and Hilliard Lyons are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger and would not be conditioned in a manner that would cause PNC to abandon the Merger.

           To the extent that the foregoing information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and the regulations promulgated under such statutes.

BUSINESS PENDING THE MERGER

           Under the terms of the Agreement, Hilliard Lyons and its subsidiaries generally are required to use commercially reasonable efforts to preserve their properties, business and relationships with customers, employees and others and to carry on their respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Agreement. Between the date of the Agreement and the Closing Date, Hilliard Lyons may not without PNC's consent, among other things, make distributions or pay dividends (except immediately prior to the Closing Date, with respect to post-June 30, 1998 earnings, subject to certain adjustments); issue, deliver, sell, dispose of, pledge or otherwise encumber any equity interests in Hilliard Lyons or its subsidiaries; issue any warrants or similar rights; amend its Articles of Incorporation or By-Laws; engage in any merger or consolidation; liquidate, sell, or dispose of any material assets or make any capital expenditure exceeding $20,000; or solicit or encourage inquiries or proposals with respect to the acquisition, purchase or transfer of Hilliard Lyons' assets. Hilliard Lyons also has agreed to cause each of its subsidiaries not to take any of the foregoing actions.

           Hilliard Lyons also has agreed that, if so requested by PNC, it will take all necessary action to facilitate the merger of Hilliard Lyons' subsidiaries with subsidiaries of PNC, or reorganization of the ownership of the Hilliard Lyons subsidiaries by PNC and its subsidiaries, on or after the Effective Date. However, in no event will the Closing Date be delayed in order to facilitate any such merger, nor will Hilliard Lyons be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

EFFECTIVE DATE OF THE MERGER; TERMINATION

           The Effective Date shall be the date and time as set forth in the articles of merger to be delivered and filed with the Kentucky Secretary of State and the Pennsylvania Department of State in accordance with Kentucky and Pennsylvania law, respectively, on the Closing Date.

           PNC and Hilliard Lyons each anticipate that the Merger will be consummated by November 30, 1998. However, consummation of the Merger could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals or if any other condition to consummation of the Merger is not satisfied. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated.

           The Agreement may be terminated at any time on or prior to the Closing Date as follows: (i) by Hilliard Lyons, if PNC has materially breached, or by PNC, if Hilliard Lyons has materially breached, any covenant or agreement, or certain representations and warranties, and the breaching party has not cured such breach within 30 days of written notice thereof; (ii) by either party if the requisite approval by the Hilliard Lyons shareholders is not obtained at the Special Meeting (see "MEETING INFORMATION -- Voting Rights"); (iii) by either party if certain regulatory approvals contemplated by the Agreement have not been received and the time period for appeals and requests for reconsideration have run (see " -- Regulatory and Other Approvals"); or (iv) by either party if the Closing Date has not occurred by May 31, 1999. The Agreement also may be terminated at any time by the mutual written consent of the parties. In the event of termination, the Agreement shall become void and have no effect, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination and any termination resulting from a material breach of a covenant or agreement in the Agreement shall not relieve any breaching party from liability for any uncured willful breach of any such covenant or agreement giving rise to such termination.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

           BOARD OF DIRECTORS. The PNC Board after the Merger will be composed of the same directors who served on the PNC Board prior to the Merger. For information on the current directors of the PNC Board, see "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

           MANAGEMENT. The management of PNC after the Merger will be composed of the same individuals who served as managers of PNC prior to the Merger. The management of the

Broker Subsidiary (which will, immediately after the Merger, be a wholly-owned subsidiary of PNC) will generally consist of the same individuals who served as managers of the Broker Subsidiary prior to the Merger. The Broker Subsidiary has entered into employment agreements (the "Employment Agreements") with Messrs. James W. Stuckert, James M. Rogers, James R. Allen and E. Neal Cory, II (the "Key Managers"), who currently serve Hilliard Lyons as, respectively, Chairman, Chief Executive Officer and Director; Chief Operating Officer, Executive Vice President and Director; Executive Vice President, Branch and Marketing Administration and Director; and Executive Vice President, Investment Management Group.

           The Employment Agreements are for a term of three years and provide that each Key Manager will serve the Broker Subsidiary in not less than the same position, with a title of at least equivalent status, and performing at least equivalent duties, as before the Merger. The Employment Agreements provide that each Key Manager will receive a base salary and certain fringe benefits, and confirm that each Key Manager will also participate in the Broker Subsidiary's senior management incentive compensation plan and in the Retention Pool described below. See " -- Employees." Each Key Manager agrees, during a period specified in the Employment Agreement, (i) not to disclose confidential business or technical information or trade secrets of the Broker Subsidiary or any affiliate of the Broker Subsidiary; (ii) not to solicit, for personal benefit or the benefit of another, current or prospective clients of the Broker Subsidiary;
(iii) not to hire the Broker Subsidiary's employees or interfere with their relationship with the Broker Subsidiary; (iv) not to compete with the Broker Subsidiary; (v) to return certain property of the Broker Subsidiary at the conclusion of employment; and (vi) not to disparage the Broker Subsidiary. The Broker Subsidiary may terminate each Key Manager's employment upon his disability or for cause, or without cause if thirty days notice is given. A Key Manager may terminate his employment at any time upon thirty days notice.

           The Employment Agreements provide that if (i) the Broker Subsidiary terminates a Key Manager's employment for reasons other than disability or cause, or (ii) a Key Manager terminates his employment for good reason, then the Key Manager shall be entitled to his base salary and certain enumerated benefits for a period of one year from the date of termination. Those events that would give a Key Manager good reason to resign and entitle him to receive such severance compensation are (i) a significant reduction or adverse change in the nature or scope of the Key Manager's authority, duties, status or position, (ii) involuntary relocation, or (iii) a material reduction in salary or benefits.

           OPERATIONS. Immediately following consummation of the Merger, the Broker Subsidiary will be a wholly-owned subsidiary of PNC and will generally retain the same management team that is in place at the Broker Subsidiary prior to the Merger. Except as described below, the Broker Subsidiary generally will continue to carry on the business, including but not limited to investment advisory services and securities underwriting, dealing and brokerage, that it had conducted prior to the Merger. Within two years of consummation of the merger, PNC plans to divest, cease, or transfer certain activities, including real estate and barge investment activities, conducted by various special purpose subsidiaries of Hilliard

Lyons, consistent with applicable banking laws. As required by Federal Reserve interpretations under the Glass-Steagall Act, at or prior to the consummation of the Merger, the Broker Subsidiary will cease acting as principal underwriter/distributor to the Hilliard Lyons Growth Fund, Inc. and Hilliard Lyons Government Fund, Inc., although it is expected that the Broker Subsidiary will continue to act as a retailer of shares of the funds. Certain activities currently conducted by Hilliard Lyons subsidiaries, including annuities and insurance sales activities, will in the future be conducted by state-licensed insurance agency subsidiaries of PNC Bank, Delaware, consistent with applicable banking, securities, and insurance laws.

           EMPLOYEES. On the Effective Date, all employees of Hilliard Lyons or its subsidiaries will become employees of PNC subsidiaries. In order to induce certain personnel to remain in the employ of PNC following consummation of the Merger, PNC will establish the Retention Pool consisting of funds which will be used to retain Designated Managers and Key Brokers of Hilliard Lyons and subsidiaries thereof. This Retention Pool will be in the amount of approximately $40 million, of which approximately $29 million will be set aside for Key Brokers and approximately $11 million for Designated Managers. Each Key Broker will receive payments ratably on the first, second and third anniversaries of the Closing Date, provided that he or she remains employed by PNC or a PNC subsidiary. Each Designated Manager will receive one-fifteenth of his or her total share on the first, second, and third anniversaries of the Closing Date, and two-fifths on each of the fourth and fifth anniversaries so long as he or she remains employed by PNC or a subsidiary of PNC. The Agreement contains detailed provisions governing what happens to amounts payable under the Retention Pool upon a Key Broker's or Designated Manager's death, disability, termination with or without cause, or resignation with or without good reason.

           The participation of certain employees of Hilliard Lyons and its subsidiaries in the Retention Pool means that some executive officers and directors of Hilliard Lyons have interests in the Merger that are in addition to their interests as shareholders of Hilliard Lyons generally. All current executive officers and directors of Hilliard Lyons, as a group, are eligible for approximately $8.1 million of the total Retention Pool. James W. Stuckert, James
M. Rogers, James R. Allen and E. Neal Cory, II, have also each entered into an employment agreement with the Broker Subsidiary effective as of the Merger. The employment agreements, each having a term of three years, do not materially change the terms of such employees' current employment; rather, under the terms of such agreements, each person shall maintain his current salary and benefits. If any such person's employment were terminated without cause or any such person terminated his employment for good reason, however, the Broker Subsidiary would be required to provide such person one year's salary and certain benefits.

           EMPLOYEE BENEFITS. The Broker Subsidiary plans to retain existing Hilliard Lyons employee benefit plans. Under the Agreement, if Hilliard Lyons' 401(k) plan is terminated, employees of Hilliard Lyons will be eligible to participate in a 401(k) plan of PNC on substantially the same terms and conditions as those applying to other participants in such PNC plan. For purposes of eligibility, PNC will recognize service to a subsidiary, affiliate or predecessor of Hilliard Lyons to the same extent as such service was recognized by Hilliard Lyons prior to the Merger.

           INDEMNIFICATION AND INSURANCE. The Agreement provides that PNC will, or will cause a PNC subsidiary to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Hilliard Lyons or its subsidiaries, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring prior to the Effective Date which were committed by such officers, directors, employees or agents. However, such indemnification shall be provided only to the extent that such persons were entitled to indemnification under the Kentucky Business Corporation Act and Hilliard Lyons' Articles of Incorporation and By-Laws (or, in the case of an officer, director, employee or agent of a Hilliard Lyons subsidiary, the applicable state statute, charter document, and bylaws pertaining to that subsidiary) as in effect on the date of the Agreement.

           Under the Kentucky Business Corporation Act, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was the director of the corporation against reasonable expenses incurred by him in connection with the proceeding. In addition, the Kentucky Business Corporation Act authorizes a corporation to indemnify a director if (i) he conducted himself in good faith, (ii) he reasonably believed that his conduct was in the best interests of the corporation (in the case of conduct in his official capacity), or was at least not opposed to its best interests (in other cases), and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Articles of Incorporation of Hilliard Lyons provide that Hilliard Lyons shall indemnify directors, officer and employees to the fullest extent permitted by the Kentucky Business Corporation Act. By virtue of the Agreement, therefore, PNC will be obligated to provide indemnification for liabilities arising prior to the Effective Date to the maximum extent allowed by Kentucky law.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion represents the opinion of Arnold & Porter, special tax counsel to PNC, with respect to certain anticipated material U.S. federal income tax consequences of the Merger to a holder of Hilliard Lyons Common Stock. Arnold & Porter has not independently verified any factual matters relating to the Merger. This discussion is based on laws, regulations, rulings and judicial decisions as they exist on the date of the filing of this Proxy Statement/Prospectus. These authorities are all subject to change and such change may be made with retroactive effect. Arnold & Porter cannot give any assurance that, after any such change, its opinion would not be different, and does not undertake any responsibility to update or supplement its opinion.

         This discussion is not a complete description of the U.S. federal income tax consequences of the Merger and may not apply to a holder subject to special treatment under the Code, such as a holder that is a financial institution, an insurance company, a dealer in securities or foreign currencies, a trader in securities, a tax-exempt organization or a person who acquired shares of Hilliard Lyons Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, this discussion applies only to a holder of Hilliard Lyons Common Stock holding such stock as a capital asset and who is a U.S. person (as defined in Section 7701(a)(30) of the Code) (a "Holder"). No ruling will be requested from the Internal Revenue Service (the "Service") regarding the tax consequences of the Merger. Moreover, this discussion is not binding on the Service and would not prevent the Service from challenging the U.S. federal income tax treatment of the Merger. In addition, this discussion does not address the state, local or foreign tax consequences of the Merger.

         BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE MERGER IN PARTICULAR, EACH HOLDER OF HILLIARD LYONS COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

         Consummation of the Merger is conditioned upon the receipt by PNC and Hilliard Lyons of an opinion of Arnold & Porter, special tax counsel to the PNC, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth or referred to in such opinion, substantially to the effect that (i) the Merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the gain, if any, realized by the holders of Hilliard Lyons Common Stock as a result of the Merger, should be recognized by each such holder, but in an amount not in excess of the amount of cash received. Although the condition that such opinion be delivered can be waived, the parties do not intend to waive this condition. If, however, this condition is waived by both parties, Hilliard Lyons will resolicit approval of its shareholders with respect to the Merger. The opinion will not be binding on the Service and would not prevent the Service from challenging the U.S. federal income tax treatment of the Merger. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver."

         The facts, representations and assumptions upon which Arnold & Porter has relied and will rely in rendering its opinions have been and will be provided by PNC, Hilliard Lyons and any other persons or entities, as necessary, and Arnold & Porter has assumed and will assume that such facts, representations and assumptions will be consistent with the state of facts existing at the Effective Date. Arnold & Porter's opinions are not binding on the Service and do not prevent the Service from challenging the U.S. federal income tax treatment of the Merger.

         CONSEQUENCES TO HOLDERS. A Holder that exchanges all of the shares of Hilliard Lyons Common Stock actually owned by such Holder for the Merger Consideration will generally recognize gain, but not loss, with respect to the Hilliard Lyons Common Stock surrendered in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of PNC Common Stock received over the Holder's adjusted tax basis in the surrendered shares), and
(ii) the amount of cash received (excluding, for this purpose, cash received in lieu of a fractional share of PNC Common Stock, the treatment of which is discussed below). For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the Holder's holding period with respect to the Hilliard Lyons Common Stock is more than one year. See " -- Treatment of Long-Term Capital Gain."

         In most cases, any gain recognized by a Holder as a result of the Merger will be capital gain. However, in certain circumstances, part or all of the cash received by a Holder in the Merger may be deemed to be a dividend and treated as ordinary income to the Holder. This determination is made under Sections 302 and 356(a) of the Code and regulations thereunder, and it generally depends on whether, and to what extent, the receipt of cash reduces the Holder's deemed percentage stock ownership of PNC. For purposes of this determination, the Holder is treated as if he first exchanged all of his shares of Hilliard Lyons Common Stock solely for PNC Common Stock and as if PNC then immediately redeemed a portion of such PNC Common Stock for the cash the Holder actually received. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if the deemed redemption (i) is substantially disproportionate with respect to the Holder or (ii) is not essentially equivalent to a dividend. Each Holder should consult with his tax advisor to determine the potential applicability of these rules in the Holder's particular circumstances.

         The aggregate tax basis of PNC Common Stock received by a Holder who exchanges shares of Hilliard Lyons Common Stock for a combination of PNC Common Stock and cash pursuant to the Merger will be the same as the aggregate adjusted tax basis of the shares of Hilliard Lyons Common Stock surrendered therefor, decreased by the total amount of cash received and increased by the amount of recognized gain (whether capital gain or ordinary income). The holding period of such PNC Common Stock will include the holding period of the shares of Hilliard Lyons Common Stock surrendered therefor.

         CASH RECEIVED IN LIEU OF A FRACTIONAL SHARE. Cash received by a Holder in lieu of a fractional share of PNC Common Stock will be treated as received and exchanged for such fractional share, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the adjusted tax basis of the shares of Hilliard Lyons Common Stock allocable to such fractional interest. Such gain or loss generally should be long-term capital gain or loss if the holding period for such shares of Hilliard Lyons Common Stock was more than one year. See " -- Treatment of Long-Term Capital Gain." If, however, the cash received has the effect of the distribution of a dividend with respect to the Holder, part or all of the cash received may be treated as a dividend.

         DISSENTING SHAREHOLDERS. In general, any Dissenting Shareholder who perfects his or her right to be paid the fair value of his or her shares of Hilliard Lyons Common Stock in cash will recognize taxable gain or loss for U.S. federal income tax purposes upon receipt of such cash. The amount of gain or loss will equal (i) the amount of cash so received minus (ii) the Holder's adjusted tax basis in the surrendered shares of Hilliard Lyons Common Stock. Such gain or loss will generally be long-term capital gain or loss if the Holder's holding period with respect to the stock is more than one year. See " -- Treatment of Long-Term Capital Gain."

         TREATMENT OF LONG-TERM CAPITAL GAIN. Federal income tax rates on long-term capital gain received by an individual vary based on the individual's taxable income. Holders should contact their tax advisors for information on the tax rate applicable to them in their particular circumstances.

         BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold 31% of cash payments to which a Hilliard Lyons shareholder or other payee is entitled pursuant to the Merger unless the shareholder or other payee provides his taxpayer identification number (social security number or employee identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included with the transmittal letter that will be mailed by the Exchange Agent, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to the Exchange Agent.

RESALE OF PNC COMMON STOCK

           The shares of PNC Common Stock issuable to shareholders of Hilliard Lyons pursuant to the Merger as described under " -- Terms of the Merger" have been registered under the Securities Act pursuant to the Registration Statement. It is anticipated, and it is a condition to each of the parties' obligations to effect the Merger, that such shares will be approved for listing, subject to official notice of issuance, on the NYSE. Such shares may be traded freely by those shareholders not deemed to be "affiliates" of Hilliard Lyons under Rule 145 promulgated under the Securities Act ("Rule 145"). The term "affiliate" will generally include each person who controls, is controlled by or is under common control with, or is a member of a group that controls, is controlled by or is under common control with Hilliard Lyons at the time of the Special Meeting, and could be deemed to include all executive officers and directors of Hilliard Lyons.

           Rule 145 will restrict the resale of PNC Common Stock received in the Merger and beneficially owned by those shareholders who are deemed to be affiliates of Hilliard Lyons and certain of their family members and related interests. Such affiliates, provided they are not affiliates of PNC at or following the Effective Date, may publicly resell PNC Common Stock received by them in the Merger subject to certain limitations, principally as to, among other things, the number of shares sold and the manner of sale, during the one year following the Effective Date. After the one-year period, such affiliates may resell their shares without restriction so long as there is adequate current public information with respect to PNC as required by Rule 145. Affiliates also would be permitted to resell PNC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of PNC Common Stock received in the Merger by persons who may be deemed to be affiliates of Hilliard Lyons.

           The Agreement provides that PNC and Hilliard Lyons shall cooperate and use all commercially reasonable efforts to identify those persons who may be deemed to be affiliates of Hilliard Lyons, and to cause such persons so identified to deliver to PNC, no later than 30 days prior to the Effective Date, a written agreement in form and substance mutually satisfactory to the parties. Such agreement is expected to provide that such persons will not dispose of any PNC Common Stock except in compliance with the Securities Act and rules and regulations promulgated thereunder. It is anticipated that each director and executive officer of Hilliard Lyons will execute such an agreement.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

           PNC has a Dividend Reinvestment and Stock Purchase Plan, which provides, for those shareholders who elect to participate, that dividends on PNC Common Stock may be invested in additional shares of PNC Common Stock at then-current market price without payment of brokerage commissions, fees or service charges. The plan also permits participants to invest voluntary cash payments, within certain dollar limitations, in additional shares of PNC Common Stock at then-current market prices. It is anticipated that, after the Effective Date, PNC will continue to offer such a Dividend Reinvestment and Stock Purchase Plan, and that shareholders of Hilliard Lyons who receive PNC Common Stock in the Merger will have the right to participate therein.

ACCOUNTING TREATMENT

           Upon consummation of the Merger, the transaction will be accounted for as a purchase, and all of the assets and liabilities of Hilliard Lyons will be recorded in PNC's consolidated financial statements at their estimated fair value at the Effective Date. The amount by which the purchase price paid by PNC exceeds the fair value of the net tangible and identifiable intangible assets acquired by PNC through the Merger will be recorded as goodwill and amortized over the period of expected benefit. PNC currently estimates that, based on preliminary accounting estimates, the Merger would result in identifiable intangible assets and goodwill approximating $170 million.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

           PNC is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Business Corporation Law"). Hilliard Lyons is a Kentucky corporation subject to the provisions of the Kentucky Business Corporation Act. Upon consummation of the Merger, shareholders of Hilliard Lyons, whose rights are governed by Hilliard Lyons' Articles of Incorporation and By-Laws and by the Kentucky Business Corporation Act, will become shareholders of PNC, and their rights will be governed by PNC's Articles of Incorporation and By-Laws and by the Pennsylvania Business Corporation Law.

           The following is a summary of the material differences between the rights of shareholders of PNC and Hilliard Lyons. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the articles of incorporation and by-laws of each corporation.

           AUTHORIZED COMMON STOCK. PNC is authorized to issue 450 million shares of PNC Common Stock, of which 301,563,813 were issued and outstanding and 51,230,874 were held in treasury, as of July 31, 1998. Hilliard Lyons is authorized to issue 5 million shares of Hilliard Lyons Common Stock, of which 3,581,400 were issued and outstanding and none were held in treasury, as of August 20, 1998.

           AUTHORIZED PREFERRED STOCK. PNC is authorized to issue 17,361,631 shares of PNC Preferred Stock (as hereinafter defined), of which 6,698,831 were issued and outstanding in five series, as of July 31, 1998 (collectively, the "PNC Preferred Stock"). The rights and preferences evidenced by shares of PNC Common Stock are limited or qualified by the rights and preferences evidenced by shares of PNC Preferred Stock. Information with respect to the relative rights and preferences of PNC Common Stock and PNC Preferred Stock is included in the description of PNC Common Stock incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE." The PNC Board may establish and designate additional series of PNC Preferred Stock and fix and determine the terms thereof by resolution. Hilliard Lyons is not authorized to issue preferred stock.

           ISSUANCE OF AUTHORIZED SHARES. The PNC Board generally may authorize the issuance of authorized and unissued shares of PNC Common Stock or PNC Preferred Stock upon a majority vote of the PNC Board present at a meeting at which a quorum is present. PNC is required by the rules of the NYSE to submit certain transactions to a vote of its shareholders, including, without limitation, those in which the issuance of shares of PNC Common Stock could result in an increase in the number of outstanding shares by 20% or more. The Hilliard Lyons Board may authorize the issuance of authorized and unissued shares of Hilliard Lyons Common Stock upon a majority vote of the Hilliard Lyons Board present at a meeting at which a quorum is present.

           AMENDMENT OF ARTICLES. Under the Pennsylvania Business Corporation Law, an amendment to PNC's Articles of Incorporation can be proposed by adoption of a resolution by the PNC Board. While the Pennsylvania Business Corporation Law provides generally that an amendment to a corporation's articles of incorporation can be proposed also by a petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast thereon, Pennsylvania law eliminates that right in the case of a corporation, such as PNC, that is registered under the Exchange Act. An amendment must be submitted to a vote and be approved by a majority of the shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote, except for amendments on matters specified in Section 1914(c) of the Pennsylvania Business Corporation Law that do not require shareholder approval. Amendments affecting the relative rights and preferences of shares are subject to special restrictions. Under the Kentucky Business Corporation Act, an amendment to Hilliard Lyons' Articles of Incorporation (except for amendments on matters specified in Section 10-020 of the Kentucky Business Corporation Act that do not require shareholder approval) must be approved by the Hilliard Lyons Board and then submitted to a vote at a meeting of the shareholders where it must receive an affirmative vote of a majority of the shares entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class. Amendments on certain matters require a greater shareholder vote and are subject to special procedures. In addition, Hilliard Lyons' Articles of Incorporation provide that sections thereof regarding share transfer restrictions, indemnification and amendment may be amended only by the affirmative vote of the holders of 75% of the Hilliard Lyons Common Stock.

           AMENDMENT OF BY-LAWS. PNC's By-Laws may be altered, amended, added to or repealed by a vote of a majority of the PNC Board at any regular meeting of the PNC Board or at any special meeting of the PNC Board called for that purpose. However, PNC's Articles of Incorporation provide that this authority to make, amend and repeal the By-Laws, while vested in the PNC Board, is subject to the power of the shareholders to change such action. Moreover, the PNC Board may not adopt or change a By-Law on certain subjects committed expressly to the shareholders by Section 1504(b) of the Pennsylvania Business Corporation Law. Hilliard Lyons' By-Laws may be altered, amended or repealed by a vote of the majority of the Hilliard Lyons Board at any regular or special meeting of the Hilliard Lyons Board. However, under the Kentucky Business Corporation Act, a corporation's shareholders may amend or repeal the corporation's by-laws even though that power is also given to the directors. Moreover, the Hilliard Lyons Board may not adopt or change a By-Law on certain subjects committed expressly to the shareholders by the Kentucky Business Corporation Act.

           NOTICE OF SHAREHOLDER MEETINGS. PNC's By-Laws provide that written notice of every meeting of the shareholders shall be given to each shareholder of record entitled to vote at the meeting at least five days prior to the meeting date, unless a greater notice period is required by law. The Pennsylvania Business Corporation Law states that five days notice is sufficient unless the meeting will consider a "fundamental change," in which case ten days notice is required. "Fundamental changes" include, without limitation, amendments of articles of incorporation, mergers, consolidations, divisions, conversions, voluntary dissolutions, and involuntary liquidations. Hilliard Lyons' By-Laws provide, consistent with the Kentucky Business Corporation Act, that written notice of the time, place and (for a special meeting only) purpose of every meeting of shareholders shall be mailed, not fewer than ten nor more than 50 days before the date of the meeting, to each shareholder entitled to vote at the meeting at his address as it appears on the stock transfer books of Hilliard Lyons.

           RECORD DATE. Consistent with the Pennsylvania Business Corporation Law, PNC's By-Laws state that the PNC Board may fix a record date not more than 90 days prior to the date of any meeting of shareholders, the date fixed for the payment of any dividend or distribution, the date fixed for the allotment of rights or the date when any change or conversion or exchange of shares will be made or go into effect. The ownership of PNC stock on such record date shall determine whether a shareholder is of record and therefore entitled to notice of, or to vote at, such meeting, to receive such dividend or distribution, receive such allotment of rights, or have his shares converted or exchanged, respectively. Neither Hilliard Lyons' Articles of Incorporation nor its By-Laws contains any provision respecting the fixing of record dates. The Kentucky Business Corporation Act provides that if a corporation's bylaws do not fix or provide for fixing a record date, the board of directors may fix a future date as the record date, provided that it is not more than 70 days before the meeting or other action requiring a determination of shareholders.

           SPECIAL SHAREHOLDERS' MEETINGS. PNC's By-Laws provide that a special meeting of shareholders can be called, at any time, only by the PNC Board, the Chairman of the Board, the President, or a Vice Chairman of the Board. While the Pennsylvania Business Corporation Law provides generally that in addition to the foregoing persons, a group of shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting may call a special meeting, this provision does not apply to, among others, corporations, such as PNC, that are registered under the Exchange Act. Since PNC is registered under the Exchange Act, shareholders of PNC are not entitled to call a special meeting. Hilliard Lyons' By-Laws provide that a special meeting of shareholders may be called by either the Hilliard Lyons Board or the holders of at least 20% of all the shares entitled to vote at the special meeting.

           DIRECTORS. PNC's By-Laws provide that the business of PNC shall be managed by the PNC Board which is to consist of not less than five nor more than 36 members. The PNC Board currently consists of 17 directors. Directors hold office from the time they are elected by the shareholders of PNC until the next succeeding annual meeting of the PNC shareholders. Vacancies in the PNC Board may be filled by a majority of the remaining directors though less than a quorum, and any director so elected shall serve until the next annual meeting of the PNC shareholders, at which time a successor shall be elected and qualified. PNC's By-Laws authorize the PNC Board to appoint committees and to delegate certain of its functions to such committees, and establish the Executive Committee, the Audit Committee, the Credit Committee, the Personnel and Compensation Committee, the Corporate Governance Committee, and the Finance Committee. The Executive Committee is vested with most of the general powers of the PNC Board. Hilliard Lyons' By-Laws fix the number of directors at 11 although its Articles of Incorporation allow any number between three and 25. Directors are elected at the annual meeting of Hilliard Lyons shareholders and hold office until the next annual meeting following their election and until their successors are elected and have qualified. Vacancies in the Hilliard Lyons Board may be filled by the affirmative vote of the remaining directors though less than a quorum, and any director so elected shall serve until the next annual meeting of the Hilliard Lyons shareholders. Directors of Hilliard Lyons are elected by cumulative voting of the Hilliard Lyons shareholders. Hilliard Lyons' Articles of Incorporation and By-Laws authorize the Hilliard Lyons Board to appoint committees and to delegate certain of its functions to such committees. The By-Laws establish an Executive Committee that, at times when the Hilliard Lyons Board is not in session, has and may exercise all of the authority of the Hilliard Lyons Board except with respect to certain fundamental changes.

           NOMINATION OF DIRECTORS. PNC's By-Laws provide that nominations for the election of directors may be made only (i) pursuant to PNC's notice of such meeting, (ii) by the presiding officer, (iii) by or at the direction of a majority of the PNC Board, or (iv) by one or more shareholders in accordance with certain rules of the Commission. Furthermore, a shareholder may make a nomination for the election of a director only if written notice of such nomination has been received by the Secretary of PNC generally not later than 90 days prior to the annual meeting. The nomination must comply with certain requirements and specifications enumerated in PNC's By-Laws, or it will not be recognized by the presiding officer of the meeting. Hilliard Lyons' By-Laws contain no restrictions on the ability of the holders of Hilliard Lyons Common Stock to nominate one or more persons for election as directors.

           REMOVAL OF DIRECTORS. The Pennsylvania Business Corporation Law provides that any director, or all of them, may be removed by a vote of shareholders entitled to elect directors. Shareholder removal of directors is restricted if the board of directors is classified, if shareholders vote cumulatively when electing directors, or if the by-laws contain provisions addressing shareholder removal of directors, but none of these restrictions applies to PNC. Directors may remove a fellow director if he or she has been judicially declared of unsound mind, has been convicted of an offense punishable by imprisonment for more than one year or has failed to accept the office, or upon any other proper cause that the by-laws may specify. A court may remove a director upon application in a derivative suit in case of fraudulent or dishonest acts, gross abuse of authority or discretion, or for any other proper cause. The Kentucky Business Corporation Act states that any director, or all of them, may be removed with or without cause by a majority of the votes cast by the shares entitled to vote for the election of directors. However, because Hilliard Lyons has adopted cumulative voting of directors, under the Kentucky Business Corporation Act a director may not be removed if the number of votes sufficient to elect him under cumulative voting voted against his removal. Shareholder removal of directors is further restricted if the director sought to be removed is elected by a voting group, and may be limited to removal for cause by the articles of incorporation, but neither of these restrictions apply to Hilliard Lyons. The Kentucky Business Corporation Act contains no provisions regarding removal of a director by other directors or by a court.

           OFFICERS. The PNC By-Laws establish the following offices: Chairman of the Board, President, one or more Vice Chairmen, one or more Vice Presidents (including Senior Executive Vice Presidents, Executive Vice Presidents, and Senior Vice Presidents), Secretary, Treasurer, Controller, and General Auditor. The Board of Directors must designate from among the Chairman of the Board, President and Vice Chairman, an officer who will serve as Chief Executive Officer. Officers having the rank of Senior Vice President or higher are elected by the Board of Directors; other officers are appointed by the Chief Executive Officer. The PNC Board is authorized by the By-Laws to create further officers and appoint persons to them. Hilliard Lyons' Articles of Incorporation provide for a President, a Vice President, a Secretary, and a Treasurer, and authorize the Board to elect or appoint other officers. In addition to the foregoing offices, the Hilliard Lyons By-Laws establish a Chairman of the Board and allow there to be multiple Vice Presidents.

           LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS. The shareholders of a Pennsylvania corporation may adopt a by-law that eliminates the personal liability of a director, except when the director breaches or fails to perform the duties of his or her office and such breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness. PNC's By-Laws contain a provision that limits a director's liability to the full extent permitted by law. Under the Kentucky Business Corporation Act, a Kentucky corporation may provide that a director shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law,
(iii) in connection with a vote for an unlawful distribution to shareholders, or
(iv) resulting in receipt by such person of an improper personal benefit. Hilliard Lyons' Articles of Incorporation eliminate a director's liability for, and accountability for profits with respect to, contracts and business transactions between Hilliard Lyons and the director wherein the director has an interest that is or might be adverse to the interest of Hilliard Lyons, provided that the contract or transaction was reasonable and on terms fair to Hilliard Lyons.

           INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Pennsylvania Business Corporation Law empowers a corporation to indemnify any representative of the corporation for expenses, judgments, fines and settlements incurred by him in connection with an action or proceeding by reason of the fact that he was a representative of the corporation, provided that the representative acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation (or, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful). The proceedings with respect to which a representative may be indemnified include shareholder derivative suits, provided that the representative is not adjudged liable to the corporation. A Pennsylvania corporation is required to indemnify a representative who is successful in any such proceeding (on the merits or otherwise) for his expenses. PNC's By-Laws provide indemnification for directors, officers, employees and agents to the full extent permitted by the Pennsylvania Business Corporation Law. Aside from PNC's obligation under its By-Laws and the Pennsylvania Business

Corporation Law to indemnify its officers and directors, PNC has contractually agreed to indemnify, defend and hold harmless the officers, directors, employees and agents of Hilliard Lyons and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions which were committed on or prior to the Effective Date by such persons in the course of acting on behalf of Hilliard Lyons (or a subsidiary), to the extent such persons are entitled to indemnification under the Kentucky Business Corporation Act and Hilliard Lyons' Articles of Incorporation and By-Laws (or the statute and governing documents with respect to a subsidiary, as the case may be) as in effect on the date of the Agreement. See "PROPOSED MERGER -- Management and Operations After the Merger -- Indemnification and Insurance." The Kentucky Business Corporation Act empowers a corporation to indemnify a director for liability incurred in a proceeding to which he was made a party because he was a director if the director (i) conducted himself in good faith, (ii) reasonably believed that his conduct was in the best interests of the corporation (or, in the case of conduct not in his official capacity, that his conduct was at least not opposed to its best interests), and (iii) in the case of criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is prohibited in derivative suits where the director was adjudged liable, and in any case where the director was adjudged liable on the basis of a breach of the duty of loyalty. The Kentucky Business Corporation Act mandates indemnification for expenses incurred in connection with a proceeding where the director was wholly successful on the merits. Indemnification of non-director officers, employees and agents is treated differently from, and generally is narrower than, indemnification of directors under the Kentucky Business Corporation Act. Hilliard Lyons' Articles of Incorporation provide that Hilliard Lyons shall indemnify its directors, officers and employees against liability and expenses incurred in connection with proceedings to which such person was made a party by reason of the fact that he was serving as a director, officer or employee, to the fullest extent permitted under Kentucky law.

           SHAREHOLDER PROPOSALS. PNC's By-Laws provide that a shareholder may make a proposal for action at the annual meeting of PNC shareholders only in accordance with applicable Commission rules, and only if he provides written notice to the Secretary of PNC generally not later than 90 days prior to the annual meeting. This written notice must comply with certain requirements or specifications set forth in PNC's By-Laws or it will not be recognized as a valid proposal for action at the annual meeting. Nothing in Hilliard Lyons' Articles of Incorporation or By-Laws or in the Kentucky Business Corporation Act addresses shareholder proposals.

           SHAREHOLDER RIGHTS OF INSPECTION. Under the Pennsylvania Business Corporation Law, every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine the share register, books and records of account, and records of proceedings of the corporation, for any purpose reasonably related to the interest of the person as a shareholder. Such shareholder must be given access to such share register, books and records of account, and records of proceedings within five business days of receipt of the demand. In addition, the information contained in the voting list of shareholders must be produced and made available at any shareholder meeting. Under the Kentucky Business Corporation Act, a shareholder is entitled to inspect and copy, without qualification, the articles of incorporation, bylaws, board resolutions, minutes of shareholder meetings, and written communications to shareholders after serving written notice of his demand upon the corporation within five business days of the date upon which inspection is to be made. In addition, if a shareholder makes a demand in good faith and for a proper purpose and describes with reasonable particularity his purpose and the records he desires to inspect, and the records are directly connected with his purpose, he may inspect and copy minutes of the board of directors and accounting records. In addition, at the time of any shareholder meeting and five days beforehand, the voting list of shareholders must be available for inspection by any shareholder.

           SHAREHOLDER CONSENTS. Under the Pennsylvania Business Corporation Law, any action required or permitted to be taken at a meeting of the shareholders of PNC may be taken without a meeting only if written consents are obtained from all shareholders who would be entitled to vote at a meeting for such purpose. Under Hilliard Lyons' Articles of Incorporation and the Kentucky Business Corporation Act, any action required or permitted to be taken at a meeting of shareholders of Hilliard Lyons may be taken without a meeting only if such action is approved by the unanimous written consent of the shareholders.

           DISTRIBUTIONS. Under the Pennsylvania Business Corporation Law, PNC may pay dividends and purchase, redeem, or otherwise acquire its own shares unless, after giving effect thereto, it would be unable to pay its debts as they became due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distributions. Under PNC's Articles of Incorporation, PNC may not pay dividends, purchase, redeem or otherwise acquire PNC Common Stock until all past dividends on PNC Preferred Stock (to the extent cumulative) have been paid, or declared and set apart for payment, in full. Aside from state law and PNC's Articles of Incorporation, the ability of PNC to make distributions to the holders of PNC Common Stock will depend to a large extent upon the amount of dividends that PNC's banking subsidiaries, which are subject to certain restrictions imposed generally by regulatory authorities, pay to PNC. In addition, the bank regulatory authorities have the authority to prohibit PNC and its subsidiary banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of the subsidiary bank in question or PNC, could be deemed to constitute such an unsafe or unsound practice (and, therefore, the payment of dividends could be prohibited). Under the Kentucky Business Corporation Act, Hilliard Lyons may not pay dividends or purchase, redeem, or otherwise acquire its own shares if, after giving effect thereto, (i) it would be unable to pay its debts as they become due in the usual course of business or (ii) its total assets would be less than the sum of its total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the rights of those receiving the distribution. Hilliard Lyons is not subject to any other regulatory restrictions on distributions. The rights of holders of Hilliard Lyons Common Stock to receive distributions are not subordinate to the rights of holders of any preferred stock, because no preferred stock has been authorized by Hilliard Lyons.

           LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding-up of the affairs of PNC, holders of outstanding shares of PNC Common Stock are entitled to share, in proportion to their respective interests, in PNC's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of PNC. The rights of holders of outstanding shares of PNC Common Stock upon liquidation, dissolution or winding-up will be subordinate to the rights of the holders of preferred stock issued by PNC, which rights may include accrued and unpaid dividends with respect to series of preferred stock that are cumulative. Because PNC is a bank holding company, its rights, the rights of its creditors and the rights of its shareholders to participate in the assets of any subsidiary upon the liquidation or recapitalization of that subsidiary may be subject to the prior claims of the subsidiary's creditors except to the extent that PNC may itself be a creditor with recognized claims against the subsidiary. In the event of the liquidation, dissolution or winding-up of the affairs of Hilliard Lyons, holders of the outstanding shares of Hilliard Lyons Common Stock are entitled to share, in proportion to their respective interests, Hilliard Lyons' assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Hilliard Lyons. The rights of holders of Hilliard Lyons Common Stock to so share in Hilliard Lyons' assets and funds will not be subordinate to the rights of holders of any preferred stock, because no preferred stock has been authorized by Hilliard Lyons.

           FUNDAMENTAL CHANGES. Under the Pennsylvania Business Corporation Law, a plan of merger or consolidation, a plan of share exchange or plan of transfer of all or substantially all of the assets of a corporation may be adopted if, among other conditions, it receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. No shareholder vote is required for a merger where the articles of incorporation of the surviving corporation are identical to those of the corporation being merged, or for a merger of an 80%-owned subsidiary into the parent. In certain circumstances, shareholders may be entitled to dissent from such transactions and obtain fair value in cash for their shares. See " -- Rights of Dissent and Appraisal." In addition to and aside from shareholder voting rights provided by Pennsylvania law, NYSE rules governing corporations whose stock is listed on the NYSE, such as PNC, require a shareholder vote on a merger if stock being issued in connection therewith possesses voting power equal to at least 20% of the voting power of the common stock outstanding immediately before the merger. Under the Kentucky Business Corporation Act, a plan of merger or share exchange may be adopted if, among other conditions, it is approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group. No shareholder vote is required for the surviving corporation of a merger where (i) the post-merger articles of incorporation are identical to those before the merger, (ii) each shareholder of the surviving corporation has rights equal to those enjoyed before the merger,
(iii) the number of voting shares outstanding immediately after the merger will not exceed by more than 20% the number of voting shares outstanding immediately before the merger, and (iv) the number of shares entitled to participate in distributions outstanding immediately after the merger will not exceed by more than 20% the number of such participating shares outstanding immediately before the merger. In addition, no shareholder vote is required for a merger of a 90%-owned subsidiary into the parent. A sale of all or substantially all of the assets of a corporation must be approved by a majority of all the votes entitled to be cast on the transaction. In certain circumstances, shareholders may be entitled to dissent from such transactions and obtain fair value in cash for their shares. See " -- Rights of Dissent and Appraisal." The application of these dissenters' rights provisions of the Kentucky Business Corporation Act to the Merger is discussed elsewhere in this Proxy Statement/Prospectus. See "PROPOSED MERGER -- Dissenters' Rights."

           ANTI-TAKEOVER STATUTES. In Article VIII of its By-Laws, PNC has opted out of the Pennsylvania Control Shares Act (Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law), which would otherwise enable existing shareholders of PNC in certain circumstances to block the voting rights of an acquiring person who makes or proposes to make a control-share acquisition. However, PNC remains subject to certain other provisions of Pennsylvania law that may have the effect of discouraging a takeover of PNC. First, the requisite shareholder vote for transactions such as mergers, consolidations, share exchanges and divisions is modified if the other party to the transaction is a shareholder of the corporation, in which case a majority of the disinterested shares, rather than a majority of the outstanding shares, is required in order to consummate the transaction. Second, persons who, through a "control transaction," acquire the right to cast at least 20% of the votes required for an election of directors, become subject to the obligation to pay objecting shareholders fair value for their shares. Third, business combinations with a 20%-plus shareholder are subject to heightened voting and approval requirements. None of these Pennsylvania laws applies to the Merger. Under the Kentucky Business Corporation Act, business combinations with a 10%-plus shareholder are subject to heightened voting requirements, including but not limited to the affirmative vote of at least 80% of the outstanding shares and two-thirds of the disinterested shares, and the approval of a majority of the independent members of the board of directors. In certain circumstances, an exemption may be available from these heightened voting requirements. This Kentucky law does not apply to the Merger.

           RIGHTS OF DISSENT AND APPRAISAL. Under the Pennsylvania Business Corporation Law, certain corporate actions trigger a shareholder's right to dissent from that action and obtain payment of the fair value of his shares. However, no dissenters' rights are available for shareholders of a corporation
(i) listed on a national securities exchange, or (ii) the shares of which are held of record by more than 2,000 shareholders, except in very limited circumstances. Because PNC Common Stock is listed on the NYSE and PNC has more than 2,000 shareholders, dissenters' rights that would otherwise be provided under Pennsylvania law are generally not available to holders of PNC Common Stock. Under the Kentucky Business Corporation Act, certain corporate actions trigger a shareholder's right to dissent from that action and obtain payment of the fair value of his shares. Such dissenters' rights are available to the shareholders of a Kentucky corporation without exception or qualification. The Kentucky Business Corporation Act contains strict procedures that must be followed by a dissenting shareholder in order to perfect his right to receive the fair value of his shares. See "PROPOSED MERGER -- Dissenters' Rights." If these procedures are followed, the shareholder will be paid in cash that amount that the corporation estimates to be the fair value of his shares, and the shareholder has the right to seek judicial appraisal if he is dissatisfied with the amount paid.

           RESTRICTIONS ON TRANSFERABILITY. PNC Common Stock is publicly traded and listed on the NYSE. There are no provisions in PNC's Articles of Incorporation or By-Laws that restrict the transferability of the PNC Common Stock to be received by Hilliard Lyons shareholders as the Stock Consideration; however, certain restrictions on transfer under the federal securities laws may apply to certain recipients of PNC Common Stock. See "PROPOSED MERGER -- Restrictions on Resale by Affiliates." There is no active trading market for Hilliard Lyons Common Stock. Moreover, Hilliard Lyons' Articles of Incorporation contain certain restrictions on transferability that give Hilliard Lyons, in the event that a shareholder desires to sell shares of Hilliard Lyons Common Stock, an option to repurchase those shares of Hilliard Lyons Common Stock at adjusted book value paid in some combination of cash and a promissory note.

           LONG-TERM INTERESTS. In Article VIII of its By-Laws, PNC has opted out of a certain provision of the Pennsylvania Control Shares Act that authorizes directors, in discharging their fiduciary duties, to consider, in a broader fashion than might otherwise be the case, the long-term interests of the corporation, including benefits that may accrue to a corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation. There is no analogous provision in the Kentucky Business Corporation Act.

DISSENTERS' RIGHTS

           Holders of Hilliard Lyons Common Stock will be entitled to statutory dissenters' rights in connection with the Merger under applicable Kentucky law. Under Subtitle 13 of the Kentucky Business Corporation Act, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, consummation of a plan of merger to which the corporation is a party and for which shareholder approval is required. A holder of Hilliard Lyons Common Stock who wishes to assert dissenters' rights ("Dissenting Shareholder") must deliver written notice of his intent to demand payment for his shares before the vote on the Merger is taken at the Special Meeting, and must not vote his shares in favor of the Merger at the Special Meeting. It is not necessary that a Dissenting Shareholder vote on the Merger at the Special Meeting, but a vote in favor of the Merger, whether in person or by proxy, will eliminate that Dissenting Shareholder's rights under Subtitle 13 of the Kentucky Business Corporation Act. Delivery of written notice prior to the vote on the Merger is essential; a vote against the Merger at the Special Meeting, by itself, will not satisfy the notice requirement.

           If the Merger is authorized at the Special Meeting, Hilliard Lyons will within ten days of the Special Meeting deliver to each Dissenting Shareholder a dissenters' notice that (i) states where the payment demand must be sent and where and when certificates for certificated shares must be deposited, (ii) informs holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, (iii) supplies a form for demanding payment, (iv) sets a date between 30 and 60 days from delivery of the dissenters' notice, before which date Hilliard Lyons must have received a demand for payment, and (iv) is accompanied by a copy of Subtitle 13 of Chapter 271B of the Kentucky Revised Statutes.

           A Dissenting Shareholder must then demand payment, certify whether he acquired beneficial ownership of the shares before the date of the first announcement of the Merger, and deposit his certificates in the place specified by the dissenters' notice. This demand must be made by the date set in the dissenters' notice, or the Dissenting Shareholders will be foreclosed from exercising dissenters' rights.

           Hilliard Lyons will pay each Dissenting Shareholder who complies fully with these conditions the amount estimated to be the fair value of his Hilliard Lyons Common Stock plus accrued interest, in cash. The cash payment will be accompanied by copies of Hilliard Lyons' balance sheet, income statement, and statement of changes in shareholders' equity for the most recent fiscal year (and the latest available interim financial statements, if any), a statement of the estimated fair value of the Dissenting Shareholder's Hilliard Lyons Common Stock, an explanation of how interest was calculated, and a statement of the Dissenting Shareholder's right to demand payment under Kentucky Revised Statutes Section 271B.13-280.

           If a Dissenting Shareholder is dissatisfied with the estimate of the fair value of his shares of Hilliard Lyons Common Stock, he may within 30 days so notify Hilliard Lyons under Section 271B.13-280 and propose his own estimate of the fair value of his shares and the amount of interest due. In the event that any dispute over the fair value of the Dissenting Shareholder's shares of Hilliard Lyons Common Stock is not resolved, Hilliard Lyons will within 60 days commence a proceeding in the Circuit Court of Jefferson County, State of Kentucky, in which proceeding the fair value of the Hilliard Lyons Common Stock will be appraised and judgment will be entered for the Dissenting Shareholder in the amount determined, plus fees and expenses in certain circumstances.

           THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF A DISSENTING SHAREHOLDER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUBTITLE 13 OF CHAPTER 271B OF THE KENTUCKY REVISED STATUTES, ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C. ANY HOLDER OF HILLIARD LYONS COMMON STOCK WHO INTENDS TO DISSENT FROM THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF THE APPLICABLE PROVISIONS OF SUBTITLE 13 AND SHOULD ALSO CONSULT WITH AN ATTORNEY. THE FAILURE OF A DISSENTING SHAREHOLDER TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN SUBTITLE 13 MAY RESULT IN LOSS OF DISSENTERS' RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF HILLIARD LYONS COMMON STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

           In general, any Dissenting Shareholder who perfects his right to be paid the fair value of his shares of Hilliard Lyons Common Stock in cash will recognize taxable gain or loss for U.S. federal income tax purposes upon receipt of such cash. See " -- Certain U.S. Federal Income Tax Consequences."

           As provided in the Kentucky Business Corporation Act, after consummation of the Merger, the obligations of Hilliard Lyons with respect to Dissenting Shareholders will become obligations of PNC.


                        INFORMATION ABOUT HILLIARD LYONS

DESCRIPTION OF THE BUSINESS

         Hilliard Lyons, one of the oldest securities firms in the United States, is a holding company engaged in the securities brokerage business primarily through the Broker Subsidiary. The Broker Subsidiary is a broker-dealer in listed and unlisted securities including municipal bonds, an investment advisor managing as of August 31, 1998 approximately $4.9 billion in discretionary assets and an underwriter of corporate and municipal securities. The Broker Subsidiary is licensed as a broker-dealer in every state except Maine and is a member of the New York, American, Boston and Chicago Stock Exchanges, the NASD and the Chicago Board Options Exchange. The Broker Subsidiary is also a member of the Securities Investor Protection Corporation. Hilliard Lyons has 14 other wholly-owned subsidiaries, including the Trust Company, H-L Insurance Services, H-L Ohio Agency, Inc. and 11 equipment and real estate subsidiaries. Hilliard Lyons is beneficially owned by 328 of its employees and by the 401(k) plan. There is no established public trading market for the Hilliard Lyons Common Stock.

         Hilliard Lyons delivers services to clients through an integrated network of approximately 90 offices located in 13 states in the Midwest and South. Hilliard Lyons offers the following products and services to its clients in the following areas:

         LISTED SECURITIES/CLEARING. Hilliard Lyons acts as agent for customers who wish to buy or sell securities on the New York, Boston, American and Chicago stock exchanges. In addition to its own floor brokers, Hilliard Lyons has working relationships with other floor brokers to insure sufficient coverage on the floors of the exchanges. Hilliard Lyons effects its own clearing in all securities through the National Securities Clearing Corporation. Hilliard Lyons effects its own clearing in options transactions through the Options Clearing Corporation.

         UNLISTED SECURITIES. Hilliard Lyons' activities as agent in over-the-counter ("OTC") securities are similar to its activities in listed securities. As principal, Hilliard Lyons acts as a market maker in the unlisted securities of approximately 250 companies. In fiscal 1997, approximately 40% of Hilliard Lyons' transactions were as agent, and the balance as principal. Hilliard Lyons utilizes various systems to accomplish its trading, including NASDAQ systems quoting approximately 7,000 securities, the BRASS system for effecting ticketless trading, INSTINET for institutional trading and other systems as required.

         MUNICIPAL BONDS. Hilliard Lyons' Municipal Bond Department is engaged in all phases of the municipal bond business, including advisory services, trading, underwriting, marketing and sales. These activities are accomplished through the firm's four municipal desks, located in Louisville, Cincinnati, Indianapolis and Nashville. The Municipal Bond Department also serves the firm through its Unit Investment Trust ("UIT") Desk, which involves the underwriting of, and maintaining a secondary market in, UITs.

         TAXABLE FIXED INCOME. Hilliard Lyons' Taxable Fixed Income Desk offers a full range of taxable debt instruments to the firm's clients, including Treasury securities, securities of other government agencies, mortgage backed securities, zero coupon bonds, corporate bonds, preferred stocks and certificates of deposit. Secondary market activity is the most significant contributor to the Taxable Fixed Income Department's revenues.

         SYNDICATE. Hilliard Lyons' syndicate activities consist of establishing syndicates and selling groups to underwrite and distribute underwritings managed by Hilliard Lyons, as well as participating in underwritings managed by other investment banking firms. The Syndicate Department allocates the securities offered in such underwritings among Hilliard Lyons' branch offices.

         INVESTMENT BANKING. The Investment Banking Department offers a variety of services, including merger and acquisition advisory services, capital raising and valuation services, to corporate and other business clients. The Investment Banking Department routinely represents client companies involved in a purchase or sale, underwrites public equity and debt offerings, serves as placement agent for client companies raising private equity and debt capital and performs appraisals for client companies.

         INVESTMENT MANAGEMENT. The Investment Management Group of Hilliard Lyons consists of the following groups:

         - Hilliard Lyons Investment Advisors is the operation through which the Investment Management Group provides investment management services, including portfolio management for individuals, charitable and educational funds, retirement funds and other institutional portfolios. Hilliard Lyons Investment Advisors also manages two mutual funds, the Hilliard Lyons Government Fund, Inc. and the Hilliard Lyons Growth Fund, Inc. As of August 31, 1998, assets under management were approximately $1.5 billion.

         - Hilliard Lyons Government Fund is a registered open-end investment company operating as a no-load money fund. Its net asset value as of August 31, 1998 was approximately $945 million.

         - Hilliard Lyons Growth Fund is a registered, open-end non-diversified investment company with approximately $78 million under management as of August 31, 1998. The fund invests primarily in common stocks.

         - Hilliard Lyons Administrator provides administrative services for Duff & Phelps Selected Utilities, Inc., an independent mutual fund.

         - The Trust Company, founded in 1983, operates under a charter granted by the Kentucky Department of Banking and Securities. As of August 31, 1998 assets under management totaled approximately $2.3 billion.

         RESEARCH. Hilliard Lyons' Research Department provides proprietary research on approximately 160 companies, predominantly companies with small to mid-capitalization. Analysts conduct research on companies within assigned industry groups. The Research Department also provides a variety of other services to the firm's financial consultants, including portfolio reviews, library services, historical price information and estate valuations.

         FINANCIAL SERVICES. Hilliard Lyons Financial Services Department consists of four groups: Mutual Funds, Insurance and Annuity Services, Retirement Plan Services and Consulting Services. The responsibility of each of these areas is to provide technical, marketing and administrative support to the Hilliard Lyons' sales force. In 1997, approximately 63% of Financial Services revenues consisted of commissions and service fees from the sale of mutual funds. 37% resulted in commissions from insurance and annuity products.

         PROPERTIES. Hilliard Lyons owns the Hilliard Lyons Center located in Louisville, Kentucky, which serves as Hilliard Lyons' headquarters. The Hilliard Lyons Center has 304,245 square feet of usable space. Hilliard-Lyons Building Corporation, a wholly owned subsidiary of Hilliard Lyons, leases a portion of the Hilliard Lyons Center to independent third parties. In addition, both Hilliard Lyons and the Broker Subsidiary lease various office spaces for all retail brokerage operations from independent third party landlords on a variety of terms. No one lease is material to Hilliard Lyons.

         LITIGATION. Hilliard Lyons is involved in various litigations in the ordinary course of its business.

         First of Michigan Corporation filed an arbitration proceeding in December 1997 against Hilliard Lyons and the former branch managers of First of Michigan who joined Hilliard Lyons, claiming that Hilliard Lyons improperly hired 90 employees of First of

Michigan from 12 branch offices in November 1997. First of Michigan claims that Hilliard Lyons' alleged conduct constituted unfair competition, inducing breach of fiduciary duty, conversion, inducing breach of contract, tortious interference with contracts and advantageous business relationships, misappropriation of trade secrets and confidential information and unjust enrichment. Hilliard Lyons has denied First of Michigan's allegations of wrongdoing and is vigorously contesting these claims.

         COMPETITION. Hilliard Lyons is subject to intense competition in all aspects of its business from companies in the securities business, many of which are larger than Hilliard Lyons, banks, insurance companies and other organizations offering financial services. Over the past several years, there has been a rapid increase in consolidation in the securities industry, particularly as a result of banks acquiring securities firms. As a result, Hilliard Lyons faces some competitors that are larger, better capitalized and more diversified than they were several years ago. In addition, competition exists from discount brokerage firms, most of which offer trading at lower commission rates via the internet.

           HILLIARD LYONS STOCK PRICE AND DIVIDENDS

        Hilliard Lyons Common Stock is not traded in any established market and no price quotations are available therefor. The aggregate number of shares available for purchase under the Plan each year is determined by the Hilliard Lyons Board. The Articles of Incorporation impose certain restrictions on the sale of Hilliard Lyons' Common Stock by shareholders. The purchase price of the shares each year is their adjusted book value (as defined by the Plan) as of November 30 of the previous year. The following table shows the aggregate purchases and sales, adjusted book value and dividends paid for the past three fiscal years.

     Fiscal Year
        Ended                Shares         Shares                 Adjusted             Dividends
     November 30             Issued        Redeemed              Book Value              Paid
         1997                133,600       156,100                 $29.03                $0.22
         1996                154,300       325,200                 $25.38                $0.20
         1995                135,100       136,800                 $21.69                $0.05

        Between the date of the Agreement and the Closing Date, Hilliard Lyons may not without PNC's consent make distributions or pay dividends to its shareholders (except immediately prior to the Closing Date with respect to post-June 30, 1998 earnings, subject to certain adjustments). See "SUMMARY -- Market Prices and Dividend Data;" "PROPOSED MERGER -- Business Pending the Merger."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Hilliard Lyons Common Stock at [OCTOBER ___,] 1998, by (i) each shareholder known to Hilliard Lyons to own 5% or more of the Hilliard Lyons Common Stock, (ii) each Director of Hilliard Lyons, (iii) the Chief Executive Officer and each of the four most highly compensated executive officers of Hilliard Lyons, and (iv) all current Directors and executive officers as a group. Except as set forth in the footnotes to the following table, each stockholder has sole dispositive and voting power with respect to the shares of Hilliard Lyons Common Stock shown as owned by him.


                                                    Amount and Nature               Percent of Class
Name and Address of Owner                             of Ownership
-------------------------                             ------------
5% STOCKHOLDERS:                                       244,910 (1)                      6.84%

James W. Stuckert
Hilliard-Lyons, Inc.
501 South Fourth Street
Louisville, KY   40202
EXECUTIVE OFFICERS AND DIRECTORS:

James M. Rogers                                         34,400                          0.96%

James R. Allen                                          62,023 (2)                      1.73%

E. Neal Cory, II                                        24,216 (3)                      0.68%

Brian Boor                                              68,991 (4)                      1.93%

Robert Duling                                           10,505 (5)                      0.29%

Ronald Hollander                                        23,700 (6)                      0.66%

Peter Mahurin                                          155,765 (7)                      4.35%

Samuel C. Harvey                                        29,225 (8)                      0.82%

F. James Walker                                         62,304 (9)                      1.74%

All Current Directors and                              745,627                         20.82%
Executive Officers as a Group
(14 persons)

(1) Includes 4,909 shares held of record by the 401(k) plan and beneficially owned by such shareholder.

(2) Includes 22 shares held of record by the 401(k) plan and beneficially owned by such shareholder.

(3)      Includes 2,900 shares held as an individual; 21,100 shares owned by the
         E. Neal Cory, II Living Trust, of which E. Neal Cory, II is a trustee; and 216 shares held of record by the 401(k) and beneficially owned by such shareholder.

(4) Includes 1990 shares held of record by the 401(k) plan and beneficially owned by such shareholder.

(5) Includes 5 shares held of record by the 401(k) plan and beneficially owned by such shareholder.

(6) All 23,700 shares are held by the Ronald G. Hollander Revocable Trust, of which Ronald G. Hollander is a trustee.

(7) Includes 3,565 shares held of record by the 401(k) plan and beneficially owned by such shareholder.

(8) Includes 2,124 shares held of record by the 401(k) plan and beneficially owned by such shareholder.

(9) Includes 2,303 shares held of record by the 401(k) plan and beneficially owned by such shareholder.

CERTAIN FINANCIAL INFORMATION

           Historical consolidated financial information for Hilliard Lyons including the statements of financial condition as of November 30, 1997, 1996 and 1995, and August 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1997, 1996 and 1995, and for the nine-month period ended August 31, 1998 and 1997 is included herein. See "HILLIARD LYONS CONSOLIDATED FINANCIAL INFORMATION."


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        Hilliard Lyons, together with its subsidiaries, provides diversified financial services including securities brokerage, trading, investment banking, insurance, trust services and asset management. Hilliard Lyons operates principally through the Broker Subsidiary, a wholly-owned subsidiary that acts as a full-service regional brokerage, investment advisor and investment banking firm through approximately 90 sales offices in 13 states. The Broker Subsidiary is a member of the NYSE, and is the largest broker-dealer headquartered in Kentucky. Hilliard Lyons also operates the Trust Company, a Kentucky corporation that conducts fiduciary and trust-related business, but does not conduct other banking activities, such as lending and accepting deposits.

      All aspects of Hilliard Lyons' business are highly competitive and impacted by regulatory and other factors outside of its control, including general economic and financial conditions, the volume and price levels of securities markets, the demand for investment banking services and interest rate volatility. Hilliard Lyons closely monitors its operating environment to enable it to respond promptly to market cycles. In addition, Hilliard Lyons seeks to lessen earnings volatility by controlling expenses, increasing fee-based business and developing new revenue sources. Nonetheless, operating results of any individual period should not be considered representative of future performance.

YEAR ENDED NOVEMBER 30, 1997 COMPARED TO YEAR ENDED NOVEMBER 30, 1996

YEAR 2000

      In anticipation of technology and other changes required for the transition to the year 2000, Hilliard Lyons has been in regular contact with all of its external providers of technology and software services. Hilliard Lyons will be an active participant in the testing process of securities industry procedures. In addition, committees have been formed to identify all internal processes and services that will be impacted. Management has not determined what the cost associated with implementing all necessary changes for the Year 2000 transition will be but does not expect it to be material to Hilliard Lyons' results of operations, financial condition or cash flows. Management believes Hilliard Lyons has taken all reasonable precautions to ensure a smooth transition.

However, like all securities firms, Hilliard Lyons' brokerage business is highly dependent on outside service providers and, as such, any problems encountered could potentially have a material adverse effect on Hilliard Lyons' business activities and, accordingly, its results of operations, financial condition and cash flows.

RESULTS OF OPERATIONS

      Total revenues increased $22.8 million (17%) to $160 million for 1997 compared to 1996. Net income for the same period decreased $1.1 million (9%) to $11.6 million. Low inflation, low interest rates and a growing economy helped to boost retail trade volumes and revenues. In November, Hilliard Lyons hired approximately 90 individuals and opened nine new offices throughout Michigan bringing the total number of Michigan offices to eleven.

      Commissions, which include revenues from listed and over-the-counter equity transactions as well as mutual fund transactions, increased $12.2 million (21%), with revenues from mutual fund transactions accounting for over $5 million of the increase. Listed securities commissions executed on the NYSE increased $6.7 million (32%). Record stock market volume and price levels fueled the increased demand for these products. Revenue from principal transactions includes realized and unrealized gains and losses on trading accounts and related sales credits. Revenue from principal transactions increased $3.5 million (14%), primarily in the areas of taxable fixed income and government trading. Equity market-making activities are the largest component of principal transactions. The Broker Subsidiary engages in market-making activities in over 250 stocks. Investment banking revenues are derived from Broker's participation in underwriting of municipal and corporate securities and closed-end funds as well as municipal and corporate consulting fees. Investment banking revenues decreased $1.8 million (18%). Increases in municipal underwriting and consulting were offset by a decrease in both fixed income and equity underwriting as well as corporate consulting fees. Revenues from investment management result from various services provided to trust and managed accounts including client profiling, asset allocation, manager selection and performance measurement. Investment management revenues increased $3.4 million (21%) with essentially equal contributions from the Broker Subsidiary investment advisory area and Trust Company. Interest income, primarily derived from customer borrowings on margin, increased $2.3 million (23%). Revenues from insurance products include sales of fixed and variable rate annuities as well as life insurance. Insurance revenues increased $3.2 million (27%) compared to 1996 primarily from annuity sales.

      Total expenses increased $24.6 million (21%) compared to the same period in 1996. The largest expense category, employee compensation and benefits increased $10 million (13%) in conjunction with the increase in revenues as well as an increase in certain discretionary bonus programs associated with the level of pre-tax earnings. Payroll and other taxes increased proportionately with the increase in compensation expense and revenues. Clearing and floor commissions increased 8% due to the increase in listed commission revenue discussed above. Promotion and development expenses rose due to increased media marketing efforts and sponsorships. Occupancy and equipment rental expenses increased $3 million (35%). In October

1996, the Broker Subsidiary converted its proprietary brokerage accounting system to a state-of-the-art, real-time system including hardware upgrades and the implementation of a client-server based broker-workstation network throughout the organization. Hilliard Lyons entered into a five-year service bureau agreement with BETA Systems. BETA costs for the fiscal year were $1.8 million. Conversion costs of $1.4 million are being amortized equally over a sixty month period. Hilliard Lyons leases the majority of its computer hardware and accounts for these costs under equipment rental. Other one-time expenses of approximately $.2 million resulted from the termination of certain computer equipment leases. Communications expenses increased due to the Michigan expansion as well as speed enhancements to the existing sales office data lines. Interest expense increased to support the additional customer margin borrowings discussed above. Other expenses increased $8 million (153%). Expansion costs into Michigan as well as other areas resulted in one-time costs of approximately $1.5 million. Costs for new customer statements resulting from the BETA conversion, as well as consulting expenses associated with the system implementation and training, were approximately $3.6 million. Legal fees, charitable contributions and the additional funding of certain reserves increased $1.7 million. The provision for income taxes decreased $.7 million (10%) due to the respective decrease in pre-tax earnings.

LIQUIDITY AND CAPITAL RESOURCES

      Cash used for operating activities showed a net increase. The largest source of cash resulted from an increase in payables to brokers, dealers and clearing organizations ($10.6 million). The greatest use of cash resulted from the increase in customer receivables ($39.1 million), primarily margin borrowings. Due to the nature of the Broker Subsidiary's business, the changes in operating asset and liability account balances for any particular accounting period can be quite large and, therefore, are not useful indicators of long-term trends in the sources or uses of cash. Cash provided by financing and investing activities showed a net increase due to an increase in short-term bank borrowings. At November 30, 1997, approximately 87% of Hilliard Lyons' assets were liquid, consisting mainly of cash or assets readily convertible into cash. The Broker Subsidiary's largest asset is its receivable from customers, representing borrowings by customers to finance the purchase of securities on margin. Such receivable from customers is substantially financed by equity capital and short-term borrowings under established lines of credit with several banking institutions. A total of $80 million in approved lines of credit was available to the Broker Subsidiary at November 30, 1997, of which $48.8 million was outstanding.

      The Broker Subsidiary is subject to the net capital requirements of the Commission and the NYSE, which are designed to measure the general financial soundness and liquidity of broker-dealers. The Broker Subsidiary has consistently operated well in excess of the minimum requirements. At November 30, 1997, the Broker Subsidiary's net capital of $52.7 million exceeded the minimum requirement by $43.7 million.

      Management believes that funds provided by net cash earnings combined with the liquidity of its assets, its existing capital base and its available lines of credit are fully adequate to meet Hilliard Lyons' financing needs for the foreseeable future. Hilliard Lyons does not engage in any derivative trading that would result in any additional off-balance sheet risk.

CONTINGENT MATTERS

      The Broker Subsidiary is the subject of claims made in several civil actions arising out of its business as a broker-dealer. The Broker Subsidiary provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. Management believes that their ultimate resolution, to the extent not previously provided for, will not have a material adverse effect on the financial condition, liquidity, or results of operations of the Broker Subsidiary. However, depending on the amount and timing of an unfavorable resolution to a contingency, it is possible that the Broker Subsidiary's future results of operations or cash flows could be materially affected in a particular quarter.

OUTLOOK

Hilliard Lyons is focusing on growing its business in the 13 states it currently operates in as well as continuing its expansion into other states as opportunities become available. Recruiting efforts for experienced financial consultants is continuing as well as the development of new financial products and services. Hilliard Lyons monitors the level of all expenses closely and makes adjustments wherever beneficial savings can be achieved.

YEAR ENDED NOVEMBER 30, 1996 COMPARED TO YEAR ENDED NOVEMBER 30, 1995

RESULTS OF OPERATIONS

      Total revenues increased $21.6 million (19%) to $137.2 million for 1996 compared to 1995. Net income for the same period increased $2.9 million (31%) to $12.7 million. Low inflation, low interest rates and a growing economy helped to boost retail trade volumes and revenues.

      Commissions, which include revenues from listed and over-the-counter equity transactions as well as mutual fund transactions, increased $11.2 million (24%), with revenues from mutual fund transactions accounting for over $7 million of the increase. Over-the-counter equity commissions increased $4.9 million (90%). Record stock market volume and price levels fueled the increased demand for these products. Revenue from principal transactions includes realized and unrealized gains and losses on trading accounts and related sales credits. Revenue from principal transactions increased $1.9 million (9%), with equity market-making activities, the largest component of principal transactions, comprising $2.7 which was partially offset by decreases in the area of taxable fixed income trading. The Broker Subsidiary engages in market-making activities in over 250 stocks. Investment banking revenues are derived from the Broker Subsidiary's participation in underwriting of municipal and corporate securities and closed-end funds as well as municipal and corporate consulting fees. Investment banking revenues increased $1.4 million (17%) in the areas of equity underwriting as well as both municipal and corporate consulting fees. Revenues from investment management result from various services provided to trust and managed accounts including client profiling, asset allocation, manager selection and performance measurement. Investment management revenues increased $2.7 million (20%) with essentially equal contributions from the Broker Subsidiary's investment advisory area and Trust Company. Interest income, primarily derived from customer borrowings on margin, increased $.6 million (7%). Revenues from insurance products include sales of fixed and variable rate annuities as well as life insurance. Insurance revenues increased $2.9 million (33%) compared to 1995 primarily from annuity sales.

      Total expenses increased $17.1 million (17%) compared to the same period in 1995. The largest expense category, employee compensation and benefits increased $13.4 million (20%) in conjunction with the increase in revenues as well as an increase in certain discretionary bonus programs associated with the level of pre-tax earnings. Payroll and other taxes increased proportionately with the increase in compensation expense and revenues. Clearing and floor commissions decreased 7% due to a decrease in listed commission revenue as the demand switched more towards over-the-counter equities as discussed above. Promotion and development expenses rose due to increased media marketing efforts and sponsorships. Occupancy and equipment rental expenses increased primarily due to the lease costs associated with additional computer equipment. Broker leases the majority of its computer hardware and accounts for these costs under equipment rental. In October 1996, the Broker Subsidiary converted its proprietary brokerage accounting system to a state-of-the-art, real-time system including hardware upgrades and the implementation of a client-server based broker-workstation network throughout the organization. The Broker Subsidiary entered into a five-year service bureau agreement with BETA Systems. Communications expenses increased due mainly to enhanced features on the broker workstations. Interest expense increased to support the additional customer margin borrowings discussed above. Other expenses increased $1.1 million (28%), mainly resulting from BETA conversion consulting expenses associated with the system implementation and training. The provision for income taxes increased $1.5 million (25%) due to the respective increase in pre-tax earnings.

LIQUIDITY AND CAPITAL RESOURCES

      Cash provided by operating activities showed a net increase. The largest source of cash resulted from an increase in payables to brokers, dealers and clearing organizations ($6.9 million). The greatest use of cash resulted from the increase in customer receivables ($14 million), primarily margin borrowings. Due to the nature of the Broker's business, the changes in operating asset and liability account balances for any particular accounting period can be quite large and, therefore, are not useful indicators of long-term trends in the sources or uses of cash. Cash used for financing and investing activities showed a net increase due to repayments of short-term bank borrowings and purchases of securities available-for-sale. At November 30, 1996, approximately 87% of the Hilliard Lyons' assets were liquid, consisting mainly of cash or assets readily convertible into cash. The Broker Subsidiary's largest asset is its receivable from customers, representing borrowings by customers to finance the purchase of securities on margin. Such receivable from customers is substantially financed by equity capital and short-term borrowings under established lines of credit with several banking institutions. A total of $90 million in approved lines of credit was available to the Broker Subsidiary at November 30, 1996, of which $21.1 million was outstanding.

      The Broker Subsidiary is subject to the net capital requirements of the Commission and the NYSE, which are designed to measure the general financial soundness and liquidity of broker-dealers. The Broker Subsidiary has consistently operated well in excess of the minimum requirements. At November 30, 1996, the Broker Subsidiary's net capital of $56.2 million exceeded the minimum requirement by $49.9 million.

      Management believes that funds provided by net cash earnings combined with the liquidity of its assets, its existing capital base and its available lines of credit are fully adequate to meet Hilliard Lyons' financing needs for the foreseeable future. Hilliard Lyons does not engage in any derivative trading that would result in any additional off-balance sheet risk.

CONTINGENT MATTERS

      The Broker Subsidiary is the subject of claims made in several civil actions arising out of its business as a broker-dealer. The Broker Subsidiary provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. Management believes that their ultimate resolution, to the extent not previously provided for, will not have a material adverse effect on the financial condition, liquidity, or results of operations of the Broker Subsidiary. However, depending on the amount and timing of an unfavorable resolution to a contingency, it is possible that the Broker Subsidiary's future results of operations or cash flows could be materially affected in a particular quarter.

OUTLOOK

      Hilliard Lyons is focusing on growing its business in the 12 states it currently operates in as well as continuing its expansion into other states as opportunities become available. Recruiting efforts for experienced financial consultants is continuing as well as the development of new financial products and services. Hilliard Lyons monitors the level of all expenses closely and makes adjustments wherever beneficial savings can be achieved.

NINE MONTHS ENDED AUGUST 31, 1998 COMPARED TO NINE MONTHS ENDED AUGUST 31, 1997

YEAR 2000

      In anticipation of technology and other changes required for the transition to the year 2000, Hilliard Lyons has been in regular contact with all of its external providers of technology and software services. Hilliard Lyons will be an active participant in the testing process of securities industry procedures. In addition, committees have been formed to identify all internal processes and services that will be impacted. Management has not determined what the cost associated with implementing all necessary changes for the Year 2000 transition will be but does not expect it to be material to Hilliard Lyons' results of operations, financial condition or cash flows. Management believes Hilliard Lyons has taken all reasonable precautions to ensure a smooth transition.

      However, like all securities firms, Hilliard Lyons' brokerage business is highly dependent on outside service providers and, as such, any problems encountered could potentially have a material adverse effect on Hilliard Lyons' business activities and, accordingly, its results of operations, financial condition and cash flows.

RESULTS OF OPERATIONS

      Total revenues increased $37.1 million (32%) to $152.1 million for the nine months compared to 1997. Net income for the same period increased $4.4 million (58%) to $12.1 million. Low inflation, low interest rates and a growing economy helped to boost retail trade volumes and revenues. Hilliard Lyons continues to hire experienced financial consultants and open new offices increasing its client base and assets under management.

      Commissions, which include revenues from listed and over-the-counter equity transactions as well as mutual fund transactions, increased $19.0 million (38%), with revenues from mutual fund transactions accounting for over $10 million of the increase. Record stock market volume and price levels fueled the increased demand for these products. Revenue from principal transactions includes realized and unrealized gains and losses on trading accounts and related sales credits. Revenue from principal transactions decreased $4.5 million (22%) with equity market-making activities, the largest component of principal transactions, comprising $4.2 million of the total decrease. Broker engages in market-making activities in over 250 stocks. Investment banking revenues are derived from the Broker Subsidiary's participation in underwriting of municipal and corporate securities and closed-end funds as well as municipal and corporate consulting fees. Investment banking revenues increased $6.3 million (129%), primarily in the area of fixed-income securities. Revenues from investment management result from various services provided to trust and managed accounts including client profiling, asset allocation, manager selection and performance measurement. Investment management revenues increased $4.8 million (33%) with equal contributions from the Broker Subsidiary's investment advisory area and Trust Company. Interest income, primarily derived from customer borrowings on margin, increased $3.7 million (41%). Revenues from insurance products include sales of fixed and variable rate annuities as well as life insurance. Insurance revenues increased $2.1 million (20%) compared to 1997 primarily from annuity sales. In May of this year, the Company sold the Madrid building, which formerly housed its headquarters from 1968 to 1988, for a gain of $3.4 million.

      Total expenses increased $29.7 million (29%) compared to the same period in 1997. The largest expense category, employee compensation and benefits increased $18.7 million (28%) in conjunction with the increase in revenues as well as an increase in certain discretionary bonus programs associated with the level of pre-tax earnings. Payroll and other taxes increased proportionately with the increase in compensation expense and revenues. Promotion and development expenses rose due to increased media marketing efforts and sponsorships. Occupancy and equipment rental expenses increased due to the expansion into Michigan in November 1997 with nine new offices as well as continued upgrades to the broker-workstation network. Communications expenses increased due to the Michigan expansion as well as speed enhancements to the existing sales office data lines. Interest expense increased to support the additional customer margin borrowings discussed above. Other expenses increased $2.7 million (35%). Expansion costs into Michigan as well as other areas resulted in one-time costs of approximately $1.5 million. The provision for income taxes increased $2.9 million (61%) due to the respective increase in pre-tax earnings.

LIQUIDITY AND CAPITAL RESOURCES

      Cash used for operating activities showed a net increase for the nine-month period. The largest source of cash resulted from an increase in payables to customers ($12.3 million). The greatest use of cash resulted from the increase in customer receivables ($46.2 million), primarily margin borrowings, as well as a decrease in payables to brokers, dealers and clearing organizations ($13.8 million). Due to the nature of the Broker Subsidiary's business, the changes in operating asset and liability account balances for any particular accounting period can be quite large and, therefore, are not useful indicators of long-term trends in the sources or uses of cash. Cash provided by financing and investing activities showed a net increase due to an increase in short-term bank borrowings. At August 31, 1998, approximately 89% of Hilliard Lyons' assets were liquid, consisting mainly of cash or assets readily convertible into cash. The Broker Subsidiary's largest asset is its receivable from customers, representing borrowings by customers to finance the purchase of securities on margin. Such receivable from customers is substantially financed by equity capital and short-term borrowings under established lines of credit with several banking institutions. A total of $140 million in approved lines of credit was available to the Broker Subsidiary at August 31, 1998, of which $104.2 million was outstanding.

      The Broker Subsidiary is subject to the net capital requirements of the Commission and the NYSE, which are designed to measure the general financial soundness and liquidity of broker-dealers. The Broker Subsidiary has consistently operated well in excess of the minimum requirements. At August 31, 1998 Broker's net capital of approximately $65 million exceeded the minimum requirement by approximately $53 million.

      Management believes that funds provided by net cash earnings combined with the liquidity of its assets, its existing capital base and its available lines of credit are fully adequate to meet Hilliard Lyons' financing needs for the foreseeable future. Hilliard Lyons does not engage in any derivative trading that would result in any additional off-balance sheet risk.

CONTINGENT MATTERS

      The Broker Subsidiary is the subject of claims made in several civil actions arising out of its business as a broker-dealer. The Broker Subsidiary provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. Management believes that their ultimate resolution, to the extent not previously provided for, will not have a material adverse effect on the financial condition, liquidity, or results of operations of the Broker Subsidiary. However, depending on the amount and timing of an unfavorable resolution to a contingency, it is possible that the Broker Subsidiary's future results of operations or cash flows could be materially affected in a particular quarter.

OUTLOOK

      Hilliard Lyons is focusing on growing its business in the 13 states it currently operates in as well as continuing its expansion into other states as opportunities become available. Recruiting efforts for experienced financial consultants is continuing as well as the development of new financial products and services. Hilliard Lyons monitors the level of all expenses closely and makes adjustments wherever beneficial savings can be achieved.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

           Hilliard Lyons has retained PricewaterhouseCoopers LLP to serve as independent accountants for Hilliard Lyons for the fiscal years ending November 30, 1998 and 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Special Meeting, will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                                     EXPERTS

           The consolidated financial statements of PNC incorporated by reference in PNC's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given by the authority of such firm as experts in accounting and auditing.

           The consolidated financial statements of Hilliard Lyons and its subsidiaries for the years ended November 30, 1996 and 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included elsewhere herein. The financial statements referred to above are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

           On May 28, 1997, the Board of Hilliard Lyons approved the engagement of PricewaterhouseCoopers LLP as its independent auditors for the year ended November 30, 1997, to replace the firm of Ernst & Young LLP.

           The report of Ernst & Young LLP on Hilliard Lyons' consolidated financial statements for the year ended November 30, 1996, did not contain an adverse opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

           In connection with the audit of Hilliard Lyons' consolidated financial statements for the years ended November 30, 1996 and 1995, and in the subsequent interim period through May 28, 1997, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report.

           The consolidated financial statements of Hilliard Lyons and its subsidiaries at November 30, 1997 and for the year ended November 30, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report dated December 23, 1997 included elsewhere herein. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

           Audited financial statements to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firms as experts in accounting and auditing.

                                  LEGAL OPINION

           A legal opinion that states that the issuance of the shares of PNC Common Stock offered hereby, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Kathleen Clover, Esq., Senior Counsel of PNC.

                                 HILLIARD LYONS
                       CONSOLIDATED FINANCIAL INFORMATION


Report of Independent Accountants.........................................................................
Consolidated Statements of Financial Condition --
     November 30, 1997 and 1996...........................................................................
Consolidated Statements of Income -- For the Years Ended
     November 30, 1997 and 1996...........................................................................
Consolidated Statements of Changes in Stockholders' Equity
      -- For the Years Ended November 30, 1997 and 1996.....................................................
Consolidated Statements of Cash Flows  -- For the Years Ended
     November 30, 1997 and 1996...........................................................................
Notes to Consolidated Financial Statements................................................................

Report of Independent Auditors............................................................................
Consolidated Statements of Financial Condition --
     November 30, 1996 and 1995...........................................................................
Consolidated Statements of Income -- For the Years Ended
     November 30, 1996 and 1995...........................................................................
Consolidated Statements of Changes in Stockholders' Equity
      -- For the Years Ended November 30, 1996 and 1995...................................................
Consolidated Statements of Cash Flows  -- For the Years Ended
     November 30, 1996 and 1995...........................................................................
Notes to Consolidated Financial Statements................................................................

Consolidated Statements of Financial Condition -- August 31, 1998 and 1997 (Unaudited)....................
Consolidated Statements of Income -- For the Nine Months Ended
     August 31, 1998 and 1997 (Unaudited).................................................................
Consolidated Statements of Changes in Stockholders' Equity
      -- For the Nine Months Ended August 31, 1998 and 1997 (Unaudited)...................................
Consolidated Statements of Cash Flows -- For the Nine Months Ended
     August 31, 1998 and 1997 (Unaudited).................................................................

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
   Hilliard Lyons, Inc.:

We have audited the accompanying consolidated statement of financial condition of Hilliard Lyons, Inc. and Subsidiaries as of November 30, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hilliard Lyons, Inc. and Subsidiaries as of November 30, 1997, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP


Louisville, Kentucky
December 23, 1997

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           NOVEMBER 30, 1997 AND 1996



ASSETS                                                                          1997             1996
                                                                            -------------------------------
Cash and cash equivalents                                                   $ 12,406,809      $  9,732,516
Deposits with clearing organizations                                           1,441,978           856,000
Receivable from brokers, dealers and clearing organizations                    3,997,391         8,944,240
Receivable from customers                                                    158,462,363       119,283,363
Securites owned, at market value                                              27,145,279        26,273,263
Securities available-for-sale, at fair value (note 5)                         14,266,372        11,848,439
Deferred income taxes                                                          2,158,000           993,000
Property and equipment, net                                                   19,893,269        19,023,996
Other assets and accounts receivable                                          10,016,842         5,870,365
                                                                            -------------------------------
Total Assets                                                                $249,788,303      $202,825,182
                                                                            ===============================


LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term notes payable to banks                                           $ 48,800,000      $ 21,100,000
Drafts payable                                                                15,445,524        15,997,317
Payable to brokers, dealers and clearing organizations                        19,504,789         8,874,430
Payable to customers                                                          27,176,539        24,779,624
Securities sold, but not yet purchased, at market value                        2,205,059         2,790,334
Accrued compensation and benefits                                             20,991,858        16,804,847
Income taxes payable                                                           1,394,076           458,682
Accounts payable and other accrued expenses                                    4,639,242         7,960,416
Mortgage and other secured notes payable                                       8,641,861         9,222,218
Notes payable to banks, subordinated to claims of general creditors            1,600,000         2,800,000
                                                                            -------------------------------
Total Liabilities and Subordinated Debt                                      150,398,948       110,787,868
                                                                            -------------------------------
Commitments and Contingencies--(note 11)                                               -                 -

Stockholders' equity:
   Common stock, no par value; 5,000,000 shares authorized;
      issued and outstanding (1997 - 3,603,900 shares,
      1996 - 3,774,800 shares), at stated value                                1,801,950         1,887,400
   Paid-in capital                                                                     -            85,980
   Unrealized appreciation of securities available-for-sale                    1,982,000         1,035,000
   Retained earnings                                                          95,605,405        89,028,934
                                                                            -------------------------------
Total stockholders' equity                                                    99,389,355        92,037,314
                                                                            -------------------------------
Total liabilities and stockholders' equity                                  $249,788,303      $202,825,182
                                                                            ===============================


The accompanying notes are an integral part of the consolidated financial statements.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED NOVEMBER 30, 1997 AND 1996



REVENUES                                                                          1997                1996
                                                                             ---------------------------------
   Commissions                                                               $ 70,831,407        $ 58,554,759
   Principal transactions                                                      28,283,881          24,744,783
   Investment banking                                                           8,230,380          10,096,862
   Investment management                                                       20,072,341          16,591,763
   Interest and dividends                                                      12,879,136          10,491,405
   Insurance products                                                          15,307,820          12,058,173
   Other (note 13)                                                              4,447,372           4,704,543
                                                                             ---------------------------------
                                                                              160,052,337         137,242,288
                                                                             ---------------------------------


EXPENSES

   Employee compensation and benefits                                          89,760,417          79,695,068
   Clearing and floor commissions                                               2,222,217           2,049,479
   Payroll and other taxes                                                      5,613,381           4,855,814
   Promotion and development                                                    4,005,251           3,513,946
   Occupancy and equipment rental                                              11,826,016           8,735,010
   Communications                                                              10,669,968           9,141,472
   Interest                                                                     3,905,891           3,370,591
   Other                                                                       13,324,538           5,274,289
                                                                             ---------------------------------
                                                                              141,327,679         116,635,669
                                                                             ---------------------------------

Income before provision for income taxes                                       18,724,658          20,606,619
Provision for income taxes (note 14):
   Current                                                                      8,256,652           7,919,105
   Deferred                                                                    (1,165,000)            (53,000)
                                                                             ---------------------------------
                                                                                7,091,652           7,866,105
                                                                             ---------------------------------
Net Income                                                                   $ 11,633,006        $ 12,740,514
                                                                             =================================


Net Income per share                                                                $3.15               $3.37
                                                                             =================================

Weighted average shares outstanding                                             3,697,995           3,775,260
                                                                             =================================

Cash dividends paid                                                                 $0.22               $0.20
                                                                             =================================



The accompanying notes are an integral part of the consolidated financial statements.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED NOVEMBER 30, 1997 AND 1996


                                                                                        Unrealized
                                                                                       Appreciation
                                                   Common Stock                       of Securities
                                            ----------------------------   Paid-in      Available-      Retained
                                               Shares        Amount        Capital       for-Sale       Earnings         Total
                                            ----------------------------------------------------------------------------------------
Balance at December 1, 1995                    3,776,500     $1,888,250   $   126,243     $  485,000    $77,043,380     $79,542,873

Issuance of common stock                         135,100         67,550     2,851,924                                     2,919,474
Repurchase of common stock                      (136,800)       (68,400)   (2,892,187)                                   (2,960,587)
Change in market value of securities                                                         550,000                        550,000
Net income                                                                                               12,740,514      12,740,514
Dividends paid                                                                                             (754,960)       (754,960)
                                            ----------------------------------------------------------------------------------------

Balance at November 30, 1996                   3,774,800      1,887,400        85,980      1,035,000     89,028,934      92,037,314

Issuance of common stock                         154,300         77,150     3,838,984                                     3,916,134
Repurchase of common stock                      (325,200)      (162,600)   (3,924,964)                   (4,263,677)     (8,351,241)
Change in market value of securities                                                         947,000                        947,000
Net income                                                                                               11,633,006      11,633,006
Dividends paid                                                                                             (792,858)       (792,858)
                                            ----------------------------------------------------------------------------------------

Balance at November 30, 1997                   3,603,900     $1,801,950   $         -     $1,982,000    $95,605,405     $99,389,355
                                            ========================================================================================



The accompanying notes are an integral part of the consolidated financial statements.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED NOVEMBER 30, 1997 AND 1996


                                                                                 1997                 1996
                                                                            ----------------------------------
Cash flows from operating activities:
   Net income                                                               $ 11,633,006         $ 12,740,514
   Adjustments to reconcile net income to net cash provided
         by (used for) operating activities:
      Depreciation and amortization                                            2,404,476            2,364,546
      Deferred income taxes                                                   (1,165,000)             (53,000)
      Other                                                                       (8,124)              (6,198)
      Decrease (increase) in operating assets:
         Deposits with clearing organizations                                   (585,978)                   -
         Receivable from brokers, dealers and clearing organizations           4,946,849           (1,978,683)
         Receivable from customers                                           (39,179,000)         (14,033,742)
         Securities owned, at market value                                      (872,016)          (4,140,351)
         Other assets and accounts receivable                                 (4,138,353)          (2,784,404)
      Increase (decrease) in operating liabilities:
         Payable to brokers, dealers and clearing organizations               10,630,359            6,991,374
         Payable to customers                                                  2,396,915            2,708,193
         Securities sold, but not yet purchased, at market value                (585,275)             902,128
         Accrued compensation and benefits                                     4,187,011            4,948,280
         Income taxes payable                                                    935,394           (1,372,477)
         Accounts payable and other accrued expenses                          (3,321,174)           4,309,765
                                                                            ----------------------------------
Net cash provided by (used for) operating activities                         (12,720,910)          10,595,945
                                                                            ----------------------------------

Cash flows from financing activities:
     Net increase (decrease) in short-term borrowings                         27,700,000           (8,300,000)
     Net increase (decrease) in drafts payable                                  (551,793)           2,301,132
     Proceeds from issuance of common stock                                    3,916,134            2,919,474
     Repayments of mortgage and other secured notes                             (580,357)            (540,297)
     Repayments of subordinated liabilities                                   (1,200,000)          (1,200,000)
     Repurchase of common stock                                               (8,351,241)          (2,960,587)
     Dividends paid                                                             (792,858)            (754,960)
                                                                            ----------------------------------
Net cash provided by (used for) financing activities                          20,139,885           (8,535,238)
                                                                            ----------------------------------

Cash flows from investing activities:
     Purchase of securities available-for-sale                                (1,470,933)          (8,597,572)
     Proceeds from sales and maturities of securities available-for-sale               -            3,582,782
     Purchases of fixed assets and leasehold improvements                     (3,273,749)          (1,674,961)
                                                                            ----------------------------------
Net cash used for investing activities                                        (4,744,682)          (6,689,751)
                                                                            ----------------------------------

Increase (decrease) in cash and cash equivalents                               2,674,293           (4,629,044)
Cash and cash equivalents at beginning of year                                 9,732,516           14,361,560
                                                                            ----------------------------------
Cash and cash equivalents at end of period                                  $ 12,406,809         $  9,732,516
                                                                            ==================================

Supplemental disclosures of cash flow information:
     Income tax payments                                                    $  7,500,559         $  9,797,570
                                                                            ==================================
     Interest payments                                                      $  3,864,987         $  3,370,591
                                                                            ==================================


The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS:

The consolidated financial statements include the accounts of Hilliard Lyons, Inc. and its wholly-owned subsidiaries (the Company). The principal subsidiary, J.J.B. Hilliard, W.L. Lyons, Inc. (the Broker/Dealer), is engaged in broker/dealer and other related activities. In addition, certain subsidiaries are engaged in trust activities and in the development, management and rental of equipment and real estate. Also, certain subsidiaries serve as general and limited partners in limited partnerships formed in connection with these activities. The Company conducts business principally in the mideast.


2. SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Hilliard Lyons, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     SECURITIES TRANSACTIONS: Securities transactions, along with related profit and loss, commission income and expenses are recorded on a trade date basis. Securities owned and securities sold, but not yet purchased, are recorded at market value based upon quoted market prices. Gains and losses, both realized and unrealized, are included in principal transactions.

     INVESTMENT BANKING: Investment banking revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Management and underwriting fees are recorded at the time the underwriting is completed and/or the income is reasonably determinable.

     INVESTMENT MANAGEMENT FEES: Investment management fees are received on a quarterly or semiannual basis and are recognized as income when received.

     SECURITIES BORROWED: Securities borrowed are recorded at the amount of cash collateral advanced. Securities borrowed transactions require the Company to deposit cash with the lender. The amount of collateral required to be deposited for securities borrowed is an amount generally in excess of the market value of the applicable securities. The Company monitors the market value of securities borrowed daily, with additional collateral deposited or refunded as necessary.

     COLLATERAL: The Broker/Dealer continues to report assets it has pledged as collateral in secured borrowings and other arrangements when the secured party cannot sell or repledge the assets or the Broker/Dealer can substitute collateral or otherwise redeem it on short notice.

     CASH AND CASH EQUIVALENTS: Cash equivalents are defined as short-term, highly liquid investments with original maturities of 90 days or less. At November 30, 1997, cash held in banks was in excess of the $100,000 amount covered by federal depository insurance.

     DEPOSITS WITH CLEARING ORGANIZATIONS: Deposits with clearing organizations include U.S. Government obligations with a market value of approximately $396,000 and $390,000 at November 30, 1997 and 1996, respectively.

     SECURITIES AVAILABLE-FOR-SALE: For securities available-for-sale, management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Securities available-for-sale are stated at fair value, with the unrealized gains and losses reported as a separate component of stockholders' equity.

     DEPRECIATION AND AMORTIZATION: Furniture and fixtures are depreciated over their estimated economic lives, generally three to seven years, principally using accelerated methods which are not materially different from the straight-line method. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful life using the straight-line method. Buildings and building improvements are depreciated over their estimated economic lives on the straight-line method.

     NET INCOME PER SHARE: Net income per share is based upon the average number of shares of common stock outstanding during each year.

     USE OF ESTIMATES: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS: Certain amounts related to the year ended November 30, 1996 have been reclassified to conform to the current year's presentation, with no effect on total assets, total liabilities and stockholders' equity or net income.

3. SECURITIES OWNED AND SECURITIES SOLD, BUT NOT YET PURCHASED:

Securities owned and securities sold, but not yet purchased, consist of the following, at market value, at November 30:

                                                  1997                                   1996
                                     ---------------------------------      -------------------------------
                                                         SOLD, BUT NOT                        SOLD, BUT NOT
                                         OWNED           YET PURCHASED          OWNED         YET PURCHASED
                                         -----           -------------          -----         -------------
Certificate of deposit                $   239,645        $    77,318        $   156,614                 --
U.S. Government obligations             4,780,702                 --          3,735,252        $    79,067
State and municipal government
      obligations                       8,646,792              5,321          6,447,767             86,540
Corporate obligations                   1,782,141            314,642          6,693,927             64,853
Stocks                                 11,695,999          1,807,778          9,239,703          2,559,874
                                      -----------        -----------        -----------        -----------
                                      $27,145,279        $ 2,205,059        $26,273,263        $ 2,790,334
                                      ===========        ===========        ===========        ===========


4. RECEIVABLES FROM AND PAYABLES TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS:

Receivables from and payables to brokers, dealers and clearing organizations arise from the settlement of securities transactions executed for customers or the Company and consist of the following at November 30:


                                                 RECEIVABLE                              PAYABLE
                                       ------------------------------        ------------------------------
                                           1997               1996              1997               1996
                                           ----               ----              ----               ----
Securities failed-to-deliver/receive   $   900,378        $ 1,366,536        $11,511,839        $ 1,732,114
Deposits on securities borrowed          1,017,500          2,148,400                 --                 --
Amounts due from/to brokers
      and dealers through
      clearing organizations             2,079,513          5,429,304          7,992,950          7,142,316
                                       -----------        -----------        -----------        -----------
                                       $ 3,997,391        $ 8,944,240        $19,504,789        $ 8,874,430
                                       ===========        ===========        ===========        ===========


Receivables are collateralized by the underlying securities. The market value of such securities at November 30, 1997 and 1996 approximates the amounts receivable from and payable to brokers, dealers and clearing organizations.

5. SECURITIES AVAILABLE-FOR-SALE:

At November 30, 1997, the Company owned $8,000,000 (par value) of U.S. Treasury notes with coupon rates of interest ranging from 5.125% to 6.25%. Of the outstanding U.S. Treasury notes at November 30, 1997, $7,903,479 of amortized cost and $7,957,453 of market value securities mature in 1998. The remaining $1,017,031 of amortized cost and $1,016,250 of market value U.S. Treasury notes mature in 2003. At November 30, 1996 the Company owned U.S. Treasury notes in the amount of $8,526,875 with an amortized cost of $8,485,703. Also included in securities available-for-sale are equity securities, at fair value of $5,292,669 (cost - $3,363,862) for 1997 and $3,321,564 (cost - $2,327,736) for 1996.

6. PROPERTY AND EQUIPMENT:

Property and equipment at November 30, 1997 and 1996 is comprised of the following:

                                                      1997                   1996
                                                      ----                   ----
Land                                             $     800,000         $     800,000
Buildings                                            5,718,536             5,718,536
Building Improvements                               18,381,724            17,305,014
Furniture and fixtures                               8,517,308             7,127,148
Leasehold improvements                               4,149,748             3,831,205
Construction in process                                483,776                    --
                                                 -------------         -------------
                                                    38,051,092            34,781,903

Accumulated depreciation and amortization          (18,157,823)          (15,757,907)
                                                 -------------         -------------
Property and equipment, net                      $  19,893,269         $  19,023,996
                                                 =============         =============


Portions of the buildings are leased to unrelated companies for terms ranging from five to twenty years, some with options to renew. Minimum noncancelable annual rental income under these leases follows:

    YEAR ENDING
    NOVEMBER 30,
    ------------
       1998                                  $1,297,000
       1999                                  $1,388,000
       2000                                  $1,214,000
       2001                                  $1,243,000
       2002                                  $  622,000
       Thereafter                            $  797,000

7. SHORT-TERM BORROWINGS AND MORTGAGE AND OTHER SECURED NOTE PAYABLE:

Short-term borrowings and mortgage and other secured note payable at November 30, 1997 and 1996 are as follows:

                                                                                            1997               1996
                                                                                            ----               ----
Short-term borrowings:
  Customer loans, due on demand, fully collateralized by customers' securities
  (aggregate market value of $91,044,000 and $60,523,00 at November 30, 1997 and
  1996, respectively); variable interest rates, generally based on federal funds rate, aggregate unused lines of credit of $28,700,000 at
  November 30, 1997                                                                     $41,300,000        $13,600,000

Firm loan, due on demand, uncollateralized; variable interest rate based on federal funds rate, aggregate unused lines of
  credit of $2,500,000 at November 30, 1997                                               7,500,000          7,500,000
                                                                                        -----------        -----------

                Total short-term borrowings                                             $48,800,000        $21,100,000
                                                                                        ===========        ===========

Mortgage note payable to a bank by subsidiary, on land,
  building and building improvements (carrying value of $16,205,000 and
  $16,017,000 at November 30, 1997 and 1996, respectively), guaranteed by the
  Company; variable interest rate based on monthly Euro-Rate of the lender
  (7.42% and 6.82% at November 30, 1997 and 1996, respectively), payable over five years in monthly installments, including interest, with final payment
  due November 12, 2000                                                                 $ 8,585,591        $ 9,151,446

Other note payable, collateralized by certain assets; interest
  at annual prime rates                                                                      56,270             70,772
                                                                                        -----------        -----------
            Total mortgage and other secured note payable                               $ 8,641,861        $ 9,222,218
                                                                                        ===========        ===========

The carrying value of the Company's debt obligations approximate their fair value due to their variable interest rate.

Annual combined maturities on the mortgage and other secured notes follow:

         1998                      $  638,000
         1999                         627,000
         2000                       7,377,000

8. LIABILITIES SUBORDINATED TO CLAIMS OF GENERAL CREDITORS:

Liabilities subordinated to claims of general creditors are covered by agreements approved by the New York Stock Exchange, Inc. (the Exchange) and, therefore, are available in computing net capital of the Broker/Dealer. Restrictions relating to net capital and aggregate indebtedness, as contained in the agreements, are consistent with the requirements of the Exchange.

These subordinated liabilities are unsecured and bear interest at floating rates based on prime interest rates. The subordinated liabilities are payable in annual installments through 2000. Management believes carrying amounts of these liabilities approximate their fair value.

The combined approximate amount of maturities on subordinated liabilities aggregates $800,000 in 1998, $400,000 in 1999 and $400,000 in 2000.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Company enters into various transactions involving off-balance-sheet financial instruments, including securities sold short and securities purchased and sold on a when-issued basis (when-issued securities). These financial instruments are used to meet the needs of customers, conduct trading activities, and manage market risks and are, therefore, subject to varying degrees of market and credit risk.

The obligation for financial instruments sold short represents a commitment to deliver specified securities. The Company will acquire the required securities at prevailing future market prices to satisfy this obligation. Accordingly, the Company's ultimate obligation may exceed the amount recognized in the financial statements. Exposure to market risk is managed by the Company through position limits and other controls, and by entering into offsetting securities positions.

In the normal course of business, the Company's customer activities involve the execution, settlement, and financing of various customer securities transactions. These transactions may expose the Company to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Company has to purchase or sell the financial instrument underlying the contract at a loss.

The Company's customer securities activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to its customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customers' accounts. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose the Company to significant off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer's obligations.

The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margins levels daily and, pursuant to such guidelines, requires the customer to deposit additional collateral or to reduce positions when necessary.

The Company's customer financing and securities settlement activities require the Company to pledge customer securities as collateral in support of various secured financing sources such as bank loans. In the event the counterparty is unable to meet its contractual obligation to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. In addition, the Company establishes the credit limits for such activities and monitors compliance on a daily basis.

10. NET CAPITAL REQUIREMENTS:

As a registered broker/dealer and member of the Exchange, the Broker/Dealer is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1) (the Rule). The Rule requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. The Rule also provides that a reduction in business is required if the ratio exceeds 12 to 1 and business may not be expanded and cash dividends and other payments would be precluded if the ratio exceeds 10 to 1. Net capital and aggregate indebtedness change from day to day but, at November 30, 1997, the Broker/Dealer's ratio of aggregate indebtedness to net capital was 2.58 to 1. Net capital, as defined, was approximately $52,753,000, which exceeded the minimum required amount by approximately $43,697,000.

11. COMMITMENTS AND CONTINGENT LIABILITIES:

In the normal course of business, the Company enters into underwriting and when-issued commitments. The Company had contractual commitments relating to underwriting agreements and purchase of securities on a when-issued basis of approximately $4,665,000 at November 30, 1997, all of which were subsequently settled and had no material effect on the Company's financial positions.

In accordance with industry practice, the Company generally settles securities transactions executed on behalf of its customers within three business days after the trade date. This risk of loss on unsettled transactions is the same as settled transactions and relates to the customers' or brokers' inability to meet the terms of their contracts. Settlement of these transactions is not expected to have a material effect on the Company's consolidated financial condition.

The Company is involved in various matters of litigation and claims in the normal course of business. It is management's opinion, after consultation with outside legal counsel, that ultimate losses, if any, relating to such litigation and claims will not be material to the Company's consolidated financial position.

The Company leases certain of its branch sales offices and telephone and computer equipment under noncancelable leases expiring between 1998 and 2007. Certain of these leases contain renewal options and include a provision for escalation of rentals based upon inflationary factors. Minimum annual rental repayments under these leases are as follows:

  YEAR ENDING
  NOVEMBER 30,
  ------------
      1998                                                   $   5,180,000
      1999                                                       3,954,000
      2000                                                       2,214,000
      2001                                                       1,782,000
      2002                                                       1,493,000
      Thereafter                                                 1,985,000

Total rental expense for 1997 and 1996 approximated $5,552,000 and $4,965,000, respectively.

The Company is committed under agreements with two retired stockholders to serially repurchase 230,800 shares of common stock at $21.69 per share over the next four years. The Company's stock repurchase obligations under the agreements approximate $1,252,000 annually through 2001.

The Company is committed under separate agreements to pay fees to retired stockholders who have agreed to lend their shares of common stock to the Company. The fees are based upon the book value of the shares lent and are computed at an annual rate of 2% above prime (10.50% at November 30, 1997). Fees paid pursuant to these agreements during 1997 and 1996 approximated $543,000 and $588,000, respectively.

12. EMPLOYEE BENEFIT PLANS:

The Company has a contributory profit sharing plan which covers substantially all employees after a short waiting period. Company contributions to the plan include matching of employee contributions and discretionary amounts determined by the Company's board of directors. Total company contributions amounted to $4,000,000 and $4,200,000 during the years ended November 30, 1997 and 1996, respectively.

The Company has a discretionary deferred compensation plan for certain employees. The Company contributed approximately $1,085,000 and $1,050,000 during the years ended November 30, 1997 and 1996, respectively. At November 30, 1997 and 1996, approximately $4,078,000 and $2,870,000, respectively (included in accrued compensation and benefits), is accrued for this plan.

13. RELATED PARTY TRANSACTION:

The Company receives investment advisory fees for managing the Hilliard Lyons Government Fund, an investment company owned by unit holders. Fees earned during the years ended November 30, 1997 and 1996 were approximately $1,955,000 and $1,700,000, respectively.

14. INCOME TAXES:

Income taxes as a percentage of income before income taxes in the accompanying consolidated financial statements are different than the federal statutory rate of 35% by approximately $384,000 in 1997 and $483,000 in 1996, principally due to state income taxes and tax exempt interest.

Deferred income taxes and benefits are recognized in the consolidated financial statements for changes in deferred tax assets or liabilities between years. Temporary differences which give rise to significant deferred tax assets and liabilities are deferred sales bonuses, capitalized system conversion expenses, bad debt and other reserves, and accelerated depreciation. Management has determined that a valuation for the deferred tax asset was not necessary due primarily to the Company's taxable income position in prior carryback years.

Net deferred tax amounts on the consolidated statements of financial condition consist of the following at November 30:


                                                                      1997             1996
                                                                      ----             ----
         Deferred tax assets                                      $3,048,000      $ 2,362,000
         Deferred tax liabilities                                   (890,000)      (1,369,000)
                                                                  ----------      -----------
                                                                  $2,158,000      $   993,000
                                                                  ==========      ===========


15. STOCKHOLDERS' EQUITY:

The Company adopted the Hilliard Lyons, Inc. Stock Purchase Plan (the Plan) effective January 1, 1995. Pursuant to the Plan, officers and stockholders of the Company may purchase available shares of the Company's common stock at its adjusted book value, which is defined by the Company's Restated Articles of Incorporation (the Articles) and determined by the Company.

The Articles provide certain restrictions on the sale of the Company's common stock by stockholders. The Company has the first option to repurchase common stock from stockholders who wish to sell their shares. The Company also has the first option to repurchase common stock from stockholders who retire or otherwise terminate their employment with the Company. Repurchases of common stock by the Company are at its adjusted book value.

                         Report of Independent Auditors

Board of Directors
Hilliard-Lyons, Inc.

We have audited the accompanying consolidated statements of financial condition of Hilliard-Lyons, Inc. as of November 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hilliard-Lyons, Inc. at November 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                      /s/ Ernst & Young LLP


Louisville, Kentucky
December 20, 1996

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           NOVEMBER 30, 1996 AND 1995



ASSETS                                                                               1996             1995
                                                                                 -------------------------------
Cash and cash equivalents                                                        $  9,732,516      $ 14,361,560
Deposits with clearing organizations                                                  856,000           856,000
Receivable from brokers, dealers and clearing organizations                         8,944,240         6,965,557
Receivable from customers                                                         119,283,363       105,249,621
Securites owned, at market value                                                   26,273,263        19,437,208
Securities available-for-sale, at fair value                                       11,848,439         8,979,353
Deferred income taxes                                                                 993,000           940,000
Property and equipment, net                                                        19,023,996        19,707,383
Other assets and accounts receivable                                                5,870,365         3,085,961
                                                                                 -------------------------------
Total Assets                                                                     $202,825,182      $179,582,643
                                                                                 ===============================


LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term notes payable to banks                                                $ 21,100,000      $ 29,400,000
Drafts payable                                                                     15,997,317        13,696,185
Payable to brokers, dealers and clearing organizations                              8,874,430         1,883,056
Payable to customers                                                               24,779,624        22,071,431
Securities sold, but not yet purchased, at market value                             2,790,334         1,888,206
Accrued compensation and benefits                                                  16,804,847        11,856,567
Income taxes payable                                                                  458,682         1,831,159
Accounts payable and other accrued expenses                                         7,960,416         3,650,651
Mortgage and other secured notes payable                                            9,222,218         9,762,515
Notes payable to banks, subordinated to claims of general creditors                 2,800,000         4,000,000
                                                                                 -------------------------------
Total Liabilities and Subordinated Debt                                           110,787,868       100,039,770
                                                                                 -------------------------------
Commitments and Contingencies (note 8)                                                      -                 -

Stockholders' equity:
   Common stock, no par value - authorized 5,000,000 shares;
      issued and outstanding (1996 - 3,774,800 shares;
      1995 - 3,776,500 shares); at stated value                                     1,887,400         1,888,250
   Paid-in capital                                                                     85,980           126,243
   Unrealized appreciation of securities available-for-sale                         1,035,000           485,000
   Retained earnings                                                               89,028,934        77,043,380
                                                                                 -------------------------------
Total stockholders' equity                                                         92,037,314        79,542,873
                                                                                 -------------------------------
Total liabilities and stockholders' equity                                       $202,825,182      $179,582,643
                                                                                 ===============================


See accompanying notes.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED NOVEMBER 30, 1996 AND 1995



REVENUES                                                                             1996                1995
                                                                                 ---------------------------------
   Commissions                                                                   $ 58,554,759        $ 47,330,097
   Principal transactions                                                          24,744,783          22,761,732
   Investment banking                                                              10,096,862           8,638,455
   Investment management                                                           16,591,763          13,859,776
   Interest and dividends                                                          10,491,405           9,845,093
   Insurance products                                                              12,058,173           9,086,648
   Other (note 12)                                                                  4,704,543           4,028,439
                                                                                 ---------------------------------
                                                                                  137,242,288         115,550,240
                                                                                 ---------------------------------


EXPENSES

   Employee compensation and benefits                                              79,695,068          66,255,964
   Clearing and floor commissions                                                   2,049,479           2,213,359
   Payroll and other taxes                                                          4,855,814           4,703,979
   Promotion and development                                                        3,513,946           3,137,600
   Occupancy and equipment rental                                                   8,735,010           8,113,229
   Communications                                                                   9,141,472           7,828,961
   Interest                                                                         3,370,591           3,165,992
   Other                                                                            5,274,289           4,110,038
                                                                                 ---------------------------------
                                                                                  116,635,669          99,529,122
                                                                                 ---------------------------------

Income before provision for taxes                                                  20,606,619          16,021,118
Provision for income taxes (note 10):
   Current                                                                          7,919,105           6,747,088
   Deferred                                                                           (53,000)           (479,000)
                                                                                 ---------------------------------
                                                                                    7,866,105           6,268,088
                                                                                 ---------------------------------
Net Income                                                                       $ 12,740,514         $ 9,753,030
                                                                                 =================================


Net Income per share                                                                    $3.37               $2.58
                                                                                 =================================

Weighted average shares outstanding                                                 3,775,260           3,782,901
                                                                                 =================================

Cash dividends per share paid                                                           $0.20               $0.05
                                                                                 =================================



See accompanying notes.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED NOVEMBER 30, 1996 AND 1995


                                                                                         Unrealized
                                                                                        Appreciation
                                                   Common Stock                        of Securities
                                            ----------------------------   Paid-in       Available-      Retained
                                               Shares          Amount      Capital        for-Sale       Earnings         Total
                                            ---------------------------------------------------------------------------------------
Balance at December 1, 1994                   3,787,400      $1,893,700  $   347,549     $ (106,000)    $67,479,175    $69,614,424

Issuance of common stock                        127,900          63,950    2,370,478                                     2,434,428
Repurchase of common stock                     (138,800)        (69,400)  (2,591,784)                                   (2,661,184)
Change in market value of securities                                                        591,000                        591,000
Net income                                                                                                9,753,030      9,753,030
Dividends paid                                                                                             (188,825)      (188,825)
                                            ---------------------------------------------------------------------------------------

Balance at November 30, 1995                  3,776,500       1,888,250      126,243        485,000      77,043,380     79,542,873

Issuance of common stock                        135,100          67,550    2,851,924                                     2,919,474
Repurchase of common stock                     (136,800)        (68,400)  (2,892,187)                                   (2,960,587)
Change in market value of securities                                                        550,000                        550,000
Net income                                                                                               12,740,514     12,740,514
Dividends paid                                                                                             (754,960)      (754,960)
                                            ---------------------------------------------------------------------------------------

Balance at November 30, 1996                  3,774,800      $1,887,400  $    85,980     $1,035,000     $89,028,934    $92,037,314
                                            =======================================================================================



See accompanying notes.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED NOVEMBER 30, 1996 AND 1995


                                                                                   1996                 1995
                                                                               ----------------------------------
Cash flows from operating activities:
   Net income                                                                  $ 12,740,514         $  9,753,030
   Adjustments to reconcile net income to net cash provided
         by operating activities:
      Depreciation and amortization                                               2,364,546            2,355,074
      Deferred income taxes                                                         (53,000)            (479,000)
      Other                                                                          (6,198)              (9,722)
      Decrease (increase) in operating assets:
         Receivable from brokers, dealers and clearing organizations             (1,978,683)          (1,769,279)
         Receivable from customers                                              (14,033,742)         (14,114,273)
         Securities owned, at market value                                       (4,140,351)           1,122,257
         Other assets and accounts receivable                                    (2,784,404)            (713,843)
      Increase (decrease) in operating liabilities:
         Payable to brokers, dealers and clearing organizations                   6,991,374              560,191
         Payable to customers                                                     2,708,193            4,079,293
         Securities sold, but not yet purchased, at market value                    902,128               82,067
         Accrued compensation and benefits                                        4,948,280            1,190,351
         Income taxes payable                                                    (1,372,477)           1,459,560
         Accounts payable and other accrued expenses                              4,309,765             (828,256)
                                                                               ----------------------------------
Net cash provided by operating activities                                        10,595,945            2,687,450
                                                                               ----------------------------------

Cash flows from financing activities:
     Net increase (decrease) in short-term borrowings                            (8,300,000)           1,500,000
     Net increase in drafts payable                                               2,301,132            2,277,104
     Issuance of subordinated debt                                                        -            2,000,000
     Proceeds from issuance of common stock                                       2,919,474            2,434,428
     Repayments of mortgage and other secured notes                                (540,297)            (321,816)
     Repayments of subordinated liabilities                                      (1,200,000)          (1,200,000)
     Repurchase of common stock                                                  (2,960,587)          (2,661,184)
     Dividends paid                                                                (754,960)            (188,825)
                                                                               ----------------------------------
Net cash provided by (used for) financing activities                             (8,535,238)           3,839,707
                                                                               ----------------------------------

Cash flows from investing activities:
     Purchase of securities available-for-sale                                   (8,597,572)          (5,163,306)
     Proceeds from sales and maturities of securities available-for-sale          3,582,782            4,467,442
     Purchases of fixed assets and leasehold improvements                        (1,674,961)          (1,589,751)
                                                                               ----------------------------------
Net cash used for investing activities                                           (6,689,751)          (2,285,615)
                                                                               ----------------------------------

Increase (decrease) in cash and cash equivalents                                 (4,629,044)           4,241,542
Cash and cash equivalents at beginning of year                                   14,361,560           10,120,018
                                                                               ----------------------------------
Cash and cash equivalents at end of period                                     $  9,732,516         $ 14,361,560
                                                                               ==================================

Supplemental disclosures of cash flow information:
     Income tax payments                                                       $  9,797,570         $  5,691,000
                                                                               ==================================
     Interest payments                                                         $  3,370,591         $  3,166,000
                                                                               ==================================


See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Hilliard-Lyons, Inc. and its wholly owned subsidiaries (the Company). The principal subsidiary, J.J.B. Hilliard, W.L. Lyons, Inc. (Broker/Dealer), is engaged in broker/dealer and other related activities. In addition, certain subsidiaries are engaged in trust activities and in the development, management and rental of equipment and real estate. Also, certain subsidiaries serve as general and limited partners in limited partnerships formed in connection with these activities. All significant intercompany balances and transactions have been eliminated. Certain amounts related to the fiscal year ended November 30, 1995 have been reclassified to conform to the current year's presentation.

The Broker/Dealer is a party to financial instruments with off-balance-sheet risk in its normal course of business. Information about such financial instruments is included throughout the following notes. The Broker/Dealer is required, in the event of the non-delivery of customers' securities owed the Broker/Dealer by other broker/dealers, or by its customers, to purchase identical securities in the open market. Such purchases might result in losses not reflected in the accompanying statements of financial condition. The market values of securities owed the Broker/Dealer approximates the amounts payable.

The Broker/Dealer monitors the credit standing of each broker/dealer and customer with which it conducts business. In addition, the Broker/Dealer seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Broker/Dealer monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or to reduce positions, when necessary.

Securities transactions, along with related profit and loss, commission income and expenses, have historically been recorded on a settlement date basis; however, during 1996 the Company began to record securities transactions on a trade date basis. The effect of this change was not significant to the financial statements. Underwriting revenue is recorded as follows: (l) management and underwriting fees at the time the underwriting is completed and/or the income is reasonably determinable, and (2) sales concessions on settlement date.

Firm trading securities are held for resale in anticipation of short-term market movements. Firm trading securities, consisting of debt and marketable equity securities and money market instruments, are stated at fair value. Gains and losses, both realized and unrealized, are included in principal transactions.

For securities held-to-maturity and available-for-sale, management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in a separate component of shareholders' equity.

Sales of securities not yet purchased represent an obligation of the Broker/Dealer to deliver specified securities at a predetermined date and price. The Broker/Dealer is obligated to acquire the required securities at prevailing market prices in the future to satisfy this obligation.

Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Company to deposit cash with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary.

Cash equivalents are defined as short-term, highly liquid investments with original maturities of 90 days or less, other than those held for sale in the ordinary course of business.

Property is stated at cost, less accumulated depreciation and amortization. Furniture and fixtures are depreciated over their estimated economic lives principally using accelerated methods which are not materially different from the straight-line method. Leasehold improvements are amortized over the lesser of the economic life of the improvement or the term of the lease using the straight-line method. Buildings and building improvements are depreciated over their estimated economic lives on the straight-line method.

Net income per share is based upon the average number of shares of common stock outstanding during each year.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. RECEIVABLE FROM AND PAYABLE TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

Receivable from and payable to brokers, dealers and clearing organizations arise from the settlement of securities transactions executed for customers or the Company and consist of the following at November 30:

                                    RECEIVABLE                   PAYABLE
                                1996          1995         1996           1995
                           -----------  -------------------------------------------
Securities failed to
  deliver/receive          $ 1,366,536    $   513,302    $ 1,732,114    $   450,397
Deposits on securities
  borrowed                   2,148,400      3,001,678              -              -
Amounts due from/to
  brokers and dealers
  through clearing
  organizations              5,429,304      3,450,577      7,142,316      1,432,659
                           -----------    -----------    -----------    -----------
                           $ 8,944,240    $ 6,965,557    $ 8,874,430    $ 1,883,056
                           ===========    ===========    ===========    ===========

Receivables are generally collected within thirty days and are collateralized by securities in physical possession, on deposit, or receivable from customers or other brokers. The Broker/Dealer does business with brokers that for the most part are members of the major securities exchanges.

Payables to brokers, dealers and clearing organizations represent amounts due upon the receipt of securities. Should the broker, dealer or clearing organization fail to deliver the securities to the Broker/Dealer, the Broker/Dealer may be required to purchase identical securities in the open market. The market value of such securities at November 30, 1996 and 1995 approximates the amounts owed to brokers, dealers and clearing organizations.

3. RECEIVABLE FROM AND PAYABLE TO CUSTOMERS

Receivable from and payable to customers arise from cash and margin transactions executed by the Broker/Dealer on their behalf. In a margin transaction, the Broker/Dealer extends credit to a customer to purchase securities using the securities purchased and/or other securities in the customer's account as collateral for amounts loaned. Amounts loaned are limited by margin regulations of the Federal Reserve Board and other regulatory authorities and are subject to the Broker/Dealer's credit review and daily monitoring procedures.

Receivables are collateralized by securities with market values in excess of the amounts due. The Broker/Dealer's policy is to monitor the market value of collateral and request additional collateral when required. Such collateral is not reflected in the accompanying financial statements.

4. PROPERTY

                                                     NOVEMBER 30
                                                 1996           1995
                                             -------------------------
Land                                         $   800,000    $   800,000
Buildings                                      5,718,536      5,718,536
Building improvements                         17,305,014     16,778,277
Furniture and fixtures                         7,127,148      6,343,321
Leasehold improvements                         3,831,205      3,496,553
                                             -----------    -----------
                                              34,781,903     33,136,687
Accumulated depreciation and amortization    (15,757,907)   (13,429,304)
                                             -----------    -----------
Property, net                                $19,023,996    $19,707,383
                                             ===========    ===========

Portions of the buildings are leased to unrelated companies for terms ranging from five to twenty years; some with options to renew. Minimum noncancelable annual rental income under these leases follow:

                1997                   $856,000
                1998                   $856,000
                1999                   $856,000
                2000                   $895,000
                2001                   $895,000
             Thereafter                $270,000

5. NOTES AND MORTGAGES PAYABLE

                                                                            NOVEMBER 30
                                                                          1996        1995
                                                                      -------------------------
Short-term notes payable to banks:
  Customer loans, due on demand, fully collateralized by
    customers' and officers' securities covered by margin
    agreements (aggregate market value of $60,523,000 and
    $62,950,000 at November 30, 1996 and 1995, respectively);
    floating interest rates based on federal funds rate of the lender; 5.92% at November 30, 1996 (interest rates range
    from 6.11% to 6.22% at November 30, 1995), aggregate
    lines of credit $70,000,000 at November 30, 1996                  $ 13,600,000   $ 21,900,000

  Firm loan, due on demand, uncollateralized; floating interest rate based on prime rate (5.82% and 6.12% at November 30,
    1995 and 1996 respectively), aggregate lines of credit
    $20,000,000 at November 30, 1996                                     7,500,000      7,500,000
                                                                      ------------   ------------
Total short-term notes payable to banks                               $ 21,100,000   $ 29,400,000
                                                                      ============   ============

Mortgage note payable to a bank by subsidiary, on land, building and building improvements (carrying value of $16,017,000
    and $16,300,000 at November 30, 1996 and 1995,
    respectively), and guaranteed by the Company; floating
    interest rate based on monthly Euro-Rate of the lender, (6.82%
    and 7.25% at November 30, 1996 and 1995, respectively)
    payable over 5 years in monthly installments,
    including interest, with final payment due November 12, 2000      $  9,151,446   $  9,682,620

Other note payable, collateralized by certain
    assets; interest at annual prime rates                                  70,772         79,895
                                                                      ------------   ------------
Total mortgage and other secured notes payable                        $  9,222,218   $  9,762,515
                                                                      ============   ============

The carrying values of the Company's debt obligations approximate their fair value due to their variable interest rate.

Annual combined maturities on the mortgage and other secured note, follow:

          1997          $   658,000
          1998              613,000
          1999              640,000
          2000            7,311,000

In the event customers' and officers' securities pledged to banks are not returned, the Broker/Dealer may be exposed to the risk of acquiring identical securities at prevailing market prices in order to satisfy its customer obligations. The Broker/Dealer controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure.

6. NOTES PAYABLE TO BANKS, SUBORDINATED TO CLAIMS OF GENERAL CREDITORS

Notes payable to banks, subordinated to claims of general creditors are covered by agreements approved by the New York Stock Exchange, Inc. (the Exchange) and, therefore, are available in computing net capital (see Note 7). Restrictions relating to net capital and aggregate indebtedness, as contained in the agreements, are consistent with the requirements of the Exchange.

These subordinated notes payable are unsecured, and bear interest at floating rates based on prime interest rates. The subordinated bank notes are payable in annual installments through 2000. The carrying amounts of these notes approximate their fair value.

The combined approximate amount of maturities on subordinated notes aggregates $1,200,000 in 1997, $800,000 in 1998, $400,000 in 1999 and $400,000 in 2000.

7. NET CAPITAL REQUIREMENTS

The Broker/Dealer is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1) and the capital rules of the Exchange. The rules require the maintenance of minimum net capital and require that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to
1. The rules also provide that a reduction in business is required if the ratio exceeds 12 to 1 and business may not be expanded and cash dividends and other payments would be precluded if the ratio exceeds 10 to 1. Net capital and aggregate indebtedness change from day to day. At November 30, 1996, the subsidiary's ratio of aggregate indebtedness to net capital was 1.70 to 1. Net capital, as defined, was approximately $56,247,000, which exceeded the minimum required amount by approximately $49,879,000.

8. COMMITMENTS AND CONTINGENT LIABILITIES

At November 30, 1996, the Broker/Dealer had contractual commitments relating to underwriting agreements and purchases of securities on a when, as and if issued basis of approximately $979,000.

In accordance with industry practice, the Broker/Dealer generally settles securities transactions executed on behalf of its customers within three business days after the trade date. This risk of loss on unsettled transactions is the same as settled transactions and relates to the customer's or broker's inability to meet the terms of their contracts. Settlement of these transactions is not expected to have a material effect on the Company's consolidated financial position.

The Company is involved in various matters of litigation and claims in the normal course of business. It is management's opinion that ultimate losses, if any, relating to such litigation and claims will not be material to the Company's consolidated financial position.

The Company leases certain of its branch sales offices, telephone and computer equipment under noncancellable leases expiring between 1997 and 2005. Certain of these leases contain renewal options and include a provision for escalation of rentals based upon inflationary factors. Minimum annual rentals under these leases follow:

          1997           $3,467,000
          1998            2,418,000
          1999            1,618,000
          2000              607,000
          2001              396,000
       Thereafter           728,000

Total rental expense for 1996 and 1995 approximated $4,965,000 and $4,265,000, respectively.

The Company is committed under agreements with two retired shareholders to serially repurchase 316,000 shares of common stock at $21.69 per share over the next five years. The Company's stock repurchase obligations under the agreements approximate $1,252,000 annually through 2001.

The Company is committed under separate agreements to pay fees to retired shareholders who have agreed to lend their shares of common stock to the Company. The fees are based upon the book value of the shares lent and are computed at an annual rate of 2% above prime (10.25% at November 30, 1996). Fees paid pursuant to these agreements during 1996 approximated $588,000.

9. EMPLOYEE BENEFIT PLANS

The Company has a contributory profit sharing plan which covers substantially all employees after a short waiting period. Company contributions to the plan include matching of employee contributions and discretionary amounts determined by the Company's Board of Directors. Total Company contributions amounted to $4,200,000 and $3,236,000 in 1996 and 1995, respectively.

The Company has a discretionary deferred compensation plan for certain employees. The Company contributed approximately $1,050,000 and $770,000 in 1996 and 1995, respectively. At November 30, 1996, approximately $2,870,000 (included in accounts payable, accrued expenses and other liabilities) is accrued for this plan.

10. INCOME TAXES

Income taxes as a percentage of income before income taxes in the accompanying financial statements are different from the normal federal statutory rate of 35% by approximately $483,000 in 1996 and $203,000 in 1995. The difference is principally due to state income taxes.

Deferred income taxes and benefits are recognized in the consolidated financial statements for changes in deferred tax assets or liabilities between years. Temporary differences which give rise to significant deferred tax assets and liabilities are deferred sales bonuses, capitalized system conversion expenses, bad debt and other reserves, and accelerated depreciation.

Net deferred tax amounts on the consolidated statements of financial condition consist of the following at November 30:

                                         1996          1995
                                      ----------    ---------
Deferred tax assets                   $2,362,000    $1,704,000
Deferred tax liabilities              (1,369,000)     (764,000)
                                      ----------    ----------
                                      $  993,000    $  940,000
                                      ==========    ==========

11. STOCKHOLDERS' EQUITY

The Company's Board of Directors approved a two-for-one split of the Company's common stock in the form of a 100% stock dividend for shareholders of record as of September 30, 1995. The stated value per share was reduced from $1 to $.50 per share.

The Company adopted the Hillard-Lyons, Inc. Stock Purchase Plan (the Plan) effective January 1, 1995. Pursuant to the Plan, officers and stockholders of the Company may purchase available shares of the Company's common stock at its adjusted book value, which is defined by the Company's Restated Articles of Incorporation (Articles) and determined by the Company.

The Articles provide certain restrictions on the sale of the Company's common stock by stockholders. The Company has the first option to repurchase common stock from stockholders who wish to sell their shares. The Company also has the first option to repurchase common stock from stockholders who retire or otherwise terminate their employment with the Company. Repurchases of common stock by the Company are at its adjusted book value.

12. RELATED-PARTY TRANSACTION

The Broker/Dealer receives investment advisory fees for managing the Hilliard Lyons Government Fund, an investment company owned by unit holders. Earned fees were approximately $1,700,000 and $1,300,000 in 1996 and 1995, respectively.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            AUGUST 31, 1998 AND 1997
                                   (UNAUDITED)



ASSETS                                                                               1998             1997
                                                                                 -------------------------------
Cash and cash equivalents                                                        $ 24,568,326      $ 14,681,299
Deposits with clearing organizations                                                1,296,253           856,000
Receivable from brokers, dealers and clearing organizations                         8,866,482         4,916,567
Receivable from customers                                                         204,698,124       136,483,128
Securites owned, at market value                                                   26,019,156        26,133,683
Securities available-for-sale, at fair value                                       14,914,158        14,041,375
Deferred income taxes                                                               2,844,000         1,463,000
Property and equipment, net                                                        21,483,907        19,954,965
Other assets and accounts receivable                                               11,333,630         8,767,809
                                                                                 -------------------------------
Total Assets                                                                     $316,024,036      $227,297,826
                                                                                 ===============================


LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term notes payable to banks                                                $104,250,000      $ 46,500,000
Drafts payable                                                                     14,706,068        17,233,010
Payable to brokers, dealers and clearing organizations                              5,615,637         3,617,624
Payable to customers                                                               39,529,403        26,446,995
Securities sold, but not yet purchased, at market value                             1,248,822         1,942,881
Accrued compensation and benefits                                                  22,424,897        17,847,762
Income taxes payable                                                                1,375,809           533,424
Accounts payable and other accrued expenses                                         5,805,776         6,164,605
Mortgage and other secured notes payable                                            8,179,497         8,784,641
Notes payable to banks, subordinated to claims of general creditors                 1,600,000         2,400,000
                                                                                 -------------------------------
Total Liabilities and Subordinated Debt                                           204,735,909       131,470,942
                                                                                 -------------------------------
Commitments and Contingencies                                                               -                 -

Stockholders' equity:
   Common stock, no par value - authorized 5,000,000 shares;
      issued and outstanding (1998 - 3,581,400 shares;
      1997 - 3,615,700 shares); at stated value                                     1,557,953         1,801,950
   Paid-in capital                                                                          -                 -
   Unrealized appreciation of securities available-for-sale                         1,940,000         1,546,000
   Retained earnings                                                              107,790,174        92,478,934
                                                                                 -------------------------------
Total stockholders' equity                                                        111,288,127        95,826,884
                                                                                 -------------------------------
Total liabilities and stockholders' equity                                       $316,024,036      $227,297,826
                                                                                 ===============================



Note: The interim unaudited consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity and cash flows included herein reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such financial statements.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                   NINE MONTHS ENDED AUGUST 31, 1998 AND 1997
                                   (UNAUDITED)

REVENUES                                                                             1998                1997
                                                                                 ---------------------------------
   Commissions                                                                   $ 69,568,740        $ 50,500,518
   Principal transactions                                                          16,216,561          20,801,687
   Investment banking                                                              11,241,940           4,910,719
   Investment management                                                           19,551,626          14,739,203
   Interest and dividends                                                          13,104,693           9,308,585
   Insurance products                                                              13,234,411          11,049,908
   Gain on sale of building                                                         3,442,178                   -
   Other                                                                            5,797,388           3,711,568
                                                                                 ---------------------------------
                                                                                  152,157,537         115,022,188
                                                                                 ---------------------------------


EXPENSES

   Employee compensation and benefits                                              84,767,252          65,984,493
   Clearing and floor commissions                                                   1,679,623           1,681,271
   Payroll and other taxes                                                          5,667,973           4,376,007
   Promotion and development                                                        3,637,887           2,889,901
   Occupancy and equipment rental                                                  10,304,138           8,726,839
   Communications                                                                  10,569,230           8,081,167
   Interest                                                                         4,988,629           2,895,868
   Other                                                                           10,633,652           7,887,965
                                                                                 ---------------------------------
                                                                                  132,248,384         102,523,511
                                                                                 ---------------------------------

Income before provision for taxes                                                  19,909,153          12,498,677
Provision for income taxes                                                          7,724,384           4,785,000
                                                                                 ---------------------------------
Net Income                                                                       $ 12,184,769         $ 7,713,677
                                                                                 =================================


Net Income per share                                                                    $3.40               $2.07
                                                                                 =================================

Weighted average shares outstanding                                                 3,584,782           3,727,330
                                                                                 =================================

Cash dividends paid                                                                     $0.00               $0.00
                                                                                 =================================



Note: The interim unaudited consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity and cash flows included herein reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such financial statements.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   NINE MONTHS ENDED AUGUST 31, 1998 AND 1997
                                   (UNAUDITED)


                                                                                       Unrealized
                                                                                      Appreciation
                                                   Common Stock                       of Securities
                                            ---------------------------    Paid-in      Available-       Retained
                                               Shares         Amount       Capital       for-Sale        Earnings          Total
                                            ----------------------------------------------------------------------------------------
Balance at December 1, 1996                    3,774,800   $ 1,887,400   $    85,980    $1,035,000     $ 89,028,934    $ 92,037,314

Issuance of common stock                         154,300        77,150     3,838,984                                      3,916,134
Repurchase of common stock                      (325,200)     (162,600)   (3,924,964)                    (4,263,677)     (8,351,241)
Change in market value of securities                                                       511,000                          511,000
Net income                                                                                                7,713,677       7,713,677

                                            ----------------------------------------------------------------------------------------
Balance at August 31, 1997                     3,603,900   $ 1,801,950   $         -    $1,546,000     $ 92,478,934    $ 95,826,884
                                            ========================================================================================



Balance at December 1, 1997                    3,603,900   $ 1,801,950   $         -    $1,982,000     $ 95,605,405    $ 99,389,355

Issuance of common stock                         133,600     3,878,408                                                    3,878,408
Repurchase of common stock                      (156,100)   (4,122,405)                                                  (4,122,405)
Change in market value of securities                                                       (42,000)                         (42,000)
Net income                                                                                               12,184,769      12,184,769

                                            ----------------------------------------------------------------------------------------
Balance at August 31, 1998                     3,581,400   $ 1,557,953   $         -    $1,940,000     $107,790,174    $111,288,127
                                            ========================================================================================



Note: The interim unaudited consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity and cash flows included herein reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such financial statements.

                      HILLIARD LYONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   NINE MONTHS ENDED AUGUST 31, 1998 AND 1997
                                   (UNAUDITED)

                                                                              1998                1997
                                                                          ---------------------------------
Cash flows from operating activities:
   Net income                                                             $ 12,184,769        $  7,713,677
   Adjustments to reconcile net income to net cash used
         for operating activities:
      Depreciation and amortization                                          1,877,767           1,771,764
      Deferred income taxes                                                   (686,000)           (470,000)
      Gain on sale of building                                              (3,442,178)                  -
      Other                                                                     19,562                   -
      Decrease (increase) in operating assets:
         Deposits with clearing organizations                                  145,725                   -
         Receivable from brokers, dealers and clearing organizations        (4,869,091)          4,027,673
         Receivable from customers                                         (46,235,761)        (17,199,765)
         Securities owned, at market value                                   1,126,123             139,580
         Other assets and accounts receivable                               (1,316,788)         (2,897,444)
      Increase (decrease) in operating liabilities:
         Payable to brokers, dealers and clearing organizations            (13,889,152)         (5,256,806)
         Payable to customers                                               12,352,864           1,667,371
         Securities sold, but not yet purchased, at market value              (956,237)           (847,453)
         Accrued compensation and benefits                                   1,433,039           1,042,915
         Income taxes payable                                                  (18,267)             74,742
         Accounts payable and other accrued expenses                         1,166,534          (1,795,811)
                                                                          ---------------------------------
Net cash used for operating activities                                     (41,107,091)        (12,029,557)
                                                                          ---------------------------------

Cash flows from financing activities:
     Net increase in short-term borrowings                                  55,450,000          25,400,000
     Net increase (decrease) in drafts payable                                (739,456)          1,235,693
     Proceeds from issuance of common stock                                  3,878,408           3,916,134
     Repayments of mortgage and other secured notes                           (462,364)           (437,577)
     Repayments of subordinated liabilities                                          -            (400,000)
     Repurchase of common stock                                             (4,122,405)         (8,351,241)
     Dividends paid                                                                  -                   -
                                                                          ---------------------------------
Net cash provided by financing activities                                   54,004,183          21,363,009
                                                                          ---------------------------------

Cash flows from investing activities:
     Purchase of securities available-for-sale                              (6,012,542)         (4,195,213)
     Proceeds from sales and maturities of securities available-for-sale     5,322,756           2,513,277
     Proceeds from sale of building                                          3,903,102                   -
     Net purchases of fixed assets and leasehold improvements               (3,948,891)         (2,702,733)
                                                                          ---------------------------------
Net cash provided by (used for) investing activities                          (735,575)         (4,384,669)
                                                                          ---------------------------------

Increase in cash and cash equivalents                                       12,161,517           4,948,783
Cash and cash equivalents at beginning of year                              12,406,809           9,732,516
                                                                          ---------------------------------
Cash and cash equivalents at end of period                                $ 24,568,326        $ 14,681,299
                                                                          =================================

Supplemental disclosures of cash flow information:
     Income tax payments                                                  $  8,623,050        $  5,180,918
                                                                          =================================
     Interest payments                                                    $  4,616,741        $  2,819,815
                                                                          =================================


Note: The interim unaudited consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity and cash flows included herein reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such financial statements.

                                                                     APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of August 20, 1998, by and between HILLIARD-LYONS, INC. ("HL"), a Kentucky corporation, having its principal executive office at Hilliard Lyons Center, Louisville, Kentucky 40202, and PNC BANK CORP. ("PNC"), a Pennsylvania corporation having its principal executive office at One PNC Plaza, Pittsburgh, Pennsylvania 15222.


                                   WITNESSETH

         WHEREAS, the Board of Directors of each of the parties hereto has approved the merger of HL with and into PNC upon the terms and conditions set forth in this Agreement (the "Merger");

         WHEREAS, the Board of Directors of each of the parties hereto has determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

         WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and the other transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         1.1. "Advisers Act" shall mean the Investment Advisers Act of 1940, as amended.

         1.2. "Affiliate" shall include any "affiliated company" or "affiliated person" as those terms are defined in Sections 2(a)(2) and 2(a)(3), respectively, of the Investment Company Act.

         1.3. "Anniversary Date" shall mean each anniversary of the Closing Date, or if such anniversary falls on a day that is not a Business Day, then on the next Business Day.

         1.4. "AMEX" shall mean the American Stock Exchange, Inc.

         1.5. "Average Closing Price" shall mean the average of the closing prices per share of PNC Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or other authoritative source) for the five
(5) NYSE trading days immediately prior to the Effective Date.

         1.6. "Broker" shall mean J.J.B. Hilliard, W.L. Lyons, Inc., a Kentucky corporation and a wholly-owned subsidiary of HL.

         1.7. "Business Day" shall mean a day on which national banks in Pittsburgh, Pennsylvania and in Louisville, Kentucky are open for business.

         1.8. "Cause" (i) with respect to a Key Manager, shall have the meaning provided in such Key Manager's Employment Agreement; and (ii) with respect to a Designated Manager who is not a Key Manager, shall mean (A) the Designated Manager's willful failure to substantially perform his duties for PNC or a subsidiary of PNC by which he is employed (other than by reason of Disability), after reasonable demand for substantial performance is delivered by PNC or the subsidiary of PNC specifically identifying the manner in which PNC or the subsidiary of PNC believes the Designated Manager has not performed his duties,
(B) the willful engaging by such Designated Manager in conduct that demonstrably results in injury to PNC or any PNC Subsidiary, or (C) such Designated Manager's
(x) personal dishonesty or breach of fiduciary duty, or (y) willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or final cease-and-desist order. For purposes of clause (ii) above, no act or failure to act shall be considered "willful" unless done, or omitted to be done, by a Designated Manager not in good faith and without reasonable belief that his act or omission was in the best interests of PNC or any PNC Subsidiary.

         1.9. "Closing Date" shall mean the date specified pursuant to Section
2.10 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

         1.10. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.11. "Commission" or "SEC" shall mean the Securities and Exchange Commission.

         1.12. "Commodities Exchange Act" shall mean the Commodities Exchange Act, as amended.

         1.13. "Companies" shall mean, collectively, HL and each of HL's Tax Affiliates, and "Company" shall mean any one of the foregoing.

         1.14. "Designated Managers" shall mean those individuals who are employees of Broker as of the date hereof, and are designated as participants in the Management Pool Amount.

         1.15. "Disability" (i) with respect to a Key Manager, shall have the meaning provided in such Key Manager's Employment Agreement, and (ii) with respect to a Designated Manager who is not a Key Manager, shall mean such Designated Manager's physical or mental incapacity in accordance with PNC's disability policy as then in effect.

         1.16. "Employment Agreement" shall mean an Employment Agreement substantially in the form set forth in Exhibit 1.16.

         1.17. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.18. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.19. "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System, or a Federal Reserve Bank acting under delegated authority.

         1.20. "Fund Board" shall mean the Board of Trustees of any Investment Company.

         1.21. "GAAP" shall mean generally accepted accounting principles.

         1.22. "Good Reason" shall mean (i) with respect to a Key Manager, as such term is defined in such Key Manager's Employment Agreement; and (ii) with respect to a Designated Manager who is not a Key Manager, unless any of the following actions are taken with the consent of the Designated Manager, (A) any significant reduction or adverse change in the nature or scope of such Designated Manager's authority, duties, status or position as of the Effective Date, (B) a relocation of such Designated Manager's place of work outside a 35 mile radius from the location of such Designated Manager's place of work as of the Effective Date, or (C) a reduction in the base salary and/or benefits of such Designated Manager as in effect on the Effective Date.

         1.23. "Good Title" shall mean good and marketable title in and to an asset free and clear of any Security Interest, or other restriction of any kind or nature or claim of any third party, including without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to such interests.

         1.24. "Governmental Body" shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, State, local, municipal, or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

         1.25. "HL Financial Statements" shall mean (i) the audited consolidated statements of financial condition of HL as of November 30, 1997, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity (including the related notes, if any) for each of the three years ended November 30, 1997, 1996 and 1995 as Previously Disclosed by HL, and
(ii) the unaudited consolidated statements of financial condition of HL and related consolidated statements of income, cash flows and changes in stockholders' equity (including the related notes, if any) as delivered by HL to PNC with respect to periods ended subsequent to November 30, 1997.

         1.26. "HL Subsidiary" shall mean Broker and any other corporation or similar entity 25% or more of the equity or 25% or more of any class of voting securities of which is owned directly or indirectly by or for the benefit of HL.


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         1.27. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements
Act of 1978, as amended.

         1.28. "Intellectual Property" shall mean domestic and foreign letters patent, patent applications, software, know-how, trade secrets, trade names, common law and other trademarks, service marks, trademark registrations and applications, copyrights, copyright registrations and applications, other proprietary rights, other embodiments of intellectual property, either owned by, licensed to or otherwise used by HL or any HL Subsidiary.

         1.29. "Investment Companies" shall mean the investment companies or business development companies registered or required to be registered under the Investment Company Act to which HL or an HL Subsidiary serves as investment advisor or general partner.

         1.30. "Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

         1.31. "Key Brokers" shall mean those individuals Previously Disclosed.

         1.32. "Key Managers" shall mean James W. Stuckert, James M. Rogers, James R. Allen and E. Neal Cory, II.

         1.33. "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation, any breach of a representation or warranty contained herein by such party) which (i) has a material adverse effect on the financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially impair any party's ability to timely perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby; provided, that a Material Adverse Effect with respect to a party shall not include events or conditions generally affecting the securities industry or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies.

         1.34. "NASD" shall mean the National Association of Securities Dealers, Inc. and its affiliated entities, including, but not limited to, NASD-Regulation and NASDAQ.

         1.35. "NYSE" shall mean the New York Stock Exchange.

         1.36. "OCC" shall mean the Office of the Comptroller of the Currency.

         1.37. "Other Direct Participation Program" shall mean a direct participation program as defined in the rules of the NASD that is sponsored, controlled or advised on a contractual basis by HL or any HL Subsidiary, other than a Private Investment Fund.

         1.38. "Person" shall mean a natural person, a company, corporation, partnership, limited liability company, association, trust, joint venture or any other entity whether incorporated or not, a Governmental Body, or an SRO.



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         1.39. "PNC Common Stock" has the meaning set forth in Section 2.5(a).

         1.40. "PNC Financial Statements" shall mean (i) the consolidated balance sheets of PNC as of June 30, 1998 and as of December 31, 1996 and 1997, and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended June 30, 1998 and each of the three years ended December 31, 1997, 1996 and 1995 as filed by PNC in SEC Documents, and (ii) the consolidated balance sheets of PNC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by PNC in SEC Documents with respect to periods ended subsequent to June 30, 1998.

         1.41. "Pooled Investment Vehicle" shall mean an Investment Company, Private Investment Fund, or Other Direct Participation Program.

         1.42. "Previously Disclosed" shall mean disclosed prior to the execution hereof in a letter dated of even date herewith from HL and delivered to PNC.

         1.43. "Private Investment Fund" shall mean a company that would be an "investment company" as defined in the Investment Company Act but for Section 3(c)(1) or Section 3(c)(7) of that Act, and that is sponsored, controlled or advised on a contractual basis by HL or any HL Subsidiary.

         1.44. "Property Subsidiary" shall mean each direct or indirect subsidiary of HL that owns real property or that serves as a general partner of a partnership that owns real property or that is a member and manager of a limited liability company that owns real property, other than real property occupied predominantly by HL or an HL Subsidiary and used by HL or an HL Subsidiary for the conduct of securities, insurance, or investment management business or businesses.

         1.45. "Property Subsidiary Partnership" shall mean each partnership or limited liability company for which HL or an HL Subsidiary serves as a general partner or member and manager, other than real property occupied predominantly by HL or an HL Subsidiary and used by HL or an HL Subsidiary for the conduct of securities, insurance, or investment management business or businesses.

         1.46. "Proxy Statement" shall mean the proxy statement/prospectus (or similar document) together with any supplements thereto sent to the shareholders of HL to solicit their votes in connection with this Agreement and to be submitted with the Registration Statement.

         1.47. "Registration Statement" shall mean the registration statement with respect to the PNC Common Stock to be issued in connection with the Merger.

         1.48. "Regulations" shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).


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

         1.49. "Rights" shall mean warrants, options, rights, preemptive rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

         1.50. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by law, by contract or otherwise, by an entity pursuant to the Securities Laws.

         1.51. "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.52. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act; the Advisers Act; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission, the Federal Reserve, and the Treasury Department, promulgated thereunder.

         1.53. "Security Interest" shall mean any mortgage, pledge, lien, encumbrance, charge or other security interest.

         1.54. "Short Taxable Year" shall mean a Taxable Year that either begins or ends on the Effective Date or begins on the date immediately after the Effective Date.

         1.55. "SIPC" shall mean the Securities Investor Protection Corporation.

         1.56. "Split Period" shall mean a Taxable Year that begins on or before the Effective Date and ends after the Effective Date.

         1.57. "SRO" shall mean the NASD, the Municipal Securities Rulemaking Board, the NYSE and each other securities exchange registered with the SEC pursuant to Section 6 of the Exchange Act in which HL or any HL Subsidiary is a member or member organization, and any clearing agency or securities depository registered with the SEC pursuant to Section 17A of the Exchange Act in which HL or any HL Subsidiary is a member or member organization.

         1.58. "SRO Documents" shall mean all reports, sales literature, and registration statements and other documents filed by an entity, or required to be filed by an entity, with an SRO by law, by contract, by SRO Rules, or otherwise.

         1.59. "SRO Rules" shall mean the articles, bylaws, rules, conduct standards and other regulations of an SRO that govern the conduct of business by its members, member organizations or participants.

         1.60. "State" shall mean any state of the United States of America or the District of Columbia, or a local jurisdiction thereof.

         1.61. "State Documents" shall mean all reports, license applications and registration statements filed, or required to be filed, by law, by contract or otherwise, by an entity pursuant to State Insurance Laws or State Securities Laws.


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

         1.62. "State Insurance Laws" shall mean all laws governing offers and sales of annuities and insurance products or the business of being an insurance agent, broker, or adviser, of any State, and all regulations thereunder.

         1.63. "State Securities Laws" shall mean all "blue sky" laws, or other laws governing offers and sales of securities or the business of being a securities broker, dealer, investment adviser, investment company or agent, of any State, and all regulations thereunder.

         1.64. "Tax" or "Taxes" shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature, whether arising before, on or after the Effective Date.

         1.65. "Tax Affiliate" shall mean, with respect to any Person (the "given Person"), any corporation, partnership, limited liability company, joint venture or other entity which the given Person controls directly or indirectly (through one or more intermediaries). For purposes of this definition, "control" means the possession, direct or indirect, of the power either (i) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (ii) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

         1.66. "Tax Attributes" shall mean (i) any losses, credits and other tax attributes that may be carried forward or back on a separate return or consolidated, combined or unitary basis to a Taxable Year other than the Taxable Year in which such attribute is recognized or generated, including, but not limited to, net operating losses, alternative minimum tax credits, targeted jobs tax credits, investment tax credits, foreign tax credits, research and development credits or similar credits under State or local law, and (ii) any other tax attribute, including, but not limited to, the tax basis and depreciable life of any asset, which arose in or is attributable to one Taxable Year but which affects the calculation of taxable income in one or more other Taxable Years.


         1.67. "Taxable Year" shall mean any taxable year or any other taxable period (including any Short Taxable Year) with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

         1.68. "Total Equity" includes all equity interests in a corporation, partnership, limited liability company, association, trust or other entity. "Total Equity" shall include for purposes of calculating in Section 3.2(b) hereof the percentage of Total Equity owned directly or indirectly by or for the benefit of HL or an HL Subsidiary: any equity interests in an entity owned directly or indirectly by or for the benefit of HL or an HL Subsidiary; warrants, options, convertible securities or other contractual rights to acquire voting securities of an entity, owned directly or indirectly by or for the benefit of HL or an HL Subsidiary; and subordinated debt instruments or defaulted or nonperforming debt instruments, owned directly or indirectly by or for the benefit of HL or an HL Subsidiary; but shall not include warrants, options, convertible securities and other contractual rights to acquire voting securities or subordinated debt instruments or defaulted or nonperforming debt instruments owned by Persons other than HL or an HL Subsidiary that are not owned directly or indirectly by or for the benefit of HL or an HL Subsidiary.


         1.69. "Voting Securities" shall mean "voting securities" as defined in Regulation Y, 12 C.F.R. ss. 225.2, or any successor regulation thereto.

                                   ARTICLE II
                                     MERGER

2.1. THE MERGER

         Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), HL shall be merged with and into PNC, pursuant to the provisions of, and with the effect provided in, 23 Ky. Code Ch. 271B, subtitle 11 and 15 Pa. Code Ch. 19, subchapter C. On the Effective Date, the separate existence of HL shall cease and PNC, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (PNC as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation").

2.2. ARTICLES OF INCORPORATION AND BY-LAWS

         The Articles of Incorporation and the By-laws of PNC in effect immediately prior to the Effective Date shall be the Articles of Incorporation and By-laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

2.3. BOARD OF DIRECTORS

         On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of PNC immediately prior to the Effective Date.

2.4. CAPITAL

         The shares of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

2.5. CONVERSION AND EXCHANGE OF HL SHARES FOR STOCK CONSIDERATION AND CASH CONSIDERATION; FRACTIONAL SHARE INTERESTS

         (a) On the Effective Date, each share of the common stock of HL, no par value per share (the "HL Common Stock"), outstanding immediately prior to the Effective Date (except as provided in paragraphs (b), (e) and (f) of this Section 2.5, and Section 2.11), shall by virtue of the Merger be converted into
(i) that number of fully paid and nonassessable shares of common stock, par value $5.00 per share, of PNC (the "PNC Common Stock") that is the quotient of
(A) $192,500,000, divided by (B) an amount equal to the product of (x) the Average Closing Price, multiplied by (y) the number of issued and outstanding shares of HL Common Stock immediately prior to the Effective Date (the "Stock Consideration"); and (ii) the right to receive a cash amount that is the quotient of (A) $82,500,000, divided by (B) the number of issued and outstanding shares of HL Common Stock immediately prior to the Effective Date (the "Cash Consideration"); provided, however, that except as otherwise provided in Section 2.9, if the Average Closing Price is less than $52.00, then at the option of PNC, the Stock Consideration may be decreased and the Cash Consideration may be increased (provided they together aggregate $275,000,000) so that no more than 3,700,000 shares of PNC Common Stock are issued in the Merger.

         (b) On the Effective Date, all shares of HL Common Stock held in the treasury of HL or owned beneficially by any subsidiary of HL other than in a fiduciary capacity or in connection with a debt previously contracted, shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

         (c) On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of HL Common Stock (and such certificate being referred to hereinafter as a "Certificate") may surrender the same to PNC or its agent for cancellation and each such holder shall be entitled upon such surrender promptly to receive in exchange therefor (i) certificate(s) representing the number of shares of PNC Common Stock into which such shares of HL Common Stock have been converted, and (ii) a check in the amount of total Cash Consideration to which such holder is entitled, without interest. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of PNC Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Date with respect to PNC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PNC Common Stock represented by such Certificate. Certificates surrendered for exchange by any Person who is an "affiliate" of HL for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of PNC Common Stock until PNC has received the written agreement of such Person contemplated by Section 2.8 herein. If any certificate for shares of HL Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of PNC or its agent that such taxes are not payable.

         (d) Upon the Effective Date, the stock transfer books of HL shall be closed and no transfer of HL Common Stock shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither PNC or its agent nor any party to the Merger shall be liable to a holder of HL Common Stock for any amount paid for property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) In the event that prior to the Effective Date the outstanding shares of PNC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in PNC's capitalization, all without PNC receiving adequate consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of PNC Common Stock to be thereafter delivered pursuant to this Agreement.

         (f) Notwithstanding any other provision hereof, each holder of shares who would otherwise have been entitled to receive a fraction of a share of PNC Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of PNC Common Stock multiplied by the Average Closing Price. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.


2.6. EFFECTIVE DATE OF THE MERGER

         Articles of merger evidencing the transactions contemplated herein shall be delivered to the Pennsylvania and Kentucky Secretaries of State for filing in accordance with Section 2.10 hereof. The Merger shall be effective at the time and on the date specified in such articles of merger (the "Effective Date").

2.7. FURTHER ASSURANCES

         If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary to vest, perfect or confirm in the Surviving Corporation title to any property or rights of HL, or otherwise carry out the provisions hereof, the proper officers and directors of HL, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of HL, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary to vest, perfect or confirm title to such property or rights of the Surviving Corporation and otherwise carry out the provisions hereof.

2.8. AFFILIATES

         HL and PNC shall cooperate and use all commercially reasonable efforts to identify those Persons who may be deemed to be "affiliates" of HL within the meaning of Rule 145 promulgated by the Commission under the Securities Act. HL and PNC shall use all commercially reasonable efforts to cause each Person so identified to deliver to PNC no later than 30 days prior to the Effective Date, a written agreement in form and substance mutually satisfactory to the parties.

2.9. TAX FREE REORGANIZATION

           For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. Accordingly, notwithstanding anything to the contrary in this Agreement, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by Arnold & Porter and Richards & O'Neil, LLP, the Cash Consideration shall be reduced, and the Stock Consideration shall be increased, to the extent necessary to permit Arnold & Porter to render the tax opinion contemplated by Section 6.1(i).

2.10. CLOSING; ARTICLES OF MERGER

         The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at the executive offices of PNC, One PNC Plaza, Pittsburgh, Pennsylvania, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in
Article VI hereof (other than such conditions relating to the receipt of officers' certificates and legal opinions) or such later date within 30 days thereafter as may be specified by PNC (the "Closing Date"). In connection with such Closing, PNC shall execute articles of merger and shall cause such articles to be delivered to the Kentucky Secretary of State in accordance with Section 11-050 of the Kentucky Business Corporation Act and PNC shall execute articles of merger and shall cause such articles to be delivered to the Pennsylvania Secretary of State in accordance with Section 1927 of the Pennsylvania Business Corporation Act.

2.11. DISSENTING SHARES

         Notwithstanding anything in this Agreement to the contrary, shares of HL Common Stock that are issued and outstanding immediately prior to the Effective Date and that are held by stockholders who (i) have not voted such shares in favor of the Merger and (ii) have delivered timely a written demand for appraisal of such Shares in the manner provided in Section 13-210 of the Kentucky Business Corporation Act shall not be converted into the right to receive the Merger consideration described in Section 2.5(a), unless and until such holder shall have failed to perfect, or effectively shall have withdrawn or lost, such holder's right to appraisal and payment under the Kentucky Business Corporation Act. If such holder shall have so failed to perfect, or effectively shall have withdrawn or lost such right, such holder's shares of HL Common Stock shall thereupon be deemed to have been converted as described in Section 2.5(a), at the Effective Date, and each share of HL Common Stock shall represent solely the right to receive the appropriate Merger consideration. From and after the Effective Date, no stockholder who has demanded appraisal rights as provided in
Section 13-020 of the Kentucky Business Corporation Act shall be entitled to vote his or her shares for any purpose or to receive payment of dividends or other distributions with respect to his or her shares (except dividends and other distributions payable to stockholders of record at a date which is prior to the Effective
Date). HL will give PNC prompt notice of all written demands received by HL for appraisal of shares of HL Common Stock.

2.12. MERGER AND REORGANIZATION  OF HL SUBSIDIARIES

         HL undertakes and agrees that, if so requested by PNC, it shall take all necessary action to facilitate the merger of the HL Subsidiaries with subsidiaries of PNC, or reorganization of the ownership of the HL Subsidiaries by PNC and its subsidiaries, effective on or after the Effective Date; provided, however, that in no event shall the Closing be delayed in order to facilitate any such merger; and provided further, however, that HL shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                      OF HL

         HL hereby represents and warrants to PNC as follows:

3.1. CAPITAL STRUCTURE OF HL

         The authorized capital stock of HL consists of 5,000,000 shares of HL Common Stock, of which, as of the date hereof, 3,581,400 shares are issued and outstanding and no shares are held in treasury. As of the date hereof, no shares of HL Common Stock were reserved for issuance. All outstanding shares of HL Common Stock are validly issued and outstanding, fully paid and nonassessable. HL does not have and is not bound by any Rights that are authorized, issued or outstanding with respect to the capital stock of HL. None of the shares of HL capital stock has been issued in violation of the preemptive rights of any Person.

3.2. OWNERSHIP OF HL SUBSIDIARIES; CAPITAL
     STRUCTURE OF HL SUBSIDIARIES

         (a) HL has Previously Disclosed a list of all the HL Subsidiaries, including the states in which such HL Subsidiaries are organized, a brief description of such HL Subsidiaries' principal activities, and if any of such HL Subsidiaries is not wholly-owned by HL or another HL Subsidiary, the percentage owned by HL or such other HL Subsidiary and the names,, addresses and percentage ownership by any other Person.

         (b) HL does not own, directly or indirectly, 5% or more of any class of Voting Securities (including securities owned directly or indirectly by or for the benefit of HL or HL Subsidiaries, securities convertible into 5% or more of any class of Voting Securities, or Rights to acquire 5% or more of any class of Voting Securities) or more than 9.9% of the Total Equity of any partnership, limited liability company, corporation, bank or other organization, except that HL owns Good Title in and to all of the issued and outstanding capital stock or other equity interests of each of the HL Subsidiaries.

         (c) Except as Previously Disclosed, neither HL nor any HL Subsidiary acts as general partner, managing partner or manager of any partnership or limited liability company.

         (d) The outstanding shares of capital stock of each HL Subsidiary are validly issued and outstanding, fully paid and nonassessable. None of the shares of capital stock of any HL Subsidiary has been issued in violation of the Rights of any Person.

         (e) Except as Previously Disclosed, no Rights are authorized, issued or outstanding with respect to the equity interests in any HL Subsidiary, and there are no agreements, understandings or commitments relating to the right of HL, or an HL Subsidiary to vote or to dispose of said interests.

         (f) HL has Previously Disclosed to PNC true and correct copies of all subordinated capital agreements of Broker as currently in effect, and copies of each other agreement as currently in effect by which Broker borrows an amount representing more than 5% of its gross assets.

3.3. ORGANIZATION, STANDING AND AUTHORITY OF HL AND HL SUBSIDIARIES

         HL and each HL Subsidiary is duly registered, licensed and qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such registration, licensing or qualification (including, but not limited to, licensing or registration as a broker-dealer, investment adviser, municipal securities dealer, government securities dealer, insurance agency, insurance broker, or insurance advisor) and where the failure to so qualify would have a Material Adverse Effect on HL and is a member or member organization in good standing of each SRO in which membership is required by the nature of its business and where the failure to be a member or member organization would have a Material Adverse Effect on HL. HL has Previously Disclosed a complete schedule listing all jurisdictions in which it or an HL Subsidiary is licensed or registered and all SROs in which HL or an HL Subsidiary is a member, member organization or participant, in each case indicating the specific entity that is licensed, registered or a member, member organization or participant, the nature of the license, registration or membership and (if applicable) the next renewal or expiration date of such license, registration or membership. Broker is duly registered, qualified to do business and in good standing as a broker-dealer with the SEC and is a member organization in good standing of the NASD, the NYSE, the AMEX, the Boston Stock Exchange, the Chicago Stock Exchange and the Chicago Board Options Exchange.

3.4. OTHER ACTIVITIES

         (a) Neither HL nor any HL Subsidiary is registered under the Commodities Exchange Act, or engaged in any activity that would require registration thereunder.

         (b) HL has Previously Disclosed a list of all insurance products offered by HL or an HL Subsidiary. HL and the HL Subsidiaries do not engage in the sale of insurance products other than life, long term care and annuities products.

         (c) HL has Previously Disclosed a complete list of the Property Subsidiaries and Property Subsidiary Partnerships, including the name, jurisdiction and date of organization of each entity, and the address and nature of the real property owned. Except as Previously Disclosed, other than the Property Subsidiary Partnerships, neither HL, an HL Subsidiary, nor an HL Subsidiary Partnership owns or leases any real property other than real property used exclusively to house the business operations of HL or the HL Subsidiaries.

3.5. AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) HL has all requisite power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HL, except that the affirmative vote of the holders of a majority of the shares of HL Common Stock cast by the holders of such shares entitled to vote thereon is the only shareholder vote required to approve this Agreement pursuant to the Kentucky Business Corporation Act and HL's Articles of Incorporation and By-laws. The Board of Directors of HL has directed that this Agreement be submitted to HL's stockholders for approval at a special meeting to be held no later than 60 days following the date the Registration Statement has been declared effective by the SEC and the Proxy Statement has been mailed to HL's stockholders.

         (b) This Agreement constitutes the legal, valid and binding obligation of HL, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         (c) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by HL with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation, charter or bylaws or similar charter documents of HL or any HL Subsidiary, (ii) except as Previously Disclosed and except for any deemed termination of advisory agreements under the Advisers Act or the Investment Company Act, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of HL or an HL Subsidiary, pursuant to, any note, bond, mortgage, indenture, lease, license, agreement or other instrument or obligation to which HL or any HL Subsidiary is a party, or (iii) violate any order, writ, injunction, decree, statute, rule, regulation or SRO Rule applicable to HL or any HL Subsidiary, except in the case of clauses (ii) and (iii) for any such breaches, defaults, rights, liens, charges, encumbrances and violations that would not, individually or in the aggregate, have a Material Adverse Effect on HL.

         (d) Except as Previously Disclosed, and except for (i) any requisite filings under the HSR Act or filing of a copy of the Federal Reserve application with the Federal Trade Commission in lieu of an HSR filing, (ii) the requisite filings with, notices to and approval of the Federal Reserve, (iii) the filing with the SEC of the Proxy Statement and the Registration



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Statement, (iv) the filing of the articles of merger with the Pennsylvania and
Kentucky Secretaries of State, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal, state and foreign laws (including, without limitation, securities and insurance laws) relating to the regulation of broker-dealers, trust companies, investment advisers and insurance agencies and the rules of any applicable SRO, (vi) the consents, approvals and notices required under the Investment Company Act and the Advisers Act, (vii) the approval of this Agreement by the requisite vote of the stockholders of HL, (viii) consents, approvals, filings and registrations the failure of which to obtain has not resulted in and would not, individually or in the aggregate, result in or be reasonably likely to result in a Material Adverse Effect on HL or prevent consummation by HL of the transactions contemplated by this Agreement, and (ix) consents, approvals, filings and registrations required under Title 25 of the Kentucky Revised Statutes, Chapter 287, Section 95, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by HL or any HL Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation by HL of the transactions contemplated hereby.

3.6. SEC, STATE, AND SRO DOCUMENTS

         Since December 31, 1993, HL and the HL Subsidiaries have filed all SEC Documents, SRO Documents and State Documents (collectively "Regulatory Documents"), required to be filed by them pursuant to the Securities Laws, SRO Rules, State Securities Laws or State Insurance Laws, and as of their respective dates such Regulatory Documents complied in all material respects with the applicable laws and rules. Neither HL nor any HL Subsidiary has any obligation to file any Regulatory Documents on behalf of any entity other than itself (other than HL on behalf of the HL Subsidiaries and the Investment Companies).

3.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

         Except as Previously Disclosed, the HL Financial Statements fairly present in all material respects the consolidated financial condition of HL and the HL Subsidiaries as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of HL and HL Subsidiaries for the periods then ended in conformity with GAAP applied on a consistent basis except as disclosed therein (subject to normal year-end audit adjustments, in the case of unaudited statements). The books and records of HL and each HL Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal, SRO and accounting requirements. The minute books of HL and Broker contain records that are accurate in all material respects of all corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).


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

3.8. MATERIAL ADVERSE CHANGE

         Since November 30, 1997, there has not been any event, occurrence or development with respect to HL or the HL Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on HL.

3.9. ABSENCE OF UNDISCLOSED LIABILITIES

         Except (i) as reflected, reserved and Previously Disclosed or disclosed in the HL Financial Statements, (ii) liabilities incurred in the ordinary course of business since November 30, 1997, or (iii) as Previously Disclosed, neither HL nor any HL Subsidiary has incurred any liability (contingent or otherwise) that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on HL.

3.10. PROPERTIES

         HL and the HL Subsidiaries have Good Title to all of the properties and assets, real and personal, reflected on the HL Financial Statements as of November 30, 1997 or acquired after such date, except (i) liens for current taxes not yet due and payable; (ii) as Previously Disclosed; (iii) for Security Interests Previously Disclosed; (iv) imperfections of title and easements which are not individually or in the aggregate reasonably likely to have a Material Adverse Effect; and (v) dispositions in the ordinary course of business. Except as Previously Disclosed, all leases pursuant to which either HL or an HL Subsidiary, as lessee, leases real and personal property are valid and enforceable in accordance with their respective terms. Except as Previously Disclosed, each piece of real property used by HL or the HL Subsidiaries is in good condition and repair, ordinary wear and tear excepted, is serviced by all necessary utilities, and has facilities suitable for the use intended for such real property. There is no condemnation or similar proceeding pending or to HL's knowledge threatened that would preclude or impair the use of such real property as presently being used in the conduct of the business of HL or the HL Subsidiaries.

3.11. TAX MATTERS

         (a) HL has Previously Disclosed all Tax Returns, examination reports and statements of deficiencies filed by, with respect to, or relating to any Company for Taxable Years ended on or after January 1, 1995, and those income Tax Returns that currently are the subject of audit.

         (b) Except as Previously Disclosed, HL hereby represents, warrants and covenants to PNC that:

                  (i) All reports and returns with respect to Taxes and Tax related information reporting requirements that were required to be filed by or with respect to the Companies, including without limitation, consolidated federal income tax returns of the Companies (collectively the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, and such Tax Returns were true, complete and accurate in all material respects. All material Taxes (whether or not shown on any Tax Return) with respect to Taxable Years ending on or before the Effective Date and for that portion of any Split Period ending on the Effective Date (i) have been or will be paid on or before the Closing Date or (ii)


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

adequate reserves and/or liabilities have been or will be established for such Taxes on the financial books and records of the Companies.

                  (ii) The amount of HL's deferred taxes shown on the HL Financial Statements accurately reflect the application (on a consolidated basis for all the Companies) of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                  (iii) All Taxes due with respect to completed and settled examinations have been paid in full.

                  (iv) No issues have been raised by a relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect, except as reserved against in the HL Financial Statements prior to the Effective Date.

                  (v) No waivers of statutes of limitations have been given or requested with respect to any Tax Returns covering the Companies or any Taxes payable by the Companies. Except as Previously Disclosed, no audit examination, deficiency, adjustment, refund claim or litigation with respect to the Tax Returns, paid or unpaid Taxes of the Companies or Tax Attributes of the Companies has been proposed, asserted or assessed or is pending. To HL's knowledge, there are no material (i) Security Interests with respect to Taxes (other than liens for Taxes not yet due and payable) or (ii) outstanding liabilities with respect to Taxes that could form the basis for Security Interests, upon any of the properties or assets, whether real, personal or mixed, tangible or intangible, of the Companies.

                  (vi) None of the Companies is nor will become a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes. The Companies do not owe (and as of the Effective Date will not owe) any payments to any Person pursuant to any agreement between any Company and any other Person providing for the allocation or sharing of, or indemnification for, Taxes. No Person has entered into any agreement with any Taxing Authority that will bind PNC or any Company for any Taxable Year ending after the Effective Date.

                  (vii) No tax elections or tax accounting elections have been made (or will be made prior to the Effective Date) with respect to any Company (or any predecessor thereof) affecting any Taxable Year that remains open under the applicable statute of limitations. There are no intercompany items or corresponding items (within the meaning of Section 1.1502-13(b) of the Regulations) in any Company.

                  (viii) No Company is a "foreign person" within the meaning of
Section 1445 of the Code. No Company has participated or cooperated (and through the Effective Date no Company will participate or cooperate) in any international boycott within the meaning of Section 999(b) of the Code.



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

                  (ix) None of HL, the HL Subsidiaries, PNC or any direct or indirect subsidiary of PNC, as a consequence of HL's actions prior to the Effective Date, will be obligated to make a payment to an individual that would be a "parachute payment" as such term is defined in Section 280G of the Code without regard to whether such payment is to be performed in the future.

                  (x) No claim has ever been made by a Governmental Body in a jurisdiction where any Company does not file Tax Returns or pay Taxes that such Company was, is or may be subject to Tax by that jurisdiction.

                  (xi) No Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (xii) As of the most recent practicable date: (i) the Companies' negative basis in their partnership assets does not exceed $100,000; and (ii) there are no excess loss accounts (as that term is used in Section 1.1502-19 of the Regulations) of the Companies in the stock of any Tax Affiliate of HL.

                  (xiii) To the best of the Companies' knowledge, there is no outstanding power of attorney (including, without limitation, any Internal Revenue Service Form 2848) authorizing any Person other than one or more of the Companies to perform any acts on behalf of any Company relating to Tax matters or contacts with any Taxing Authority.

3.12. EMPLOYEE BENEFIT PLANS

         (a) HL has made available true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement currently maintained for the benefit of employees or former employees of HL or any HL Subsidiary or under which HL or any HL Subsidiary has any liability (the "Plans"), and will make available to PNC (i) the most recent financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency with respect to the Plans, and (iii) rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan since December 31, 1994.

         (b) Neither HL nor any HL Subsidiary (nor any pension plan maintained by any of them) has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code. No Plan is covered by Title IV of ERISA or Section 412 of the Code.

         (c) Neither HL nor any HL Subsidiary participates in, or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan as such term is defined in ERISA. No Plan is a multiemployer plan.

         (d) Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in


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

Section 3(2) of ERISA) of HL or any HL Subsidiary which is intended to be a qualified plan to the effect that the form of such plan is qualified under
Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or, to the knowledge of HL, threatened to be revoked and HL does not know of any reasonable ground on which such revocation may be based. Except as Previously Disclosed, such plans have been operated in all material respects in accordance with their terms and applicable law.

         (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by HL or any HL Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse on HL.

         (f) Except as Previously Disclosed, no Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of HL or any HL Subsidiary after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefit or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the HL Financial Statements, or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary).

         (g) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of HL or any HL Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

3.13. CERTAIN CONTRACTS

         (a) Except as Previously Disclosed, neither HL nor any HL Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business restricting its business activities, (ii) any material agreement, indenture or other instrument relating to the borrowing of money by HL or any HL Subsidiary or the guarantee by HL or any HL Subsidiary of any such obligation, or (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former officer or employee.

         (b) HL has Previously Disclosed a true, complete and correct schedule as of July 31, 1998, that lists by name each client that is a Pooled Investment Vehicle, specifies whether it is an Investment Company, Private Investment Fund, or Other Direct Participation Program, and specifies the fee arrangements, annual fee payments to HL or an HL Subsidiary, and assets of the Pooled Investment Vehicle (as of June 30, 1998 or the most recent date for which such information is reasonably available) for each such entity, and for all other investment


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

management clients of HL or an HL Subsidiary the assets under management and monthly fees in the aggregate for the six months ended June 30, 1998, classified by the type of investment management program to which each relates. Each investment management client is being served by HL or an HL Subsidiary in accordance with the investment management agreement or other contract or instrument governing the relationship with the client's account and no such client has indicated to HL or an HL Subsidiary, in writing or, to the knowledge of HL, orally, any intent to terminate such contract, except for such indications which would not, individually or in the aggregate, have a Material Adverse Effect on HL, or to withdraw any assets under management.

         (c) Neither HL nor any HL Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, which default or event, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on HL.

         (d) Except as Previously Disclosed, no officer, director or employee of HL or any HL Subsidiary and no affiliate or associate (as such terms are defined in Rule 12b-2 under the Exchange Act) of any such Person (i) has any loan or other obligation outstanding to or from HL or an HL Subsidiary or for which HL or an HL Subsidiary is or may be liable under guaranty or otherwise, (ii) has any material business relationship with HL or an HL Subsidiary (other than as a shareholder, employee or director), or (iii) to HL's knowledge, has any material interest in any Person with which HL or an HL Subsidiary has entered into any contract or lease, or with which HL or an HL Subsidiary does business and which would influence that Person in doing business with HL or the HL Subsidiary, other than such contracts, leases or business relationships as are on arms' length terms not less favorable to HL or the HL Subsidiary than would be available from an unaffiliated third party.

3.14. LEGAL PROCEEDINGS

         (a) Except as Previously Disclosed, there are no material actions, arbitrations, suits or proceedings instituted, pending or, to the knowledge of HL, threatened (or unasserted but considered by HL probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against HL or an HL Subsidiary, or against any asset, interest or right of HL or an HL Subsidiary, other than such actions, arbitrations, suits or proceedings that would not, individually or in the aggregate, have a Material Adverse Effect on HL.

         (b) Except as Previously Disclosed, to the knowledge of HL, there are no actions, arbitrations, suits or proceedings instituted, pending or threatened (or unasserted but considered by HL probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former officer, director, employee or customer of HL or an HL Subsidiary, that might give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on HL.


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

3.15. COMPLIANCE WITH LAWS

         (a) Except as Previously Disclosed, HL and the HL Subsidiaries, and the Pooled Investment Vehicles are and have been at all times within the past three years in compliance with all statutes, regulations and SRO Rules applicable to the conduct of their businesses, and neither HL nor any Subsidiary has received notification from any agency or department of federal, state or local government or SRO (i) asserting a violation of any such statute, regulation or SRO Rule,
(ii) threatening to revoke any license, franchise, permit, government authorization or membership, or (iii) restricting or in any way limiting its operations, except for such failures to comply, violations, revocations or restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on HL.

         (b) HL and the HL Subsidiaries have in place and adhere to compliance manuals, policies and procedures, suitability standards, recordkeeping and monitoring systems, training programs, audit routines, codes of ethics and supervisory systems reasonably necessary to assure compliance by HL, the HL Subsidiaries, and their officers, directors and employees, with Securities Laws, SRO Rules, and applicable state or federal laws regulating securities, insurance, and investment management, or designed to detect improper transfers of funds or "money laundering."

         (c) Except as Previously Disclosed, within the past five years neither HL nor any of the HL Subsidiaries nor any of their respective officers, directors or employees has been the subject of any disciplinary proceeding or enforcement order arising under the Securities Laws, SRO Rules, or state or federal laws governing securities, insurance, or investment advisory business, that would be required to be, but has not been, disclosed on Forms ADV or BD, and no such disciplinary proceeding or proceedings for the issuance of an enforcement order is pending or except as Previously Disclosed, to the knowledge of HL, threatened.

         (d) Except as Previously Disclosed, neither HL nor any HL Subsidiary nor to HL's knowledge any of their respective officers, directors or employees within the past five years has been enjoined by order, judgment or decree from engaging or continuing to engage in any conduct or practice in connection with the purchase or sale of securities, or insurance or in connection with the investment management business.

         (e) Except as Previously Disclosed, neither HL nor any HL Subsidiary nor to HL's knowledge any of their respective officers, directors or employees is or has within the past five years been disqualified or become ineligible to serve as, or subject to any disqualification which would be the basis for any denial, suspension or revocation of any license or registration to act as, an investment adviser under the Advisers Act (or comparable State or SRO Rules), a broker or dealer under the Exchange Act (or comparable State or SRO Rules), or an insurance agent or broker under State Insurance Laws or foreign insurance laws.

         (f) For each offering and sale of securities since July 30, 1995, for which HL or any HL Subsidiary has served as underwriter or placement agent, HL or the appropriate HL Subsidiary conducted a reasonable investigation (as that term is used in Section 11 of the Securities Act) of the issuer and the securities being offered and had reasonable grounds to believe and did believe at the time of such offer and sale, that the statements contained in the




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

offering documents were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, regardless of whether the securities were registered under the Securities Act.

         (g) Except as Previously Disclosed, HL and each HL Subsidiary is and has been in compliance in all material respects with all federal, state and local and regulations and the common law relating to employment and employment practices with respect to its current and former employees, including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, state and local human rights laws, ERISA, the National Labor Relations Act, state labor laws, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1974, the Occupational Safety and Health Act, state workers' compensation laws, state disability laws, state unemployment laws, the Immigration Reform and Control Act of 1986, the Polygraph Protection Act of 1988, the Equal Pay Act, the Consolidated Omnibus Budget Reconciliation Act of 1986 and the Americans With Disabilities Act.

3.16. LABOR MATTERS

         (a) No collective bargaining arrangement or agreement or similar arrangement or agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, exists which is binding upon HL or any HL Subsidiary. There are no unfair labor practice complaints pending against HL or any HL Subsidiary before any governmental agency. There are no strikes, slowdowns, work stoppages, lockouts, or to HL's knowledge, threats thereof, by or with respect to any employees of HL or any HL Subsidiary. Since January 1, 1997 and prior to the date hereof, HL and the HL Subsidiaries have not experienced any attempt by organized labor or its representatives to make HL or any HL Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of HL or any HL Subsidiary and neither HL nor any HL Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1997.

         (b) Except as Previously Disclosed, there are no claims, causes of action, charges, suits, complaints, administrative proceedings, government investigations or proceedings, arbitrations or other proceedings pending or threatened against HL or any HL Subsidiaries or any of their officers, directors or employees relating to any current or former employee with respect to employment matters relating to HL or any HL Subsidiary, and neither HL, nor any HL Subsidiary has received any notice of, nor has knowledge of any basis for any claim or assertion of liability against HL, any HL Subsidiary, relating to any federal, state, local or foreign law and regulations or the common law relating to employment or employment practices in regard of any current or former employee.

3.17. BROKERS AND FINDERS

         Neither HL nor any HL Subsidiary has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions (other than legal and accounting fees) in connection with the transactions contemplated herein, except for HL's retention of Berkshire Capital Corporation to perform certain financial advisory services.

3.18. INSURANCE

         (a) HL and the HL Subsidiaries currently maintain insurance in amounts that the management of HL reasonably has determined to be prudent in accordance with industry practices. Except as Previously Disclosed, neither HL nor any HL Subsidiary has been refused any insurance coverage sought or applied for within the last three years.

         (b) The customer accounts of Broker are insured by the SIPC in accordance with the Exchange Act and Broker has paid all assessments and filed all reports required by SIPC.

3.19. INTELLECTUAL PROPERTY

         HL has Previously Disclosed an accurate list of all of the Intellectual Property the absence of which would have a Material Adverse Effect on HL. HL or the HL Subsidiaries own the entire right, title and interest in and to all the Intellectual Property or have the right to use the same as used in the business and operations of HL and the HL Subsidiaries as presently conducted. None of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, agreement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, agreement, lien, charge, encumbrance or attachment would have a Material Adverse Effect. Upon consummation of the transactions contemplated by this Agreement, HL and Broker will be entitled to continue to use all the Intellectual Property without the payment of any fees, royalties or other payments resulting from the Merger. To the knowledge of HL, the business and operations of HL and the HL Subsidiaries as presently conducted, and the use of Intellectual Property therein, does not infringe the patent, trademark, copyright, trade secret or other proprietary rights of any third party.

3.20. ENVIRONMENTAL LIABILITY

         Neither HL nor any HL Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of HL, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on HL or any HL Subsidiary, of any liability arising under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on HL; except as Previously Disclosed, there are no facts or circumstances known to HL which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither HL nor any HL Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

3.21. FIDUCIARY ACTIVITIES

         Except as Previously Disclosed, HL and the HL Subsidiaries have properly administered all accounts for which any of them acts as a fiduciary, including but not limited to accounts for which any of them serves as an agent, custodian, investment advisor or broker, in accordance with the terms of the governing documents and applicable state and federal law and regulation


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

and common law except where the failure to so administer such accounts would not have a Material Adverse Effect on HL.

3.22. BROKER-DEALER, INVESTMENT ADVISER, INVESTMENT COMPANIES, ETC.

         (a) Broker is not subject to any restrictions on its operations or activities imposed by the SEC pursuant to the Securities Laws (except for restrictions generally imposed by rule, regulation or administrative policy on broker-dealers generally).

         (b) (i) HL and the HL Subsidiaries act as investment advisers to the Investment Companies under Previously Disclosed investment advisory contracts that are in full force and effect. Each of HL and the HL Subsidiaries has all requisite power and authority to perform its investment advisory agreements with the respective Investment Companies. Such investment advisory agreements were duly approved by all appropriate parties in accordance with the applicable provisions of the Investment Company Act. None of the information or data (other than information or data furnished by PNC) in the proxy materials required for the shareholder approvals referred to in Section 5.2 hereof and provided by HL or an HL Subsidiaries will contain at the time of the related meeting of shareholders any untrue statement of a material fact or any omission of any material fact, the omission of which would be misleading in the circumstances in which made.

               (ii) None of HL, the HL Subsidiaries, or their Affiliates or officers is ineligible pursuant to Section 9(a) of the Investment Company Act to serve as investment adviser (or in any other capacity) to a registered investment company. None of HL, the HL Subsidiaries, or their Affiliates or officers has knowledge of any allegation that, or knowledge of an investigation or inquiry by the Commission, its staff or any other agency or authority as to whether, any of HL, the HL Subsidiaries, or their Affiliates or officers has engaged in any of the conduct specified in Section 9(b) of the Investment Company Act or Section 203(e) of the Advisers Act.

               (iii) To HL's knowledge, each Investment Company is qualified and has been qualified as a "regulated investment company" under Subchapter M of the Code for all taxable years or quarters of taxable years for the six years ended April 30, 1997 or such shorter period as the Investment Company has elected such status.

               (iv) Each Investment Company is an "open-end company" within the meaning of the Investment Company Act.

               (v) Each Investment Company is in compliance in all material respects with the Securities Laws, State Securities Laws and SRO Rules and has been in compliance therewith in all material respects at all times since January 1, 1994 when such compliance has been required; and since January 1, 1994 HL and the HL Subsidiaries have complied in all material respects and are in material compliance with the terms of the respective investment advisory agreements with each Investment Company and their responsibilities as investment advisor under applicable law.

               (vi) No Investment Company is subject to or bound by any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the Commission, or of any arbitrator, that would prevent the full conduct of the business of such Investment Company in accordance with its current practices, and no litigation, investigation, inquiry or governmental proceeding is pending or, to HL's knowledge, threatened, against or affecting any Investment Company or the properties, assets or business of the Investment Company before any court, arbitrator, Governmental Body or SRO that would affect any Investment Company in any materially adverse manner or delay, hinder or prohibit the solicitation of proxies from shareholders of the Investment Company in the manner contemplated herein, or the execution or delivery of new investment advisory contracts by the Investment Company.

         (c) Each Other Direct Participation Program and Private Investment Fund has complied with all material federal and state tax laws, regulations and other requirements and made all material filings, as are required to qualify that Other Direct Participation Program or Private Investment Fund for any pass-through tax treatment, avoidance of U.S. taxation, or other favorable tax treatment that is mentioned or described in the offering documents or sales literature that is or was used to offer or sell interests in that Other Direct Participation Program or Private Investment Fund, and to HL's knowledge each Other Direct Participation Program or Private Investment Fund is eligible for such favorable tax treatment and has not received notice from any state or federal tax authority of a denial, suspension or revocation of such favorable tax status or a notice that such favorable tax status is the subject of an investigation, challenge, or other proceeding by the state or federal tax authority that could lead to a denial, suspension or revocation of such favorable tax status.

         (d) To HL's knowledge: (i) each Pooled Investment Vehicle is registered with the SEC under the Investment Company Act or is exempt from registration as an investment company under the Investment Company Act; and (ii) each Pooled Investment Vehicle owns assets and is operating in conformity with its partnership agreement, charter, articles, bylaws or other governing documents and in a manner consistent with the description and investment restrictions contained in offering documents used to offer and sell interests in it and periodic reports provided to investors in it except where the failure to so operate would not have a Material Adverse Effect on HL.

         (e) To HL's knowledge: (i) each Pooled Investment Vehicle is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own all its properties and assets and to carry on its business as it is now being conducted; (ii) offers and sales of each Pooled Investment Vehicle shares or other equity interests have been undertaken in compliance with applicable federal and state securities laws and SRO Rules; and (iii) no offering documents or other sales material used in connection with the sale of shares of any Pooled Investment Vehicle included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (f) Except as Previously Disclosed, neither HL nor any HL Subsidiary serves as "principal underwriter" as that term is defined in the Investment Company Act for any investment company, nor is either HL or any HL Subsidiary identified in SEC Documents or the advertising or sales literature of any investment company as the distributor or principal underwriter for any investment company.


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


3.23. DERIVATIVES

         All exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other similar arrangement, whether entered into for HL's account, or for the account of one or more of the HL Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be "eligible swap participants" under Part 35 of 12 C.F.R. and financially responsible at the time; and each of them constitutes the valid and legally binding obligation of HL or HL Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither HL nor any HL Subsidiary, nor to the knowledge of HL any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. HL's Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since July 31, 1998, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on HL.

3.24. ACCOUNTING CONTROLS

         Each of HL and the HL Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of HL, that (a) all material transactions are executed in accordance with management's general or specific authorization,
(b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to broker-dealers or any other criteria applicable to such statements, (c) access to the material property and assets of HL and the HL Subsidiaries is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.25. YEAR 2000 COMPLIANCE

         HL has taken all reasonable steps necessary to address the software, accounting and record keeping issues raised by the "Year 2000" issue and HL does not expect the cost of addressing such issues to have a Material Adverse Effect on HL.

3.26. NO KNOWLEDGE

         Except as Previously Disclosed, HL knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in such Section 6.1(b).

3.27. CERTAIN INFORMATION

         When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the HL


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


Common stockholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by HL relating to HL and the HL Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF PNC

         PNC hereby represents and warrants to HL as follows:

4.1. CAPITAL STRUCTURE OF PNC

         The authorized capital stock of PNC consists at July 31, 1998 of (i) 17,361,631 shares of preferred stock, par value $1 per share (the "PNC Preferred Stock"), of which at such date the following series and respective number of shares were issued and outstanding: 14,144 shares of $1.80 Cumulative Convertible Preferred Stock, Series A; 4,384 shares of $1.80 Cumulative Convertible Preferred Stock, Series B; 288,466 shares of $1.60 Cumulative Convertible Preferred Stock, Series C; 391,837 shares of $1.80 Cumulative Convertible Preferred Stock, Series D, and 6,000,000 shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F; and (ii) 450,000,000 shares of PNC Common Stock, of which 301,563,813 shares were issued and outstanding and 51,230,874 shares were held in treasury. All outstanding shares of PNC capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of PNC's capital stock has been issued in violation of the preemptive rights of any Person. The shares of PNC Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

4.2. ORGANIZATION, STANDING AND AUTHORITY OF PNC

         PNC is a duly organized corporation, validly existing and in good standing under the laws of Pennsylvania, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on PNC. PNC is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

4.3. AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) PNC has all requisite power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PNC.

         (b) This Agreement constitutes the legal, valid and binding obligation of PNC, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         (c) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by PNC with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation, charter or bylaws or similar charter documents of PNC, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of PNC, pursuant to, any note, bond, mortgage, indenture, lease, license, agreement or other instrument or obligation to which PNC is a party, or (iii) violate any order, writ, injunction, decree, statute, rule, regulation or SRO Rule applicable to PNC, except in the case of clauses (ii) and (iii) for any such breaches, defaults, rights, liens, charges, encumbrances and violations that would not, individually or in the aggregate, have a Material Adverse Effect on PNC.

         (d) Except for (i) any requisite filings under the HSR Act or filing of a copy of the Federal Reserve application with the Federal Trade Commission in lieu of an HSR filing (ii) the requisite filings with, notices to and approval of the Federal Reserve, (iii) the filing with the SEC of the Proxy Statement and the Registration Statement, (iv) the filing of the articles of merger with the Pennsylvania and Kentucky Secretaries of State, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal, state and foreign laws (including, without limitation, securities and insurance laws) relating to the regulation of broker-dealers, investment advisers and insurance agencies and the rules of any applicable SRO, (vi) the consents, approvals and notices required under the Investment Company Act and the Advisers Act, (vii) consents, approvals, filings and registrations the failure of which to obtain has not resulted in and would not, individually or in the aggregate, result in or be reasonably likely to result in a Material Adverse Effect on PNC or prevent consummation by PNC of the transactions contemplated by this Agreement, and (viii) the matters identified in Section 3.5(d), no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, is required to be made or obtained by PNC or any PNC subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation by PNC of the transactions contemplated hereby.

4.4. SEC DOCUMENTS; REGULATORY FILINGS

         PNC has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. PNC and each of its subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on PNC, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

4.5. FINANCIAL REPORTS

         The PNC Financial Statements fairly present the consolidated financial position of PNC and its consolidated subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of PNC and its consolidated subsidiaries for the periods then ended in conformity with GAAP applicable to financial institutions applied on a consistent basis except as disclosed therein.

4.6. ABSENCE OF UNDISCLOSED LIABILITIES

         Except (i) as reflected, reserved or disclosed in the PNC Financial Statements, and (ii) liabilities incurred in the ordinary course of business since December 31, 1997, neither PNC nor any PNC subsidiary has incurred any liability (contingent or otherwise) that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on PNC.

4.7. LEGAL PROCEEDINGS

         There are no material actions, arbitrations, suits or proceedings instituted, pending or, to the knowledge of PNC, threatened (or unasserted but considered by PNC probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against PNC or a PNC subsidiary, or against any asset, interest or right of PNC or a PNC subsidiary, other than such actions, arbitrations, suits or proceedings that would not, individually or in the aggregate, have a Material Adverse Effect on PNC.

4.8. COMPLIANCE WITH LAWS

         Each of PNC and its subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on PNC. Neither PNC nor any PNC subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on PNC, and none of them has received any communication requesting that they enter into any of the foregoing.

4.9. BROKERS AND FINDERS

         Neither PNC nor any PNC subsidiary, nor any of their respective partners, officers, agents, attorneys, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions (other than legal and accounting fees) in connection with the transactions contemplated herein, except for PNC's retention of Salomon Smith Barney to perform certain financial advisory services.

4.10. CERTAIN INFORMATION

         When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the HL stockholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by PNC relating to PNC and the PNC subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

4.11. YEAR 2000 COMPLIANCE

         PNC has been subject to a Year 2000 assessment from the Federal Reserve and has been rated "satisfactory" under the three-tiered rating system for compliance with the May 5, 1997 Federal Financial Institutions Examination Council statement entitled "Year 2000 Project Management Awareness" and has not received and does not expect to receive a Year 2000 "deficiency notification letter" (as such term is used in Attachment 1 to Federal Reserve Board SR 98-3
(SUP) (March 4, 1998)).

4.12. CAPITALIZATION

         PNC is "well-capitalized" for purposes of Federal Reserve Board Regulation Y (12 C.F.R. Part 225).

4.13. NO KNOWLEDGE

         PNC knows of no reason why the regulatory approvals referred to in
Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in such Section 6.1(b).

                                    ARTICLE V
                                    COVENANTS

5.1. SHAREHOLDERS' MEETING; APPROVALS

         HL shall submit this Agreement to its shareholders for approval at a special meeting to be held no later than 60 days following the date the Registration Statement has been declared effective by the SEC and the Proxy Statement has been mailed to HL's stockholders. The Board of Directors of HL shall recommend at the shareholders' meeting that the shareholders vote in favor of such approval.

5.2. PROXY STATEMENT; REGISTRATION STATEMENT

         (a) As promptly as practicable after the date hereof, PNC and HL shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of HL in connection with the Merger and the transactions contemplated thereby and to be filed by PNC as part of the

Registration Statement (it being understood that the parties shall use commercially reasonable efforts to file the Registration Statement and the preliminary Proxy Statement with the SEC within thirty (30) days of the date hereof).

         (b) PNC will advise HL, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the PNC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. PNC shall take all actions necessary to register or qualify the shares of PNC Common Stock to be issued in the Merger pursuant to all applicable State Securities Laws and shall maintain such registrations or qualifications in effect for all purposes hereof. PNC shall apply for approval to list the shares of PNC Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Date.

5.3. CONSENTS AND APPROVALS

         (a) Each of the parties hereto agrees to cooperate with the other and use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations, conditions imposed by regulatory authorities and contractual arrangements to consummate the Merger on the Effective Date and to otherwise make effective the transactions contemplated by this Agreement and to furnish such information as may be in connection with the foregoing.

         (b) To the extent that the rights of HL or any HL Subsidiary under any agreement, including any investment advisory contract, may not be assigned without the consent or approval of another party thereto, HL shall use all commercially reasonable efforts, and HL shall cause the HL Subsidiaries to use all commercially reasonable efforts, to obtain any such consent, which obligation may be satisfied by seeking to obtain the approval of directors and shareholders of the Investment Companies to new contracts on substantially the same terms as existing contracts at meetings of shareholders held within 150 days of the date hereof and seeking to obtain the consent of investment advisory clients that are not Investment Companies in a manner permitted under applicable law.

         (c) HL and the HL Subsidiaries shall prepare and file with the Commission, appropriate stock exchanges, the NASD, other appropriate SROs, and each appropriate state or foreign governmental agency such SEC Documents, SRO Documents, and other documents (or amendments to existing documents) as may be necessary to ensure the continued effectiveness of all registrations required for the continued operation of their respective businesses consistent with past practice from and after the Closing Date. Without limitation of the foregoing, HL shall prepare and file with the NYSE applications to qualify PNC and any current subsidiary of PNC as an "Approved Person" of HL to the extent required by NYSE rules or other applicable SRO rules.

         (d) PNC, subject to the cooperation of HL, (i) shall use commercially reasonable efforts to prepare and submit applications to the appropriate Governmental Bodies for approval of the Merger within thirty (30) days of the date hereof, and (ii) shall promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger by PNC. PNC will provide HL with copies of such applications and responses to the applicable Governmental Bodies.

5.4. INVESTIGATION AND CONFIDENTIALITY

         HL will in good faith endeavor to keep PNC advised of all material developments relevant to the businesses of HL and the HL Subsidiaries. PNC may make or cause to be made such investigation of the financial and legal condition of HL, the HL Subsidiaries and the Pooled Investment Vehicles as PNC reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. HL agrees to furnish PNC and PNC's advisors with such financial data and other information as PNC shall from time to time reasonably request with respect to the business and properties of HL, the HL Subsidiaries, and the Pooled Investment Vehicles. No investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. PNC shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by HL or HL Subsidiaries, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1 hereof. PNC will not use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated hereby and, in the event of termination of this Agreement each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished in connection with the transactions contemplated by this Agreement.

5.5. PRESS RELEASES

         HL and PNC shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party if practicable, from making any disclosure which its counsel deems to be required by law.

5.6. COVENANTS OF HL

         (a) Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved by PNC, HL shall, and shall cause each HL Subsidiary to, (i) use all commercially reasonable efforts to preserve its properties, business and relationships with customers, employees and other Persons consistent with past practice, (ii) continue to serve the Pooled Investment Vehicles, only in the ordinary course and in substantially the manner currently served and in accordance with applicable fiduciary duties, (iii) not implement any material change in the investment policies and practices of any Pooled Investment Vehicle, without prior consultation with PNC, and (iv) immediately notify PNC of any material change in the personnel responsible for the day to day management of each Pooled Investment Vehicle's portfolio.


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

         (b) Except with the prior written consent of PNC, between the date hereof and the Closing Date, HL shall not, and HL shall cause the HL Subsidiaries not to:

                  (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (ii) in the case of HL only, declare, set aside, make or pay any dividend or other distribution in respect of its equity interests, provided, however, HL shall have the right immediately prior to the Closing Date to pay a dividend to the holders of the HL Common Stock equal, in aggregate, to the post-June 30, 1998 earnings less all expenses related to the transactions contemplated by this Agreement, including but not limited to, legal fees, accounting fees and investment banking fees incurred by HL or any of the HL Subsidiaries, together with appropriate adjustments and accruals through the Closing Date as reasonably agreed by PNC and HL;

                  (iii) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any equity interests of HL or any HL Subsidiary, or incur any debt obligation or other obligation for borrowed money other than obligations incurred in the ordinary course of business to fund its normal operations, as currently conducted;

                  (iv) issue, grant or authorize any Rights or effect any recapitalization, reclassification, or like change in capitalization;

                  (v) except as Previously Disclosed, amend their articles, bylaws or other charter documents; impose, or suffer the imposition, on any equity interest held by HL in the HL Subsidiaries of any lien, charge or encumbrance, or, permit any such lien, charge or encumbrance to exist;

                  (vi) merge with any other corporation, partnership or other entity or permit any other corporation, partnership or other entity to merge into it or consolidate with any other corporation, partnership or other entity; acquire control over any other corporation, partnership or other entity or create any subsidiary; or create or sponsor any new Investment Company or series thereof;

                  (vii) except as Previously Disclosed, liquidate or, other than in the ordinary course of business consistent with past practice, sell or dispose of any material assets, acquire any material assets, or make any capital expenditures in excess of $20,000 in any one instance;

                  (viii) except in a manner required by law, in the ordinary course of business consistent with past practice, or as otherwise agreed to by PNC, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees; enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify or terminate (except as may be required by applicable law or by the terms of this Agreement) any pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                  (ix) change its methods of accounting in effect at November 30, 1997, except as required by changes in GAAP concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal, state or local income tax purposes from those employed in the preparation of its Tax Returns for the year ended November 30, 1997, except as required by changes in law;

                  (x) conduct their proprietary trading activities otherwise than in accordance with, or materially alter or modify any of, their current proprietary trading policies, other than compensation or capital allocation policies and guidelines as previously discussed with PNC, including position and value at risk limitations;

                  (xi) solicit or encourage inquiries or proposals with respect to any acquisition, purchase or transfer of all or a substantial portion of the assets (including investment advisory contracts) of, or a substantial equity interest in, HL or an HL Subsidiary or any business combination with HL or an HL Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of it to do any of the above; or fail to notify PNC immediately if any such inquiries or proposals are received by HL or an HL Subsidiary;

                  (xii) except and to the extent required, based upon the written advice of counsel, in the exercise of the fiduciary obligations of HL or an HL Subsidiary to any Investment Company, request that any action be taken by any Fund Board, other than (1) routine actions that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on HL, or (2) actions contemplated by this Agreement; or

                  (xiii) agree to do any of the foregoing.

         (c) Prior to the Closing Date, HL and each HL Subsidiary shall cooperate with PNC in the design, development and documentation of such internal controls, compliance manuals, recordkeeping systems and methods of tracking and reporting "eligible" and "ineligible" gross revenues of HL and the HL Subsidiaries as may be reasonably requested by PNC or required by the Federal Reserve.

         (d) Prior to the Closing Date, HL and each HL Subsidiary shall upon the written request of PNC permit the Federal Reserve reasonable access to the facilities, books, records and personnel of HL and each HL Subsidiary in order to conduct an infrastructure review of HL and each HL Subsidiary, if the Staff of the Federal Reserve has stated to PNC that such access is required as a condition to Federal Reserve approval of the Merger or as a condition to obtain faster processing of an application to acquire HL pursuant to the Bank Holding Company Act of 1956, as amended.

         (e) Upon PNC's request, HL shall use all commercially reasonable efforts to assist PNC in preparing (i) a schedule of all guarantees, recourse items and other off balance sheet liabilities of HL and all HL Subsidiaries that are of a type and nature that would be subject to risk-based capital requirements pursuant to Appendix A to 12 C.F.R Part 225 if the obligor were a bank holding company, and (ii) any Federal Reserve Form FR Y-20 required to be completed by any HL Subsidiary on an unconsolidated basis, completed as though such HL Subsidiary were a subsidiary of a bank holding company.

         (f) Upon PNC's request, HL shall use all commercially reasonable efforts to assist PNC in identifying all businesses or activities, or ownership or leasing of any asset, directly or indirectly, by HL or any HL Subsidiary, that is not a permissible business, activity or asset for a bank holding company under Section 4 of the Bank Holding Company Act of 1956, as amended, and the applicable rules, regulations and standard conditions to Federal Reserve approval thereunder.

         (g) Upon PNC's request, HL shall provide PNC with a complete list of officers, directors, employees, principals, registered representatives of HL or any HL Subsidiaries who also serve as officers, directors, trustees, employees, principals, registered representatives or in a similar capacity for any trust company, depository institution, depository institution holding company, investment company, registered broker-dealer, issuer of variable annuities, holding company or subsidiary of such an entity, or entity engaged in the issue, flotation, underwriting, public sale or distribution of securities (other than HL or any HL Subsidiary).

5.7. RETENTION POOL

         (a) On the Effective Date, PNC shall establish a retention pool (the "Retention Pool") in an amount Previously Disclosed to be used to retain the Designated Managers and Key Brokers of HL and the HL Subsidiaries. Of the total Retention Pool amount, a Previously Disclosed broker pool amount (the "Broker Pool Amount") shall be available for payments to Key Brokers pursuant to clause
(b) of this Section 5.7, and a Previously Disclosed management pool amount (the "Management Pool Amount") shall be available for payments to the Designated Managers pursuant to clause (c) of this Section 5.7.

         (b) Payments from the Broker Pool Amount shall be made ratably to each Key Broker on the first, second and third Anniversary Dates, provided that such Key Broker is employed by PNC or a subsidiary of PNC on such payment date. If a Key Broker's employment terminates prior to an Anniversary Date due to death or Disability, such Key Broker (or such Key Broker's heirs, successors or assigns) shall be entitled to a prorated amount for the portion of the year in which such death or Disability occurs during which such Key Broker was employed by PNC or a subsidiary of PNC.

         (c) Payments from the Management Pool Amount shall be made to Designated Managers as follows: (i) one fifteenth on each of the first, second and third Anniversary Dates and (ii) two fifths on each of the fourth and fifth Anniversary Dates, provided that such Designated Manager is employed by PNC or a subsidiary of PNC on such payment date. Notwithstanding the foregoing, if the employment of a Designated Manager is terminated (i) as a result of death or Disability, (ii) by PNC or any subsidiary of PNC without Cause, or (iii) voluntarily by such Designated Manager for Good Reason, then such Designated Manager shall be entitled to vest, as of such Designated Manager's termination date, the balance of any portion of the Management Pool Amount to which such Designated Manager would otherwise be entitled pursuant to this Section 5.7, provided, however, that payments of such vested amounts shall be made pursuant to the terms set forth in the first sentence of this Section 5.7(c). If any portion of the Management Pool Amount otherwise payable to a Designated Manager is forfeited because such Designated Manager ceases to be employed by PNC or any subsidiary of PNC, then the forfeited amount shall be allocated as determined by the Compensation Committee of Broker, or in the absence of such Committee a majority of the Key Managers employed by PNC or a subsidiary of PNC at the time of such determination, such determinations to be subject to the consent of PNC, which consent shall not be unreasonably withheld.

5.8. COVENANTS WITH RESPECT TO SECTION 15(F)

         In accordance with Section 15(f) of the Investment Company Act and for the period covered thereby, following the Closing Date, PNC will not engage in or cause to occur and will use all commercially reasonable efforts to prevent any of its Affiliates from engaging in or causing any act, practice, arrangement, thing or matter that imposes, results in, or gives rise to, an unfair burden on any of the Investment Companies within the meaning of Section 15(f) of the Investment Company Act. For a period of three years following the Closing Date, PNC shall use all commercially reasonable efforts to assure that at least 75% of the members of the Board of Directors of the Investment Companies are not "interested persons" (within the meaning of paragraph (2)(A) of Section 15(f) of the Investment Company Act) of HL or PNC unless (i) Section 15(f) or otherwise applicable law shall be amended so that such composition of the Board of Directors is no longer required or (ii) the Investment Companies shall have been granted an exemption from such provisions.

5.9. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

         (a) PNC shall (or shall cause an appropriate subsidiary of PNC to) indemnify, defend and hold harmless the present and former officers, directors, employees and agents of HL or any of HL's Subsidiaries in their capacities as such (each an "Indemnified Party") after the Effective Date against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Date which were committed by such officers, directors, employees or agents in their capacity as such, to the extent such persons are entitled to indemnification under the Kentucky Business Corporation Act and HL's Articles of Incorporation or By-laws as in effect on the date hereof, or the respective applicable State statutes for the HL Subsidiaries and articles or certificates of incorporation, charter or by-laws or similar charter documents for the HL Subsidiaries as in effect on the date hereof.

         (b) In the event PNC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of PNC assume the obligations set forth in this section.

         (c) The provisions of this Section 5.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.10. PARTICIPATION IN PLANS

         To the extent that the 401(k) plan of HL is terminated, employees of HL shall be eligible to participate in a 401(k) plan of PNC, on substantially the same terms and conditions applied to other participants in such plan. PNC shall, for purposes of eligibility to participate under such plan, recognize the services of any employee of HL with HL or subsidiary or affiliate or predecessor of HL or any other entity to the extent such service was recognized by HL.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1. CONDITIONS PRECEDENT - ALL PARTIES

         The respective obligations of the parties hereto to effect the Merger shall be subject to satisfaction, or waiver pursuant to Section 7.3 herein, of the following conditions at or prior to the Closing Date:

         (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken.

         (b) The parties hereto shall have received all regulatory approvals required to be received prior to consummation of the Merger, all notice periods and waiting periods required after the granting of any such approvals or after any filing pursuant to the HSR Act (or pursuant to a Federal Reserve application filed with the Federal Trade Commission in lieu of an HSR filing) shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement (other than those conditions or requirements customarily imposed by the Federal Reserve in approving similar transactions involving the acquisition of securities dealers) which, in the reasonable opinion of the Board of Directors of PNC, materially and adversely affects the anticipated economic and business benefits to PNC of the transactions contemplated by this Agreement;

         (c) At least 75% of the members of the board of directors of each Investment Company which has approved a new investment advisory contract (i) shall not be "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of PNC (or such other entity which will act as investment adviser to such Investment Company following the Closing Date), of HL or the HL Subsidiary or of any Affiliate of HL and (ii) shall have been proposed for election and elected in accordance with Section 16(b) of the Investment Company Act to the extent required thereby; the composition of the board of directors of each such Investment Company shall comply with Section 10 of the Investment Company Act; and the requirements of Section 15(f)(1)(B) of the Investment Company Act shall have been complied with in that no "unfair burden" shall have been imposed on any of the Investment Companies as a result of this Agreement, the transactions contemplated hereunder, new investment advisory contracts or otherwise;

         (d) All consents required under the agreements Previously Disclosed in connection with Section 3.5(d) shall have been obtained, except to the extent failure to obtain any such consents would not be likely to result, individually or in the aggregate, in a Material Adverse Effect on HL;

         (e) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of PNC threatened by the Commission to suspend the effectiveness of such Registration Statement;

         (f) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which HL or any HL Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on HL;

         (g) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, and there are no actual or threatened actions, arbitrations, suits or proceedings that present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect;

         (h) The shares of PNC Common Stock that may be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

         (i) HL and PNC shall have received an opinion of Arnold & Porter, in form and substance reasonably satisfactory to HL and PNC, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the gain, if any, realized by the holders of HL Common Stock as a result of the Merger, should be recognized by each such holder, but in an amount not in excess of the amount of cash received. In rendering the opinion described in this Section 6.1(i), Arnold & Porter will rely on representations, assumptions and facts as provided by PNC and HL, including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

6.2. CONDITIONS PRECEDENT - HL

         The obligations of HL to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by HL pursuant to Section 7.3 hereof:

         (a) Except as otherwise contemplated by this Agreement or consented to in writing by HL, the representations and warranties of PNC set forth in Article 4 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 6.2(a), such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or "Material Adverse Effect") are not reasonably likely to constitute or give rise, individually or in the aggregate, to a Material Adverse Effect on PNC;

         (b) PNC shall have in all material respects performed all obligations and complied with all covenants required by this Agreement; and (c) PNC shall have delivered to HL a certificate, dated the Closing Date and signed by its Chairman, President, Executive Vice President or Senior Vice President to the effect that the conditions set forth in this section have been satisfied.

6.3. CONDITIONS PRECEDENT - PNC

         The obligations of PNC to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by PNC pursuant to Section 7.3 hereof:

         (a) Except as otherwise contemplated by this Agreement or consented to in writing by PNC, the representations and warranties of HL set forth in Article 3 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 6.3(a), such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or "Material Adverse Effect") are not reasonably likely to constitute or give rise individually or in the aggregate, to a Material Adverse Effect on HL.

         (b) HL shall have performed in all material respects all obligations and complied with all covenants required by this Agreement;

         (c) HL shall have delivered to PNC a certificate, dated the Closing Date and signed by the Chairman and Chief Executive Officer of HL, to the effect that the conditions set forth in this section have been satisfied; and

         (d) The trustees or boards of directors of each of the Investment Companies, including a majority of the directors or trustees who are not interested persons of the investment adviser within the meaning of the Investment Company Act, shall have approved, and shall have recommended that the shareholders of such Investment Company approve, new investment advisory contracts in substantially the form of existing contracts with HL or an HL Subsidiary; and all investment advisory clients that are not Investment Companies shall have been provided with notice of the transactions contemplated by this Agreement and such clients' consents shall have been obtained in a manner permitted under applicable law; provided that this condition shall be deemed to have been satisfied if approvals and consents are obtained with respect to investment advisory contracts relating to assets under management by HL and the HL Subsidiaries accounting for, as of June 30, 1998, (i) at least 75% of "annualized fees" other than with respect to advisory clients that are Investment Companies or Pooled Investment Vehicles, and (ii) all of the Pooled Investment Vehicles other than the Investment Companies. Annualized fees with respect to clients that are not Investment Companies or Pooled Investment Vehicles are agreed to be twice the aggregate fees Previously Disclosed for the six months ended June 30, 1998.

                                   ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

7.1. TERMINATION

         This Agreement may be terminated:

         (a) At any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

         (b) At any time on or prior to the Closing Date, by PNC in writing, if HL has, or by HL in writing, if PNC has breached (i) in any material respect any covenant or agreement contained herein or (ii) any representation or warranty contained herein (provided that a party may terminate this Agreement pursuant to clause (ii) of this Section 7.1(b) only with respect to a breach or breaches that would permit such party not to consummate the Merger under the standards set forth in Section 6.2(a) or Section 6.3(a), as the case may be), and in either case if such breach has not been cured by the date 30 days after the date on which written notice of such breach is given to the party committing such breach;

         (c) On or before September 17, 1998, by PNC in writing if by September 3, 1998, fewer than all of the Key Managers have executed an Employment Agreement;

         (d) At any time on or prior to the Closing Date, by HL or PNC, in writing, (i) in the event that any stockholder approval contemplated by Sections
5.1 and 6.1(a) shall not have been obtained at the meeting of HL stockholders, including any adjournment or adjournments thereof or (ii) if any of the applications for prior approval referred to in Section 6.1(b) hereof have been denied, and the time period for appeals and requests for reconsideration has run; or

         (e) By HL or PNC, in writing, if the Closing Date has not occurred by the close of business on May 31, 1999.

7.2. EFFECT OF TERMINATION

         In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 5.4 and 8.1, respectively, hereof shall survive any such termination, (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for an uncured willful breach of the covenant, representation, warranty or agreement giving rise to such termination, and (iii) this Section
7.2 and Sections 8.2, 8.4, 8.5, 8.6, 8.7, 8.8 shall survive any such termination.

7.3. WAIVER

         Except with respect to any required shareholder or regulatory approval, PNC and HL, respectively, by written instrument signed by an executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of the other party, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein, or (iii) the performance by such parties of any of its obligations set out herein.

7.4. AMENDMENT OR SUPPLEMENT

         This Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or officers authorized thereby.

7.5. SURVIVAL AFTER MERGER

         None of the representations, warranties, agreements and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date; provided, however, that this Section 7.5 shall not limit the survival of any covenant or agreement of the parties that by its terms contemplates performance after the Effective Date.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1. EXPENSES

         Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that PNC and HL each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

8.2. ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and the Confidentiality Agreement dated May 19, 1998 between PNC and HL. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

8.3. NO ASSIGNMENT

         No party hereto may assign any of its rights or obligations under this Agreement to any other Person except that PNC may assign its rights hereunder to any direct or indirect subsidiary of PNC.

8.4. NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         If to HL:

         Hilliard-Lyons, Inc.
         Hilliard Lyons Center
         Louisville, Kentucky 40202
         Attention:  James W. Stuckert
         Facsimile No.:  (502) 588-9150

         With a required copy to:

         Richards & O'Neil, LLP
         885 Third Avenue
         New York, New York 10022
         Attention:  Floyd Wittlin, Esq.
         Facsimile No.:  (212) 750-9022

         If to PNC:

         PNC Bank Corp.
         One PNC Plaza
         Pittsburgh, Pennsylvania  15265
         Attention:  James B. Yahner
         Facsimile No.:  (412) 762-6238

         With a required copy to:

         Arnold & Porter
         555 12th Street, N.W.
         Washington, D.C.  20004-1206
         Attention:  Steven Kaplan, Esq.
         Facsimile No.:  (202) 942-5999

8.5. CAPTIONS

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6. COUNTERPARTS

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7. GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

8.8. WAIVER OF JURY TRIAL

         The parties waive all rights to trial by jury of any claims against another party or parties hereto relating to this Agreement or the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts, by their duly authorized officers, all as of the day and year first above written.



                                 PNC BANK CORP.


                                 By /s/ JAMES B. YAHNER
                                    -------------------------------
                                     Name: James B. Yahner
                                     Title: Vice President



                                 HILLIARD-LYONS, INC.



                                 By /s/ JAMES W. STUCKERT
                                    -------------------------------
                                     Name: James W. Stuckert
                                     Title: Chairman and Chief
                                            Executive Officer

                                                                      APPENDIX B



                                 FORM OF OPINION





                                                               ___________, 1998
Board of Directors
Hilliard-Lyons, Inc.
501 South 4th Avenue
Louisville, KY  40202

Gentlemen:

         We understand that, pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and between PNC Bank Corp., a Pennsylvania corporation ("PNC") and Hilliard-Lyons, Inc., a Kentucky corporation ("HL"), HL will combine with PNC by means of the merger (the "Merger") of HL with and into PNC (the "Transaction"). We understand that pursuant to the Agreement, at the closing of the Transaction, PNC will pay $275 million of consideration, made up of cash and PNC common stock (the "Transaction Consideration"). The ratio of cash and PNC common stock will be determined based on the share price of PNC on the last trading date prior to closing of the Transaction. The amount of PNC stock shall not exceed 70% or be less than that level required for the Transaction to qualify as a tax-free reorganization, with the balance consisting of cash. The terms and conditions of the Transaction are set forth in more detail in the Agreement.

         You have requested our opinion as to whether the Transaction Consideration to be received in the Transaction by the shareholders of HL is fair to the shareholders of HL from a financial point of view, as of the date hereof.

         In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to HL and PNC; (ii) reviewed certain internal financial information and other data provided to us by the management of HL relating to the business and prospects of HL, including financial projections for HL; (iii) conducted discussions with members of the senior management of HL and PNC concerning the operations of HL and PNC, historical financial information of HL and PNC, future prospects of HL and other matters relating to HL and PNC; (iv) reviewed the Agreement; (v) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we considered relevant; (vi) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in lines of business we considered to be generally comparable to those of HL and PNC; (vii) initiated and participated in discussions between HL and several potential buyers including PNC; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information we deemed necessary and appropriate.

Board of Directors                                          _____________, 1998
Hilliard-Lyons, Inc.                                                     Page 2



         In conducting our review and arriving at our opinion, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information. We have, with your consent, relied upon the information described in the preceding paragraph (exclusive of the information referred to in clauses (vii) and (viii)) being complete and accurate in all material respects and have relied upon the assurances of the members of management of HL that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have not been requested to and have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of HL and PNC or any of their respective affiliates, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information prepared by the management of HL provided to us for purposes of this opinion, including the projections for HL, was prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the management of HL as to the future financial performance of HL and the assumptions underlying such projections were viewed by management as being reasonable at the time made. We have not undertaken any independent legal analysis of the Transaction, any related transactions, the Agreement or any legal or regulatory proceedings pending or threatened related to HL. We have not been asked to, and do not, express any opinion as to the after-tax consequences of the Transaction to the shareholders of HL. In addition, our opinion is based on economic, monetary and market conditions existing on the date hereof. We have assumed that the Transaction will be consummated on the terms described in the Agreement without any waiver of any material items or conditions by the shareholders of HL and that obtaining the necessary approvals for the Transaction will not have any adverse effect on HL.

         We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Transaction Consideration to be received by the shareholders of HL.

         In rendering this opinion, we are not rendering any opinion as to the value of HL as a whole or making any recommendations to the board of directors of HL or any shareholders of HL with respect to the advisability of approving, recommending or voting in favor of the Transaction.

         Berkshire Capital Corporation, as part of its investment banking business, is engaged in the business of providing financial advisory services with regard to mergers and acquisitions. We have acted as financial adviser to HL in connection with the Transaction, have received retainer fees for such services, and will receive a fee for our services which is contingent upon the consummation of the Transaction. In addition, HL has agreed to reimburse us for our reasonable expenses, including attorneys' fees, and to indemnify us against certain liabilities that may arise out of this assignment, including the rendering of this opinion.

         This opinion is for the use and benefit of the Board of Directors of HL and is rendered to the Board of Directors of HL in connection with its consideration of the Transaction.

Board of Directors                                          _____________, 1998
Hilliard-Lyons, Inc.                                                     Page 3



         Based upon and subject to the foregoing, we are of the opinion that the Transaction Consideration to be received in the Transaction by the shareholders of HL is fair to the shareholders of HL from a financial point of view, as of the date hereof.

                                                 Very truly yours,

                                                 BERKSHIRE CAPITAL CORPORATION


                                                 By:  ____________________
                                                       Peter L. Bain
                                                       Managing Director

                                                                      APPENDIX C


 KY Statutes, T. XXIII, Ch. 271B, Subt. 13

                  BALDWIN'S KENTUCKY REVISED STATUTES ANNOTATED
               TITLE XXIII. PRIVATE CORPORATIONS AND ASSOCIATIONS
                       CHAPTER 271B. BUSINESS CORPORATIONS
                         SUBTITLE 13. DISSENTERS' RIGHTS


RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

271B.13-010 DEFINITIONS

271B.13-020 RIGHT TO DISSENT

271B.13-030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS


PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

271B.13-200 NOTICE OF DISSENTERS' RIGHTS

271B.13-210 NOTICE OF INTENT TO DEMAND PAYMENT

271B.13-220 DISSENTERS' NOTICE

271B.13-230 DUTY TO DEMAND PAYMENT

271B.13-240 SHARE RESTRICTIONS

271B.13-250 PAYMENT

271B.13-260 FAILURE TO TAKE ACTION

271B.13-270 AFTER-ACQUIRED SHARES

271B.13-280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER


JUDICIAL APPRAISAL OF SHARES

271B.13-300 COURT ACTION

271B.13-310 COURT COSTS AND COUNSEL FEES

KY ST Section 271B.13-010
 KRS Section 271B.13-010


                 BALDWIN'S KENTUCKY REVISED STATUTES ANNOTATED
               TITLE XXIII. PRIVATE CORPORATIONS AND ASSOCIATIONS
                      CHAPTER 271B. BUSINESS CORPORATIONS
                        SUBTITLE 13. DISSENTERS' RIGHTS
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

                   Current through End of 1997 1st Ex. Sess.

271B.13-010 DEFINITIONS

As used in this subtitle:

(1) "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.


271B.13-020 RIGHT TO DISSENT

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  (a) Consummation of a plan of merger to which the corporation is a party:

   1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

   2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of

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business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

  (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

   1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

   2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

   3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

   4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

  (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

  (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


271B.13-030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

  (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

271B.13-200 NOTICE OF DISSENTERS' RIGHTS

(1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

(2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.


271B.13-210 NOTICE OF INTENT TO DEMAND PAYMENT

(1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

  (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

  (b) Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.


271B.13-220 DISSENTERS' NOTICE

(1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

  (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

  (e) Be accompanied by a copy of this subtitle.


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271B.13-230 DUTY TO DEMAND PAYMENT

(1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.


271B.13-240 SHARE RESTRICTIONS

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

271B.13-250 PAYMENT

(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2) The payment shall be accompanied by:

  (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (b) A statement of the corporation's estimate of the fair value of the shares;

  (c) An explanation of how the interest was calculated; and

  (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.


271B.13-260 FAILURE TO TAKE ACTION

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.


271B.13-270 AFTER-ACQUIRED SHARES

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection
(1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.


271B.13-280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

  (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

  (b) The corporation fails to make payment under KRS 271B.13-250 within sixty
(60) days after the date set for demanding payment; or

  (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.


271B.13-300 COURT ACTION

(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding shall be entitled to judgment:

  (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

  (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.


271B.13-310 COURT COSTS AND COUNSEL FEES

(1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 1741 to 1743 of the Pennsylvania Business Corporation Law provide that a corporation may indemnify its representatives (including directors and officers) against liabilities that they incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person seeking indemnification is adjudged liable to the corporation. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions to which they are made a party by reason of their status as directors or officers if they are successful on the merits or otherwise in the defense of such actions.

    Section 1746 of the Pennsylvania Business Corporation Law provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any bylaw provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The By-Laws of PNC provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Pennsylvania as in effect at the time of such indemnification. PNC's By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director except in any case such elimination is not permitted by law. PNC has purchased directors' and officers' liability insurance covering certain liabilities that may be incurred by the officers and directors of PNC in connection with the performance of their duties.

    In addition to the foregoing, PNC has undertaken in the Agreement that it will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Hilliard Lyons or its subsidiaries in their capacities as such against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Date of the Merger that were committed by such persons in their capacities as officers, directors, employees or agents, to the extent such persons were entitled to indemnification under the Kentucky Business Corporation Act and Hilliard Lyons' Articles of Incorporation and By-Laws (or the similar law and governing documents pertaining to a Hilliard Lyons subsidiary, as the case may
be).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    An index of exhibits appears at page II-7, which is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of this Form.

       The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

       The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 29th day of September, 1998.


                                          PNC BANK CORP.


                                          By: /s/ WALTER E. GREGG, JR.
                                              -------------------------------
                                              Walter E. Gregg, Jr.
                                              Senior Executive Vice President


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                       Title                         Date


/s/ THOMAS H. O'BRIEN           Chairman, Chief Executive     September 29, 1998
----------------------------    Officer and Director
Thomas H. O'Brien               (Principal Executive Officer)

/s/ ROBERT L. HAUNSCHILD        Senior Vice President         September 29, 1998
----------------------------    and Chief Financial Officer
Robert L. Haunschild*           (Principal Financial Officer)

/s/ SAMUEL PATTERSON            Senior Vice President and     September 29, 1998
----------------------------    Controller
Samuel Patterson*               (Principal Accounting Officer)

/s/ PAUL CHELLGREN              Director                      September 29, 1998
---------------------------
Paul Chellgren*

/s/ ROBERT N. CLAY              Director                      September 29, 1998
---------------------------
Robert N. Clay*

/s/ GEORGE A. DAVIDSON, JR.     Director                      September 29, 1998
---------------------------
George A. Davidson, Jr.*

/s/ DAVID F. GIRARD-diCARLO     Director                      September 29, 1998
---------------------------
David F. Girard-diCarlo*

/s/ WALTER E. GREGG, JR.        Director                      September 29, 1998
---------------------------
Walter E. Gregg, Jr.

/s/ WILLIAM R. JOHNSON          Director                      September 29, 1998
---------------------------
William R. Johnson*

/s/ BRUCE C. LINDSAY            Director                      September 29, 1998
---------------------------
Bruce C. Lindsay*

/s/ CRAIG McCLELLAND            Director                      September 29, 1998
---------------------------
W. Craig McClelland*

/s/ THOMAS H. O'BRIEN           Director                      September 29, 1998
---------------------------
Thomas H. O'Brien

/s/ JANE G. PEPPER              Director                      September 29, 1998
---------------------------
Jane G. Pepper*

/s/ JACKSON H. RANDOLPH         Director                      September 29, 1998
---------------------------
Jackson H. Randolph*

/s/ JAMES E. ROHR               Director                      September 29, 1998
---------------------------
James E. Rohr*

/s/ RODERIC H. ROSS
---------------------------     Director                      September 29, 1998
Roderic H. Ross*

/s/ RICHARD P. SIMMONS          Director                      September 29, 1998
---------------------------
Richard P. Simmons*

/s/ THOMAS J. USHER             Director                      September 29, 1998
---------------------------
Thomas J. Usher*

/s/ MILTON A. WASHINGTON        Director                      September 29, 1998
---------------------------
Milton A. Washington*

/s/ HELGE H. WEHMEIER           Director                      September 29, 1998
---------------------------
Helge H. Wehmeier*

* By Walter E. Gregg, Jr., Attorney-in-Fact, pursuant to a Power of Attorney dated September 18, 1998.

                               INDEX OF EXHIBITS


Exhibit 2 Agreement and Plan of Merger, included as Appendix A to the Proxy Statement/Prospectus and incorporated herein by reference.

Exhibit 3.1 Articles of Incorporation of PNC, as amended, incorporated herein by reference to Exhibit 99.1 and
                        99.2 of the Current Report on Form 8-K dated October 7, 1996.

Exhibit 3.2 By-Laws of PNC, as amended, incorporated herein by reference to Exhibit 99.2 of the Current Report on Form 8-K dated January 15, 1998.

Exhibit 4 Instruments defining the rights of holders of certain long-term debt of PNC and consolidated subsidiaries are not filed as exhibits because the amount of debt under such instruments is less than 10% of PNC's total consolidated assets. PNC undertakes to file these instruments with the Commission upon request.

Exhibit 5 Opinion of Kathleen Clover, Esq., regarding validity of PNC Common Stock being registered, filed herewith.

Exhibit 8               Opinion of Arnold & Porter, regarding certain U.S.
                        federal income tax consequences of the Merger, filed herewith.

Exhibit 23.1 Consent of Ernst & Young LLP, independent auditors for PNC, filed herewith.

Exhibit 23.2 Consent of Ernst & Young LLP, independent auditors for Hilliard Lyons, filed herewith.

Exhibit 23.3 Consent of PricewaterhouseCoopers LLP, independent auditors for Hilliard Lyons, filed herewith.

Exhibit 23.4 Consent of Kathleen Clover, Esq., contained in the opinion filed as Exhibit 5 hereto.

Exhibit 23.5 Consent of Arnold & Porter, contained in the opinion filed as Exhibit 8 hereto.

Exhibit 23.6            Consent of Berkshire Capital Corp., filed herewith.

Exhibit 24 Powers of Attorney of directors and officers of PNC, filed herewith.

Exhibit 99.1 Form of Proxy Card relating to Hilliard Lyons Common Stock, filed herewith.


                                      II-8